Jennifer Feldsher (JF 9773)

Robert G. Burns (RB 0970)

BRACEWELL & GIULIANI LLP

1251 Avenue of the Americas

New York, New York 10020

Telephone: (212) 508-6100

Facsimile: (212) 508-6101

Attorneys for Debtor and Debtor in Possession

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

In re KIT digital, Inc., Debtor.	Chapter 11 Case No. 13-11298 (REG)

debtor’s first amended DISCLOSURE STATEMENT
pursuant to section 1125 of the bankruptcy code

IMPORTANT DATES

•	Distribution Record Date: August 5, 2013.
•	Voting Deadline: July 18, 2013, at 4:00 p.m. prevailing Eastern Time.
•	Confirmation Objection Deadline: July 15, 2013, at 5:00 p.m. prevailing Eastern Time.

•	Confirmation Hearing: August 5, 2013, at 9:30 a.m. prevailing Eastern Time.

Dated: June 15, 2013

DISCLAIMER

UNLESS OTHERWISE DEFINED IN THIS DISCLOSURE STATEMENT, CAPITALIZED TERMS USED HEREIN HAVE THE MEANINGS ASCRIBED TO THEM IN THE DEBTOR’S FIRST AMENDED PLAN OF REORGANIZATION DATED JUNE 15, 2013 (AS MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, THE “PLAN”) UNDER CHAPTER 11 OF THE BANKRUPTCY CODE.

PURSUANT TO SECTION 1128 OF TITLE 11 OF THE UNITED STATES CODE (THE “BANKRUPTCY CODE”), A CONFIRMATION HEARING WILL BE HELD WITH RESPECT TO THE PLAN PROPOSED BY KIT DIGITAL, INC. (THE “DEBTOR”) AND THE PLAN SPONSOR GROUP ON AUGUST 5, 2013, AT 9:30 A.M. (PREVAILING EASTERN TIME), BEFORE THE HONORABLE ROBERT E. GERBER, IN THE UNITED STATES BANKRUPTCY COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (THE “BANKRUPTCY COURT”), ONE BOWLING GREEN, NEW YORK, NEW YORK 10004 (THE “CONFIRMATION HEARING”). OBJECTIONS, IF ANY, TO CONFIRMATION OF THE PLAN MUST BE FILED AND SERVED ON OR BEFORE JULY 15, 2013. THE CONFIRMATION HEARING MAY BE ADJOURNED FROM TIME TO TIME WITHOUT FURTHER NOTICE.

THIS DISCLOSURE STATEMENT IS BEING DISTRIBUTED FOR THE PURPOSE OF SOLICITING ACCEPTANCES OF THE PLAN FROM THE PARTIES ENTITLED TO VOTE ON THE PLAN. A COPY OF THE PLAN IS ATTACHED AS EXHIBIT A HERETO. ALL HOLDERS OF CLAIMS AGAINST OR INTERESTS IN THE DEBTOR THAT ARE ENTITLED TO VOTE ON THE PLAN ARE ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. THE PROPONENTS INTEND TO SEEK TO CONFIRM THE PLAN AND TO CAUSE THE EFFECTIVE DATE OF THE PLAN TO OCCUR PROMPTLY AFTER CONFIRMATION OF THE PLAN. HOWEVER, THERE CAN BE NO ASSURANCE AS TO WHETHER OR WHEN THE CONFIRMATION OR THE EFFECTIVE DATE OF THE PLAN ACTUALLY WILL OCCUR.

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND RULE 3016(b) OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE (THE “BANKRUPTCY RULES”) AND NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER NONBANKRUPTCY LAW. THIS DISCLOSURE STATEMENT HAS BEEN NEITHER REVIEWED NOR APPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), OR BY ANY STATE SECURITIES COMMISSION OR SIMILAR PUBLIC, GOVERNMENTAL, OR REGULATORY AUTHORITY, AND NEITHER THE SEC NOR ANY OTHER SUCH STATE AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE INFORMATION IN THIS DISCLOSURE STATEMENT MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN. NO SOLICITATION OF VOTES TO ACCEPT THE PLAN MAY BE MADE EXCEPT PURSUANT TO SECTION 1125 OF THE BANKRUPTCY CODE.

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AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER CAUSES OF ACTION OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT WILL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, OR AS A STIPULATION OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS. THIS DISCLOSURE STATEMENT WILL NOT BE ADMISSIBLE IN ANY BANKRUPTCY OR NONBANKRUPTCY PROCEEDING INVOLVING THE DEBTOR OR ANY OTHER PARTY (OTHER THAN IN CONNECTION WITH APPROVAL OF THIS DISCLOSURE STATEMENT OR CONFIRMATION OF THE PLAN), NOR WILL IT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES, OR OTHER LEGAL EFFECTS OF THE PLAN AS TO HOLDERS OF CLAIMS AGAINST OR INTERESTS IN THE DEBTOR. YOU ARE ADVISED TO OBTAIN INDEPENDENT EXPERT ADVICE ON SUCH SUBJECTS.

THE OFFER OF WARRANTS (AS WELL AS THE NEW EQUITY SECURITIES THAT MAY BE OBTAINED IF SUCH WARRANTS ARE EXERCISED) TO HOLDERS OF CERTAIN CLASSES OF CLAIMS OR INTERESTS HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (AS AMENDED, THE “SECURITIES ACT”) OR SIMILAR STATE SECURITIES OR “BLUE SKY” LAWS. THE OFFER AND ISSUANCES ARE BEING MADE IN RELIANCE ON THE EXEMPTION FROM REGISTRATION SPECIFIED IN SECTIONS 1125 AND 1145 OF THE BANKRUPTCY CODE, AS APPLICABLE, OR OTHER EXEMPTIONS FROM REGISTRATION UNDER THE SECURITIES ACT, INCLUDING SECTION 4(a)(2) THEREOF. NONE OF THE NEW EQUITY SECURITIES TO BE ISSUED UNDER OR IN CONNECTION WITH THE PLAN, OR UPON EXERCISE OF ANY REORGANIZED KDI WARRANTS OR LITIGATION WARRANTS CONTEMPLATED BY THE PLAN, HAS BEEN APPROVED OR DISAPPROVED BY THE SEC OR BY ANY STATE SECURITIES COMMISSION OR SIMILAR PUBLIC, GOVERNMENTAL, OR REGULATORY AUTHORITY.

THIS DISCLOSURE STATEMENT CONTAINS PROJECTED FINANCIAL INFORMATION REGARDING THE REORGANIZED DEBTOR AND CERTAIN OTHER FORWARD-LOOKING STATEMENTS, ALL OF WHICH ARE BASED ON VARIOUS ESTIMATES AND ASSUMPTIONS. THE DEBTOR’S MANAGEMENT PREPARED THE PROJECTIONS WITH THE ASSISTANCE OF ITS PROFESSIONALS. THE DEBTOR’S MANAGEMENT DID NOT PREPARE THE PROJECTIONS IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (“GAAP”) OR INTERNATIONAL FINANCIAL REPORTING STANDARDS (“IFRS”) OR TO COMPLY WITH THE RULES AND REGULATIONS OF THE SEC OR ANY FOREIGN REGULATORY AUTHORITY.

THE PROJECTIONS AND FORWARD-LOOKING STATEMENTS HEREIN ARE SUBJECT TO INHERENT UNCERTAINTIES AND TO A WIDE VARIETY OF SIGNIFICANT BUSINESS, ECONOMIC, AND COMPETITIVE RISKS, INCLUDING, AMONG OTHERS, THOSE SUMMARIZED HEREIN. CONSEQUENTLY, ACTUAL EVENTS, CIRCUMSTANCES, EFFECTS, AND RESULTS MAY VARY SIGNIFICANTLY FROM THOSE INCLUDED IN OR CONTEMPLATED BY THE PROJECTED FINANCIAL INFORMATION AND OTHER FORWARD-LOOKING STATEMENTS CONTAINED HEREIN. THEREFORE, THE PROJECTED FINANCIAL AND OTHER FORWARD-LOOKING STATEMENTS ARE NOT NECESSARILY INDICATIVE OF THE FUTURE FINANCIAL CONDITION OR RESULTS OF OPERATIONS OF THE REORGANIZED DEBTOR AND SHOULD NOT BE REGARDED AS REPRESENTATIONS BY THE DEBTOR OR THE REORGANIZED DEBTOR, THEIR ADVISORS, OR ANY OTHER PERSONS THAT THE PROJECTED FINANCIAL CONDITION OR RESULTS CAN OR WILL BE ACHIEVED. THE DEBTOR DOES NOT HAVE INDEPENDENT AUDITORS AND NO INDEPENDENT ACCOUNTANTS HAVE COMPILED, REVIEWED, EXAMINED, OR PERFORMED ANY PROCEDURES WITH RESPECT TO THE FINANCIAL PROJECTIONS AND THE LIQUIDATION ANALYSIS CONTAINED HEREIN, NOR HAVE THEY EXPRESSED ANY OPINION OR ANY OTHER FORM OF ASSURANCE AS TO SUCH INFORMATION OR ITS ACHIEVABILITY.

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THE PROJECTIONS SET FORTH HEREIN ARE PUBLISHED SOLELY FOR PURPOSES OF THIS DISCLOSURE STATEMENT. THE PROJECTIONS ARE QUALIFIED IN THEIR ENTIRETY BY THE DESCRIPTION THEREOF CONTAINED IN THIS DISCLOSURE STATEMENT. THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS WILL PROVE CORRECT OR THAT THE DEBTOR’S OR REORGANIZED DEBTOR’S ACTUAL RESULTS WILL NOT DIFFER MATERIALLY FROM THE RESULTS PROJECTED IN THIS DISCLOSURE STATEMENT. SOME ASSUMPTIONS INEVITABLY WILL BE INCORRECT; MOREOVER, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THE DEBTOR PREPARED THE PROJECTIONS MAY BE DIFFERENT FROM THOSE ASSUMED, OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIALLY ADVERSE OR MATERIALLY BENEFICIAL MANNER. THE PROJECTIONS MAY NOT BE RELIED UPON AS A GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR.

THIS DISCLOSURE STATEMENT CONTAINS, AMONG OTHER THINGS, SUMMARIES OF THE PLAN, CERTAIN STATUTORY PROVISIONS, CERTAIN EVENTS IN THE DEBTOR’S CHAPTER 11 CASE AND CERTAIN DOCUMENTS RELATED TO THE PLAN THAT ARE ATTACHED HERETO OR HAVE BEEN OR WILL BE SEPARATELY FILED WITH THE BANKRUPTCY COURT. ALTHOUGH THE PROPONENTS BELIEVE THAT THESE SUMMARIES ARE FAIR AND ACCURATE, THESE SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY TO THE EXTENT THAT THE SUMMARIES DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS OR STATUTORY PROVISIONS OR EVERY DETAIL OF SUCH EVENTS. IN THE EVENT OF ANY CONFLICT, INCONSISTENCY OR DISCREPANCY BETWEEN A DESCRIPTION IN THIS DISCLOSURE STATEMENT AND THE TERMS AND PROVISIONS OF THE PLAN OR ANY OTHER SUCH DOCUMENTS, THE PLAN OR SUCH OTHER DOCUMENTS WILL GOVERN AND CONTROL FOR ALL PURPOSES.

HOLDERS OF CLAIMS AND INTERESTS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN MUST RELY ON THEIR OWN EVALUATION OF THE DEBTOR AND THEIR OWN ANALYSES OF THE TERMS OF THE PLAN IN DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN. IMPORTANTLY, PRIOR TO DECIDING WHETHER AND HOW TO VOTE ON THE PLAN, EACH HOLDER OF A CLAIM OR AN INTEREST IN A VOTING CLASS SHOULD REVIEW THE PLAN IN ITS ENTIRETY AND CONSIDER CAREFULLY ALL OF THE INFORMATION IN THIS DISCLOSURE STATEMENT AND ANY EXHIBITS HERETO.

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EXCEPT AS OTHERWISE SPECIFICALLY NOTED, THE FINANCIAL INFORMATION CONTAINED HEREIN HAS NOT BEEN AUDITED BY A CERTIFIED PUBLIC ACCOUNTANT AND HAS NOT NECESSARILY BEEN PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.

IRS CIRCULAR 230 NOTICE: TO ENSURE COMPLIANCE WITH IRS CIRCULAR 230, HOLDERS OF CLAIMS AND INTERESTS ARE HEREBY NOTIFIED THAT: (I) ANY DISCUSSION OF FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS DISCLOSURE STATEMENT IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY HOLDERS OF CLAIMS OR INTERESTS FOR PURPOSES OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THEM UNDER THE INTERNAL REVENUE CODE; (II) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING BY THE PROPONENTS OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (III) HOLDERS OF CLAIMS AND INTERESTS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

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Section 11.10	Reorganized KDI May be Subject to Claims That Were Not Discharged in the Chapter 11 Case, Which Could Have a Material Adverse Effect on Reorganized KDI’s Results of Operations and Profitability	50
Section 11.11	Substantial Risks Inherent to the Businesses of the Debtor’s Subsidiaries	51

ARTICLE XII	ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN	56
Section 12.01	Liquidation Under Chapter 7	56
Section 12.02	Alternative Plan of Reorganization	57

ARTICLE XIII	EXECUTORY CONTRACTS, UNEXPIRED LEASES, AND OTHER AGREEMENTS	57
Section 13.01	Assumption/Rejection	57
Section 13.02	Cure Amounts	57
Section 13.03	Claims Based on Rejection of Executory Contracts and Unexpired Leases	58
Section 13.04	Assumed Executory Contracts and Unexpired Leases	58
Section 13.05	Insurance Policies	59
Section 13.06	Officers’ and Directors’ Indemnification Rights	59
Section 13.07	Employee Benefit Plans	59
Section 13.08	Continuing Obligations Owed to Debtor	60
Section 13.09	Reservation of Rights	60
Section 13.10	Nonoccurrence of Effective Date	61

ARTICLE XIV	PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT, AND UNLIQUIDATED CLAIMS	61
Section 14.01	Expunging of Certain Claims	61
Section 14.02	Objections to Claims	61
Section 14.03	Estimation of Claims	62
Section 14.04	No Distributions Pending Allowance	62
Section 14.05	Distributions After Allowance	62
Section 14.06	Reduction of Claims	62

ARTICLE XV	CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN	62
Section 15.01	Conditions Precedent to Confirmation	62
Section 15.02	Occurrence of the Effective Date	63
Section 15.03	Substantial Consummation	63
Section 15.04	Waiver of Conditions	63
Section 15.05	Revocation, Withdrawal, or Non-Consummation	64

ARTICLE XVI	AMENDMENTS AND MODIFICATIONS	64

ARTICLE XVII	RETENTION OF JURISDICTION	64

ARTICLE XVIII	EFFECT OF THE PLAN ON CLAIMS AND INTERESTS	66
Section 18.01	Compromise and Settlements	66
Section 18.02	Satisfaction of Claims	67

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TABLE OF EXHIBITS

Exhibit	Name

A	Plan of Reorganization
B	Organization Chart of the Debtor and Its Subsidiaries
C	Liquidation Analysis
D	Order Approving the Disclosure Statement and Establishing Procedures with Regard to Solicitation
E	Debtor’s Financial Projections
F	Valuation Analysis
G	Equity Committee Letter

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GLOSSARY OF DEFINED TERMS

Administrative Claim

Any expense relating to the administration of the Chapter 11 Case, including, without limitation, (i) any actual and necessary costs and expenses of preserving the Debtor’s estate and operating the Debtor’s business, (ii) any allowances for compensation and reimbursement of expenses and (iii) any fees or charges assessed against the Debtor’s estate.

Allowed

Any Claim or Interest, or any portion thereof, (a) as to which no objection has been interposed or is listed on the Bankruptcy Schedules as liquidated, non-contingent and undisputed; (b) as to which any objection has been settled, waived or withdrawn, or denied by a Final Order; (c) as to which liability of the Debtor and the amount have been determined and allowed by a Final Order of the Bankruptcy Court or any other court of competent jurisdiction; or (d) that is expressly deemed allowed in a liquidated amount in the Plan; provided, however, that with respect to an Administrative Claim, “Allowed Administrative Claim” means an Administrative Claim for which a timely request for payment has been made in accordance with the Plan or other Administrative Claim, in each case as to which the Debtor (1) has not interposed a timely objection or (2) has interposed a timely objection and such objection has been settled, waived or withdrawn, or denied by a Final Order.

Bankruptcy Code	Title 11 of the United States Code.
Bankruptcy Court	The United States Bankruptcy Court for the Southern District of New York.
Bankruptcy Rules	The Federal Rules of Bankruptcy Procedure.
Bankruptcy Schedules	The schedules of assets and liabilities, lists of executory contracts and unexpired leases, and related information filed by the Debtor, as may be amended.
Bankruptcy SOFA	The statement of financial affairs and related financial information filed by the Debtor, as may be amended.
Bar Date(s)	The applicable date(s) designated by the Bankruptcy Court as the last date for filing Proofs of Claims or Interests.
Business	The Debtor’s business as of the Petition Date, including end-to-end video management software and services.
Cash	Legal currency of the United States of America.
Causes of Action

Any and all actions, causes of action, liabilities, obligations, rights, suits, damages, judgments, remedies, demands, setoffs, defenses, recoupments, crossclaims, counterclaims, third-party claims, indemnity claims, contribution claims, or any other claims, whether known or unknown, matured or unmatured, fixed or contingent, liquidated or unliquidated, disputed or undisputed, suspected or unsuspected, foreseen or unforeseen, direct or indirect, choate or inchoate, existing or hereafter arising, in law, equity, or otherwise, based in whole or in part upon any act or omission or other event occurring before the Petition Date or during the course of the Chapter 11 Case, including through the Effective Date.

Chapter 11 Case	The chapter 11 case pending for KIT in the Bankruptcy Court under Case No. 13-11298.

Claim	A “claim,” whether or not asserted or Allowed, as that term is defined in section 101(5) of the Bankruptcy Code.
Class	A category of Claims or Interests as set forth in Article III of the Plan pursuant to section 1122 of the Bankruptcy Code.
Collateral	Any property or interest in property of the Debtor’s Estate subject to a Lien, to secure the payment or performance of a Claim, that is not subject to avoidance or otherwise invalid.
Commitment Fee

A fee equal to two percent (2%) of the Purchase Price, payable if the Plan is Consummated, on the Effective Date, in either Cash or in Reorganized KDI Class A Common Stock, or a combination thereof, as determined in the sole discretion of the Plan Sponsor Group.

Confirmation	Entry by the Bankruptcy Court of the Confirmation Order.
Confirmation Date	The date on which the Confirmation Order is entered.
Confirmation Hearing	The hearing(s) to be held by the Bankruptcy Court to consider Confirmation of the Plan pursuant to Bankruptcy Code § 1129, as such hearing may be continued from time to time.
Confirmation Order	The order to be entered by the Bankruptcy Court confirming the Plan.
Consolidated Securities Litigation	The consolidated federal securities class action lawsuit pending against the Debtor and certain of its former officers and directors in the United States District Court for the Southern District of New York entitled In re KIT Digital, Inc. Securities Litigation, 12 Civ. 4199 (S.D.N.Y.).

Consummation	The occurrence of the Effective Date simultaneous with the completion of the closing of the transactions contemplated in the Plan Support Agreement.
Creditors Committee

The committee, appointed by the United States Trustee on May 3, 2013 to represent the interests of unsecured creditors of the Debtor, comprised of: (i) Akamai Technologies, Inc.; (ii) Equinix, Inc.; and (iii) UTD by Content Nordics (a/k/a KIT Digital Sweden).

Debtor	KIT digital, Inc.
DIP Facility	The Debtor-In-Possession Credit Agreement, dated as of April 25, 2013, made and entered into between the Debtor and the DIP Facility Lender.
DIP Facility Claim	Any Claim arising under the DIP Facility.
DIP Facility Lender	JEC II Associates, LLC.
Disallowed	All or such part of a Claim that is disallowed by a Final Order of the Bankruptcy Court or other court of competent jurisdiction.
Disbursing Agent	Reorganized KDI or the Entity or Entities selected by the Debtor or Reorganized KDI to make or facilitate distributions pursuant to the Plan.
Disclosure Statement	This document, together with the annexed exhibits and schedules.

Disputed

Any Claim or Interest not otherwise Allowed or Disallowed pursuant to the Plan or an order of the Bankruptcy Court: (a) which has been Scheduled, or is listed on the Bankruptcy Schedules as unliquidated, contingent, or disputed, and which has not been resolved by written agreement of the parties; (b) proof of which was required to be filed but was not timely or properly filed; (c) proof of which was timely and properly filed and which has been or hereafter is listed on the Bankruptcy Schedules as unliquidated, disputed, or contingent; (d) that is disputed in accordance with the Plan; or (e) as to which the Debtor or Reorganized KDI, as applicable, has interposed a timely objection, or is otherwise disputed by the Debtor or Reorganized KDI, as applicable, which objection or dispute has not been withdrawn or determined by a Final Order; provided, however, that for purposes of determining whether a particular Claim is a Disputed Claim before the expiration of any period of limitation fixed for the interposition by the Debtor or Reorganized KDI of objections to the allowance of Claims, any Claim that is not an Allowed Claim shall be deemed Disputed.

Distribution Date

The date(s), occurring as soon as practicable after the Effective Date, upon which distributions are made pursuant to the terms of the Plan to Holders of Allowed Administrative Claims and other Allowed Claims; provided, however, that if an Allowed Claim is paid in the ordinary course of business, the Distribution Date shall be the date such Allowed Claim becomes payable under the terms of any contract or agreement or applicable non-bankruptcy law.

Distribution Record Date	The date of the Confirmation Hearing.
Effective Date	The first Business Day on which all necessary conditions set forth in the Plan have been satisfied or waived.
Equity Committee

The committee, appointed by the United States Trustee on May 31, 2013 to represent the interests of equity security holders of the Debtor, comprised of: (i) Zivar Investments Limited; (ii) Mohawk Capital LLC; (iii) Hudson Bay Master Fund Ltd.; (iv) Softbank Capital Technology Fund III LP; and (v) Roman Polednik.

Equity Subscriber	Holders of KDI Common Stock that exercise their Reorganized KDI Warrants pursuant to Section 5.08 of the Plan.
Estate	The estate created for the Debtor pursuant to section 541 of the Bankruptcy Code.
Expense Reimbursement	Up to $500,000 to be paid to the Plan Sponsor Group in accordance with the Plan.
Final Order

An order of the Bankruptcy Court: (a) as to which the time to appeal, petition for writ of certiorari, or otherwise seek appellate review or to move for re-argument, rehearing, or reconsideration has expired and to which no appeal, petition for writ of certiorari, or other appellate review, or proceeding for re-argument, rehearing, or reconsideration is pending; (b) as to which any right to appeal, petition for certiorari, or move for re-argument, rehearing, or reconsideration has been waived in writing by the party with such right; or (c) as to which an appeal, writ of certiorari, motion for re-argument or rehearing has been filed or sought and such order has not been stayed.

General Unsecured Claim	Any Claim that is not a Secured Claim, entitled to priority under the Bankruptcy Code, a Subordinated Claim, or a Securities Litigation Claim.

Holder	The beneficial holder of any Claim or Interest.
Impaired	A Claim or Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.
Interest

The interest of any holder of equity securities in the Debtor represented by any issued and outstanding common stock or interests, preferred stock or interests, or other instrument evidencing a present ownership interest in the Debtor before the Effective Date (including before the Petition Date), whether or not transferable, any restricted stock units, calls, rights, puts, awards, commitments, repurchase rights, unvested or unexercised options, warrants, unvested common interests, unvested preferred interests or any other agreements of any character related to the common stock or preferred stock interests of the Debtor, obligating the Debtor to issue, transfer, purchase, redeem, or sell any equity interests or other equity securities, any rights under any equity incentive plans, voting agreements and registration rights agreements regarding equity securities of the Debtor, any claims arising from the rescission of a purchase, sale or other acquisition of any outstanding common stock interests or preferred stock interests or other equity securities (or any right, claim, or interest in and to any common stock interests, preferred stock interests or other equity securities) of the Debtor, any claims for the payment of any distributions with respect to any common stock or preferred stock interests of the Debtor, and any claims for damages or any other relief arising from the purchase, sale, or other acquisition of the Debtor’s outstanding common stock interests, preferred stock interests or other equity securities.

KDI Common Stock	The authorized, issued and outstanding shares of common stock of the Debtor as of the Petition Date, and any options, warrants, or rights, contractual or otherwise, to acquire shares of such stock.
Litigation Warrants	Stock warrants issued in accordance with the Plan to Allowed Subordinated Claims.
Other Secured Claim	Any Secured Claim against the Debtor other than the DIP Facility Claims or the WTI Secured Claims.
Petition Date	April 25, 2013, the date on which the Debtor filed its voluntary petition for relief under chapter 11 of the Bankruptcy Code.
Plan	The Debtor’s Plan of Reorganization, as may be amended from time to time, annexed as Exhibit A to this Disclosure Statement.
Plan Distribution	The payment or distribution under the Plan of Cash, assets, securities or instruments evidencing an obligation under the Plan to any Holder of an Allowed Claim or Allowed Interest.
Plan Sponsor Group	JEC Capital Partners, LLC, Prescott Group Capital Management L.L.C., and Stichting Bewaarder Ratio Capital Partners.
Plan Supplement

Any supplemental appendix to the Plan, and the compilation of Plan Documents and forms of documents and exhibits to the Plan, as amended from time to time, filed by the Debtor on or before the Plan Supplement Filing Date.

Plan Supplement Filing Date	The date not later than five (5) days before the Voting Deadline, which may be modified by agreement between the Debtor and the Plan Sponsor Group.
Plan Support Agreement

That certain Plan Support Agreement dated April 16, 2013, between the Plan Sponsor Group and the Debtor, which incorporates by reference that certain plan term sheet among the Debtor and the Plan Sponsor Group.

Priority Non-Tax Claims	Any Claim, other than an Administrative Claim or a Priority Tax Claim, entitled to priority under the Bankruptcy Code.
Priority Tax Claim	Any Claim of a governmental entity for taxes that is entitled to priority in payment under the Bankruptcy Code.
Pro Rata Share	With respect to distributions under the Plan: (i) for Holders of Allowed General Unsecured Claims in Class 4, the proportion that each such Holder’s Allowed Class 4 Claim bears to the total amount of all Allowed Class 4 Claims; (ii) for Holders of Allowed Subordinated Claims in Class 6 and Allowed Interests in Class 7, the proportion that each such Holder’s Claim, calculated (a) for a Holder of a Claim in Class 6 as the liquidated dollar amount of such Claim determined by a Final Order, and (b) for a Holder of an Interest or Interests in Class 7, as the product of the average daily trading price for the thirty (30) days prior to the Distribution Record Date as displayed on http://www.nasdaq.com/symbol/kitdq multiplied by the number of shares of KDI Common Stock held by such Holder as of the Distribution Record Date, bears to the total amount of all Allowed Class 6 and 7 Claims, taken together; and (iii) with respect to the issuance of Reorganized KDI Class B Common Stock to each member of the Plan Sponsor Group, the proportion set forth in the term sheet attached to the Plan Support Agreement.

Professional

Any professional (a) employed in the Chapter 11 Case pursuant to Bankruptcy Code sections 327, 328 or 1103 and to be compensated for services rendered pursuant to Bankruptcy Code sections 327, 328, 329, 330 or 331, or (b) seeking compensation and reimbursement pursuant to Bankruptcy Code section 503(b)(4).

Professional Fee Claim	A Claim of a Professional for compensation or reimbursement of expenses relating to services after the Petition Date through the Effective Date.
Proof of Claim (or Interest)	The proof of claim (or interest) that must be filed by a Holder of a Claim (or Interest) by the date(s) designated by the Bankruptcy Court as the Bar Date.
Purchase Price	$25,000,000 to be provided by the Plan Sponsor Group pursuant to the Plan Support Agreement.
Released Persons

The Debtor, Reorganized KDI, WTI, the Plan Sponsor Group, the DIP Facility Lender, any statutory committee and its respective members in their capacity as such, and any of their respective officers, directors, members, managers, employees, equity holders, partners, Affiliates, advisors, attorneys, consultants, agents, professionals, representatives, or any of their successors or assigns. However, Released Persons shall not include any employees, officers or directors of the Debtor who are not employed by the Debtor as of the Petition Date and any professionals, representatives, consultants or similar Persons who are not retained or working with the Debtor as of the Petition Date.

Reorganized KDI	KIT digital, Inc. from and after the Effective Date.

Reorganized KDI Class A Common Stock	The Reorganized KDI Class A1 Common Stock and the Reorganized Class A2 Common Stock.
Reorganized KDI Class A1 Common Stock	The shares of stock in Reorganized KDI which will be issued under the Plan to the DIP Facility Lender, WTI and the Plan Sponsor Group.
Reorganized KDI Class A2 Common Stock

The shares of stock in Reorganized KDI which will be issued to Equity Subscribers upon the exercise of any Reorganized KDI Warrants and to Allowed Subordinated Claims upon the exercise of any Litigation Warrants.

Reorganized KDI Class B Common Stock	The shares of stock in Reorganized KDI which will be issued under the Plan to the Plan Sponsor Group in accordance with the Plan.
Reorganized KDI Interests	The Reorganized KDI Class A Common Stock and the Reorganized KDI Class B Common Stock.
Reorganized KDI Warrants	Stock warrants issued in accordance with the Plan.
SEC	The Securities and Exchange Commission.
Secured

When referring to a Claim: (a) secured by a Lien on property in which the Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to Bankruptcy Code section 553, to the extent of the value of the Creditor’s interest in the Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to Bankruptcy Code section 506(a); or (b) Allowed pursuant to the Plan as a Secured Claim.

Securities Act	The Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.
Securities Litigation Claim	Any Claim of a plaintiff or member of the putative class in the Consolidated Securities Litigation.
Sponsor Group Common Stock

Shares of Reorganized KDI Class A1 Common Stock owned by the Plan Sponsor Group after expiration of the Reorganized KDI Warrant redemption period and conversion of all remaining Reorganized KDI Class B Common Stock as detailed in the Plan.

Subordinated Claim

All Claims and Causes of Action against the Debtor whether or not subject to an existing lawsuit, for damages arising from the purchase or sale of a security of the Debtor and any other Claims subordinated in payment to General Unsecured Claims under Bankruptcy Code § 510(b).

Subsidiaries	Direct or indirect, majority owned subsidiaries of the Debtor.
Voting Deadline	July 18, 2013 at 4:00 p.m. prevailing Eastern Time, the last date for the actual receipt by the Notice, Claims and Solicitation Agent of Ballots to accept or reject the Plan.

ARTICLE I
summary of plan

Section 1.01 Executive Summary

On April 25, 2013, the Debtor filed a petition for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”). That same date, the Debtor also filed its proposed Plan of Reorganization (as amended or supplemented from time to time, the “Plan”). The Plan sets forth the manner in which Claims against and Interests in the Debtor will be treated following confirmation of the Plan. This Disclosure Statement describes certain aspects of the Plan, the Debtor’s business operations, significant events occurring in the Debtor’s Chapter 11 Case, and related matters. This Executive Summary is intended solely as a summary. FOR A COMPLETE UNDERSTANDING OF THE PLAN, YOU SHOULD READ THE DISCLOSURE STATEMENT, THE PLAN AND THE EXHIBITS THERETO IN THEIR ENTIRETY. Capitalized terms used in this Executive Summary and not otherwise defined herein have the meanings ascribed to them in the Plan.

Section 1.02 Summary of the Plan

After conducting a lengthy prepetition marketing process that spanned over a year, the Debtor entered into a Plan Support Agreement dated April 16, 2013 (the “Plan Support Agreement”), with three of the Debtor’s largest equity holders, JEC Capital Partners, LLC (“JEC”), Prescott Group Capital Management L.L.C. and Stitching Bewaarder Ratio Capital Partners (collectively, the “Plan Sponsor Group”), to support and fund the Debtor’s reorganization. Pursuant to the Plan Support Agreement, the Plan Sponsor Group agreed to purchase 89.29% of the common stock of Reorganized KDI for $25 million. The purchase price paid by the Plan Sponsor Group will be used by the Debtor to fund distributions under the Plan.

Under the Plan, Holders of Allowed General Unsecured Claims will receive their Pro Rata Share of Available Cash, including the Purchase Price to be paid by the Plan Sponsor Group. The Debtor anticipates that it will have sufficient cash to pay Allowed General Unsecured Claims in full and, accordingly, projects estimated recoveries to Class 4 (General Unsecured Claims) to be 100%. The Debtor’s ability to pay General Unsecured Claims in full, however, is contingent on there being sufficient Available Cash, the outcome of the Debtor’s claims resolution process, and the subordination of certain Claims for purposes of distribution, such as the Invigor Claims. Anticipated distributions to Allowed General Unsecured Claims may change once the Debtor has an opportunity to review filed Claims, and anticipated recoveries are qualified in their entirety by reference to the provisions of the Plan.

The Debtor’s Plan also provides an opportunity for current KDI shareholders to participate in the reorganization of the Debtor. Specifically, current shareholders will receive Reorganized KDI Warrants exercisable at $0.205 per warrant, for shares of Reorganized KDI Class A2 Common Stock. Proceeds from the exercise of Reorganized KDI Warrants will be used to redeem up to fifty percent (50%) of the stock issued to the Plan Sponsor Group under the Plan. The remaining Reorganized KDI Class A Common Stock will be issued to the DIP Facility Lender. In addition, Litigation Warrants may be issued on the same terms and at the same exercise price as the Reorganized KDI Warrants to any unpaid Allowed Subordinated Claims, which, if exercised, will dilute the then outstanding Reorganized KDI Class A2 Common Stock. See Section 5.02(4) hereof for a more detailed description of the Plan Support Agreement and Section 7.04 hereof for a more detailed description of the Warrants.

The Debtor believes that the reorganization set forth in the Plan marks the best opportunity for the Debtor to preserve THE global operations OF ITS SUBSIDIARIES and the jobs of THEIR over 800 employees world-wide.

The Debtor Strongly Urges Acceptance of the Plan.

Under the Plan, Claims against and Interests in the Debtor are divided into classes. Certain unclassified Claims, including Administrative Claims and Priority Tax Claims, will receive payment in cash either on the Effective Date, as such Claims are liquidated or as agreed with the Holders of such Claims. Trade claims from the Debtor’s operation of its business during the chapter 11 process will be paid in the ordinary course. All other Claims and Interests are classified into seven (7) classes and will receive the distributions set forth in the table below. For certain classes of Claims, an estimated percentage recovery is set forth. Unless otherwise indicated, the estimated recovery value was determined based upon the Debtor’s review of its books and records and includes estimates of Claims that are contingent, disputed, and/or unliquidated. There can be no assurances that the estimated amounts below are correct; actual claim amounts could be materially different than the estimated amounts shown. This summary is qualified in its entirety by reference to the provisions of the Plan, a copy of which is attached hereto as Exhibit A.

Class	Type of Allowed Claim or Interest	Treatment	Entitled to Vote?	Estimated Recovery
—	Administrative Claims	Paid in full in Cash on the Effective Date	No	100%
—	DIP Facility Claims	Paid in full in Cash and Reorganized KDI Class A1 Common Stock	No	100%
—	Priority Tax Claims	Paid in full in Cash on the Effective Date	No	100%, plus interest
1	Priority Non-Tax Claims	Paid in full in Cash on the Effective Date	No	100%, plus interest
2	Secured Claims of WTI	Cash of $9 million; Reorganized KDI Class A1 Common Stock valued at $650,000 based on the same price per share paid for the Reorganized KDI Class B Common Stock by the Plan Sponsor Group; and the WTI Warrants	Yes	51%

Class	Type of Allowed Claim or Interest	Treatment	Entitled to Vote?	Estimated Recovery
3	Other Secured Claims	Paid in full in Cash on the Effective Date	No	100%, plus interest
4	General Unsecured Claims	Paid from Available Cash	Yes	100% on Allowed Claims, without interest[1]
5	Securities Litigation Claims	Paid pro rata from available insurance proceeds	Yes	Unknown
6	Subordinated Claims (other than Securities Litigation Claims)	Receive their Pro Rata Share of Available Cash and Litigation Warrants after payment of General Unsecured Claims in full	Yes	Unknown
7	Interests	Receive their Pro Rata Share of Available Cash and Reorganized KDI Warrants after payment of General Unsecured Claims in full	Yes	Unknown

ARTICLE II
general BACKGROUND

Section 2.01 Introduction

The Debtor submits the following Disclosure Statement pursuant to Bankruptcy Code section 1125 for the purpose of soliciting votes to accept or reject the Debtor’s Plan. A copy of the Plan is attached hereto as Exhibit A. The Disclosure Statement describes certain aspects of the Plan, including the treatment of Holders of Claims and Interests, and also describes certain aspects of the Debtor’s operations, financial projections, and other related matters.

On the Petition Date, the Debtor filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code in the Bankruptcy Court. Pursuant to Bankruptcy Code sections 1107 and 1108, the Debtor is continuing to operate its business and manage its properties as a debtor in possession in this Chapter 11 Case.

1 As previously indicated, the Debtor’s ability to pay Allowed General Unsecured Claims in full is contingent on the Debtor successfully resolving various Claims that are pending against it and subordinating others for payment purposes pursuant to section 510(b) of the Bankruptcy Code. While the Debtor believes its estimates of Allowed Claims in Class 4 are appropriate, there can be no assurances that the ultimate resolution of pending Claims will not exceed Available Cash, thereby reducing significantly estimated recoveries for Allowed General Unsecured Claims.

Section 2.02 Sources of Information

The Information Contained Herein Has Not Been Subjected To A Certified Audit And Is Based, In Part, Upon Information Prepared By Parties Other Than The Debtor. Therefore, Although The Debtor has Made Every Reasonable Effort To Be Accurate In All Material Matters, The Debtor is Unable To Warrant Or Represent That All The Information Contained Herein Is Completely Accurate.

Except as otherwise expressly indicated, the portions of this Disclosure Statement describing the Debtor, its business, properties and management, and the Plan, have been prepared from information furnished by the Debtor.

Certain of the materials contained in this Disclosure Statement are taken directly from other readily accessible documents or are digests of other documents. While the Debtor has made every effort to retain the meaning of such other documents or portions that have been summarized, the Debtor urges that any reliance on the contents of such other documents should depend on a thorough review of the documents themselves. In the event of a discrepancy between this Disclosure Statement and the actual terms of a document, the actual terms of such document shall apply.

The authors of the Disclosure Statement have compiled information from the Debtor without professional comment, opinion or verification and do not suggest comprehensive treatment has been given to matters identified herein. Each Holder of a Claim or Interest is urged to independently investigate any such matters prior to reliance.

No statements concerning the Debtor, the value of its property, or the value of any benefit offered to the Holder of a Claim or Interest in connection with the Plan should be relied upon other than as set forth in this Disclosure Statement. In arriving at your decision, you should not rely on any representation or inducement made to secure your acceptance or rejection that is contrary to information contained in this Disclosure Statement, and any such additional representations or inducements should be reported to counsel for the Debtor, Bracewell & Giuliani LLP, 1251 Avenue of the Americas, New York, New York 10020, Attn: Jennifer Feldsher and Robert Burns.

Attached as Exhibits to this Disclosure Statement are copies of the following documents:

•	The Plan (Exhibit A)
•	Organization Chart of the Debtor and its Subsidiaries (Exhibit B)
•	Liquidation Analysis (Exhibit C)
•	Order Approving the Disclosure Statement and Establishing Procedures with Regard to Solicitation (Exhibit D)
•	Debtor’s Financial Projections (Exhibit E)
•	Valuation Analysis (Exhibit F)
•	Equity Committee Letter (Exhibit G)

ARTICLE III
voting instructions and procedures

On June 17, 2013, the Bankruptcy Court approved the Disclosure Statement as containing adequate information of a kind and in sufficient detail to enable hypothetical, reasonable investors typical of the Debtor’s creditors and interest holders to make an informed judgment whether to accept or reject the Plan. APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT, HOWEVER, CONSTITUTE A DETERMINATION BY THE BANKRUPTCY COURT AS TO THE FAIRNESS OR MERITS OF THE PLAN.

The Disclosure Statement Order, a copy of which is annexed hereto as Exhibit D, sets forth in detail the deadlines, procedures, and instructions for voting to accept or reject the Plan and for filing objections to confirmation of the Plan, the record date for voting purposes and the applicable standards for tabulating ballots. In addition, detailed voting instructions accompany each ballot. Each holder of a Claim or Interest entitled to vote on the Plan should read the Disclosure Statement, the Plan, the Disclosure Statement Order, and the instructions accompanying the ballot in their entirety before voting on the Plan. These documents contain important information concerning the classification of Claims and Interests for voting purposes and the tabulation of votes. No solicitation of votes to accept the Plan may be made except pursuant to section 1125 of the Bankruptcy Code.

Section 3.01 Holders of Claims and Interests Entitled to Vote

Pursuant to the provisions of the Bankruptcy Code, only classes of claims or equity interests which (i) are “impaired” by a chapter 11 plan and (ii) entitled to receive a distribution under such a plan are entitled to vote to accept or reject a proposed plan. Classes of claims or equity interests in which the holders of claims or equity interests are unimpaired are deemed to have accepted the Plan and are not entitled to vote to accept or reject the Plan.

Classes 2 (Secured Claims of WTI), 4 (General Unsecured Claims), 5 (Securities Litigation Claims), 6 (Subordinated Claims (other than Securities Litigation Claims)), and 7 (Interests) are impaired under the Plan. To the extent Claims or Interests in such Classes are Allowed Claims or Allowed Interests, the Holders of such Claims or Interests are entitled to vote to accept or reject the Plan. Classes 1 (Priority Non-Tax Claims) and 3 (Other Secured Claims) are unimpaired by the Plan and the holders thereof are conclusively presumed to have accepted the Plan.

The Bankruptcy Code defines “acceptance” of a plan by a class of claims as acceptance by creditors in that class that hold at least two-thirds in dollar amount and more than one-half in number of the claims that cast ballots for acceptance or rejection of the plan. The Bankruptcy Code defines “acceptance” of a plan by a class of equity interests as acceptance by holders of equity interests in that class that hold at least two-thirds in amount of the allowed equity interests of such class that cast ballots for acceptance or rejection of the plan. Thus, acceptance of the Plan by Classes 2, 4, 5, 6, and 7 will occur only if at least two-thirds in dollar amount and a majority in number of the holders of Claims and two-thirds of the amount of Interests in each Class that cast their ballots vote in favor of acceptance. A vote may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that such acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

If the Classes of Claims or Interests entitled to vote on the Plan reject the Plan, the Debtor reserves the right to amend the Plan or request confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code or both. Section 1129(b) permits confirmation of a plan of reorganization notwithstanding the non-acceptance of a plan by one or more impaired classes of claims or equity interests if the plan does not “discriminate unfairly” and is “fair and equitable” with respect to each non-accepting class.

Section 3.02 Voting Procedures

If you are entitled to vote to accept or reject the Plan, a ballot is enclosed for the purpose of voting on the Plan. If you hold Claims or Interests in more than one Class and you are entitled to vote such Claims or Interests, you will receive separate ballots, which must be used for each separate Class of Claims and Interests. Please vote and return your ballot(s) in the return envelope provided.

DO NOT RETURN ANY SECURITIES WITH YOUR BALLOT.

TO BE COUNTED, YOUR BALLOT INDICATING ACCEPTANCE OR REJECTION OF THE PLAN MUST BE RECEIVED BY NO LATER THAN 4:00 P.M., PREVAILING EASTERN TIME, ON JULY 18, 2013.

THE RECORD DATE FOR DETERMINING WHICH CREDITORS AND EQUITY HOLDERS MAY VOTE ON THE PLAN IS JUNE 10, 2013.

Any Claim or Interest in an impaired Class as to which an objection or request for estimation is pending or which was scheduled by the Debtor in its statements of financial affairs as unliquidated, disputed or contingent and for which no timely proof of claim has been filed is not entitled to vote unless the holder of such Claim or Interest has obtained an order of the Bankruptcy Court temporarily allowing such Claim for the purpose of voting on the Plan.

If you are a holder of a Claim or Interest entitled to vote on the Plan and did not receive a ballot, received a damaged ballot or lost your ballot, or if you have any questions concerning the Disclosure Statement, the Plan or the procedures for voting on the Plan, please call American Legal Claim Services, LLC at (904) 517-1442.

RECOMMENDATION: THE DEBTOR URGES CREDITORS AND EQUITY HOLDERS TO VOTE TO ACCEPT THE PLAN

Section 3.03 Confirmation Hearing

Pursuant to section 1128 of the Bankruptcy Code, the Confirmation Hearing will be held on August 5, 2013, commencing at 9:30 a.m. prevailing Eastern Time, before the Honorable Robert E. Gerber, United States Bankruptcy Judge, at the United States Bankruptcy Court for the Southern District of New York, One Bowling Green, Courtroom No. 523, New York, New York 10004. The Bankruptcy Court has directed that objections, if any, to confirmation of the Plan be served and filed so that they are received on or before July 15, 2013 at 5:00 p.m., prevailing Eastern Time. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing.

THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS ANOTHER TIME IS SPECIFIED HEREIN, AND THE DELIVERY OF THIS DISCLOSURE STATEMENT SHALL NOT CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION STATED SINCE THE DATE HEREOF. HOLDERS OF CLAIMS AND INTERESTS SHOULD CAREFULLY READ THIS DISCLOSURE STATEMENT IN ITS ENTIRETY, INCLUDING THE PLAN, PRIOR TO VOTING ON THE PLAN.

FOR THE CONVENIENCE OF HOLDERS OF CLAIMS AND INTERESTS ENTITLED TO VOTE, THIS DISCLOSURE STATEMENT SUMMARIZES THE TERMS OF THE PLAN. IF ANY INCONSISTENCY EXISTS BETWEEN THE PLAN AND THE DISCLOSURE STATEMENT, THE TERMS OF THE PLAN ARE CONTROLLING. THE DISCLOSURE STATEMENT MAY NOT BE RELIED ON FOR ANY PURPOSE OTHER THAN TO DETERMINE WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN, AND NOTHING STATED HEREIN SHALL CONSTITUTE AN ADMISSION OF ANY FACT OR LIABILITY BY ANY PARTY, OR BE ADMISSIBLE IN ANY PROCEEDING INVOLVING THE DEBTOR OR ANY OTHER PARTY, OR BE DEEMED CONCLUSIVE EVIDENCE OF THE TAX OR OTHER LEGAL EFFECTS OF THE PLAN ON THE DEBTOR OR HOLDERS OF CLAIMS OR INTERESTS. CERTAIN OF THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT, BY NATURE, ARE FORWARD-LOOKING AND CONTAIN ESTIMATES AND ASSUMPTIONS. THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL BE REFLECTIVE OF ACTUAL OUTCOMES. ALL HOLDERS OF CLAIMS AND INTERESTS SHOULD CAREFULLY READ AND CONSIDER FULLY THE RISK FACTORS SET FORTH IN ARTICLE XI OF THIS DISCLOSURE STATEMENT BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

SUMMARIES OF CERTAIN PROVISIONS OF AGREEMENTS REFERRED TO IN THIS DISCLOSURE STATEMENT DO NOT PURPORT TO BE COMPLETE AND ARE SUBJECT TO, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO, THE FULL TEXT OF THE APPLICABLE AGREEMENT, INCLUDING THE DEFINITIONS OF TERMS CONTAINED IN SUCH AGREEMENT.

THE DEBTOR BELIEVES THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF THE DEBTOR, ITS CREDITORS AND ALL PARTIES IN INTEREST.

ARTICLE IV
GENeRaL INFORMATION

Section 4.01 Description of Debtor’s Business and Assets

The Debtor was incorporated under the laws of the State of Delaware in August 1998, and commenced operations in its current line of business in December 2003. The Debtor, a holding company, whose shares currently trade over-the-counter on the Pink Sheets, directly or indirectly owns 100% of the common stock of thirty (30) non-debtor subsidiaries (the “Subsidiaries”),2 engaged in the provision of end-to-end video management software and services (the “Business”). Through the Business, the Debtor develops and manages applications and platforms that allow its clients to deliver multiscreen social video experiences to audiences wherever they are. The Business caters to different ends of the video market, from enterprises deploying internal video systems to broadcasters and telecommunication companies deploying multiscreen “TV Everywhere” initiatives.

The Debtor’s core businesses are operated out of four (4) of its Subsidiaries: KIT digital - Americas, Inc. (“Multicast Media”), Kit digital France, S.A. (“Kewego”), ioko365 Limited (“ioko365”) and Polymedia SpA (“Polymedia”). These four (4) subsidiaries provide the Debtor with one of the largest sets of technology and service offerings in the industry, and the largest geographical and customer footprint. In 2012, these core businesses generated aggregate revenues of approximately $135 million.

A brief description of each of the core businesses follows.

(1)       Multicast Media

Multicast Media, formerly one of the Debtor’s main competitors, was acquired in early 2010. Based out of Atlanta, Georgia, Multicast Media specializes in live event broadcasting, Internet video management and targeted multimedia communications for governmental and non-profit organizations and Fortune 500 companies. Along with Kewego, Multicast Media is part of the Debtor’s on-line video platform, which allows customers to stream content they upload over the internet. Multicast Media also provides the Debtor with an award winning transcoding platform that complements and substantially expands the Debtor’s North American client base.

(2)       Kewego

Based in Paris, France, Kewego provides enterprises, media operators and communications agencies with professional IP-based, multi-screen video asset management solutions for managing, broadcasting, and monetizing videos on IP connected devices. Together with Multicast Media, Kewego produces KIT Cloud, a high performance web-based video asset management system that simplifies delivery of live and on-demand video. In addition, Kewego’s solution set includes onsite, digital signage deployments, which provide corporate customers the ability to run their own video programming on dedicated LCD screens located on their premises.

2 An organizational chart showing the Debtor and its Subsidiaries is attached hereto as Exhibit B.

(3)       Polymedia SpA

Polymedia, based out of Milan, Italy, is a provider of large-scale IP video platform solutions that manage the entire lifecycle of video content from acquisition to distribution, with particular expertise in metadata-related workflow and deep third party software integration. Polymedia supports the KIT Cosmos Platform, including the recently updated DAM (Digital Asset Management) and DRM (Digital Rights Management) tools within the Video Content Management Software solution.

(4)       ioko365

ioko365 provides end-to-end managed platform solutions for multi-screen video delivery over connected IP devices. ioko365’s capabilities allow premium video services such as movies-on-demand to be delivered over the Internet and presented on televisions and other connected devices. Its business is geared to tier-one telecommunications, cable, media and entertainment companies around the world and it boasts most of the largest network operators among its clients.

Section 4.02 Debtor’s Corporate Structure

The Debtor was originally incorporated under the name Virilitec Industries, Inc. Until December 2003, Virilitec engaged in unrelated business activities. In December 2003, Virilitec completed a business combination with the Debtor’s legal predecessor, ROO Media Corporation (“ROO Media”), a Delaware corporation formed in March 2001, which was substantially engaged in the Debtor’s present line of business. ROO Media developed a technology platform called “VX,” which was designed to provide a cost effective, robust and scalable solution to manage and syndicate video content over the Internet. In February 2004, ROO Media changed its corporate name to ROO Group, Inc. and, in early 2011, changed the product name “VX” to the “KIT Video Platform.”

In December 2007, ROO Group entered into an agreement with KIT Capital, Ltd. (“KIT Capital”), a company owned by Kaleil Isaza Tuzman, the Debtor’s former Chairman and Chief Executive Officer, under which KIT Capital provided managerial services to the ROO Group, as well as a substantial equity investment made through its affiliate, KIT Media, Ltd.

In May 2008, the Debtor changed its corporate name to its present name, KIT digital, Inc.

As discussed above, the Debtor currently owns, directly and indirectly, thirty (30) non-debtor Subsidiaries, but conducts the majority of its Business from four (4) of those Subsidiaries. As also stated above, an organizational chart showing the Debtor and all of its Subsidiaries as of the Petition Date is attached hereto as Exhibit B.

Section 4.03 The Debtor’s Prepetition Indebtedness

As of the Petition Date, the Debtor was a party to the following secured credit facilities and accompanying loan documents:

a.	that certain Loan and Security Agreement (the “2010 Loan Agreement”), dated April 15, 2010, with Venture Lending & Leasing V, Inc. (“Venture V”), an affiliate of Western Technology Investments (“WTI”), pursuant to which the Debtor initially borrowed $5 million bearing interest at 10%. Subsequently, on June 10, 2010, the Debtor borrowed an additional $1 million bearing interest at 9.75% from Venture V pursuant to a Supplement to the 2010 Loan Agreement (such Supplement together with the 2010 Loan Agreement, the “2010 Loan Facility”); and

b.	that certain Loan and Security Agreement (the “2011 Loan Agreement” and, together with the 2010 Loan Facility, the “WTI Loans”) dated May 16, 2011, with another affiliate of WTI, Venture Lending & Leasing VI, Inc., for a $15 million term loan.

As of the Petition Date, approximately $10.7 million was outstanding under the WTI Loans, including principal, interest, make-whole amounts and certain fees and expenses. In addition, under the WTI Loans, WTI is entitled to default interest at a rate of 15% for the prepetition and postpetition periods, payment premiums of 7.01% and 7.66%, respectively, of the original principal amount of the WTI Loans, and up to $7 million in “success bonuses” due on a change of control or sale. As a result, the Debtor estimates that Claims under the WTI Loans through confirmation of the Plan could exceed $19 million. Such Claims are secured by a first priority lien on substantially all of the Debtor’s assets, including pledges of the stock of the Debtor’s subsidiaries.

In addition, the Debtor is party to that certain $2.5 million unsecured loan with JEC, dated October 15, 2012 (the “JEC Loan”), bearing interest at a rate of 13.5% per annum. $2.7 million remains outstanding on the JEC Loan, including interest, as of the Petition Date.

Section 4.04 Debtor’s Management

As of the Petition Date, the following persons were directors and/or employed as senior management of the Debtor:

•	K. Peter Heiland, Interim Chief Executive Officer and Director;
•	Fabrice Hamaide, Chief Financial Officer;
•	Bill Russell, Non-Executive Chairman of the Board;
•	Seth W. Hamot, Director; and
•	Gregory Petersen, Director.

Under the Plan, the Plan Sponsor Group will be entitled to designate the officers and directors of Reorganized KDI after the Effective Date. Reorganized KDI’s officers will serve in accordance with any employment agreements agreed to with Reorganized KDI and pursuant to applicable nonbankruptcy law. The Debtor will disclose the identities of Reorganized KDI’s senior management in the Plan Supplement.

Section 4.05 Events Precipitating the Chapter 11 Case

The Debtor believes that its financial difficulties are attributable to a number of factors. Under the management of its former CEO, the Debtor spent much of the last few years acquiring other companies in an effort to increase its market share in the video technology market. Since late 2008, the Debtor made twenty-two (22) acquisitions, taking its revenue from less than $30 million to slightly over $200 million in 2011. While certain of these acquired businesses enhanced the Debtor’s operations, others struggled or posed integration and operational problems. In total, since May 2008, the Debtor has paid, in both cash and common stock, more than $320 million in connection with acquisitions on its way to becoming an online video technology powerhouse.

The time and expense associated with the Debtor’s “buying binge” took a significant toll on the Debtor. The acquired businesses that could not be successfully integrated became a significant cash drain on the entire KDI corporate group. Prior to the Petition Date, the Debtor spent approximately $60 million operating and then liquidating or winding down unprofitable Subsidiaries.

Beginning in 2012, the Debtor also experienced a protracted period of upheaval, which reduced creditor and investor confidence in the KIT brand. In April 2012, Mr. Tuzman, the Debtor’s then-CEO, resigned as chairman and CEO after the Debtor’s receipt of subpoenas from the SEC related to certain 2010 transactions with respect to the Debtor’s stock. The SEC requested that the Debtor voluntarily provide it with certain requested information and the Debtor has fully cooperated. Thereafter, the Debtor’s audit committee uncovered financial irregularities and the Debtor announced that it would need to restate historical financials from 2009 onward, sparking a flurry of securities lawsuits and derivative claims along with attendant litigation costs.

While the Debtor’s core businesses were (and remain) profitable and strong, mounting legal expenses, when coupled with the ongoing costs of divesting and liquidating the unprofitable non-core businesses, caused the Debtor to experience a near-term liquidity crunch. In the absence of reliable financials, however, the Debtor lacked access to the capital markets to obtain financing for its ongoing operations. The Debtor’s financial situation was thereafter made worse in November 2011 when its prepetition lender, WTI, swept the Debtor’s corporate control account, withdrawing approximately $1.1 million, on the basis of a breach of a financial representation under the WTI Loans caused by the restatement announcement. In addition, the Debtor was unable to make timely payment of certain listing fees, as required by NASDAQ Listing Rules 5250(f) and 5910(b)(1), and, therefore, was de-listed from the NASDAQ Stock Market, effective December 21, 2012.

Beginning in mid-2012, the Debtor proactively undertook steps in an effort to restore investor and customer confidence and maintain its liquidity and key personnel. On June 28, 2012, two independent directors, Bill Russell and Greg Petersen, were elected to the Board, and in July 2012, Fabrice Hamaide was brought in as Chief Financial Officer. The following month, two (2) shareholder representatives, Seth Hamot and K. Peter Heiland, were elected to the Board. Thereafter, K. Peter Heiland was also appointed as the Debtor’s Interim Chief Executive Officer, a position he holds today. This current management team, as well as members of the Debtor’s Special Committee, inherited the accounting irregularities that predated their appointment.

The Debtor’s new management team implemented measures to begin to focus the Debtor’s operations on its core strengths, while cutting costs. Ultimately, management was successful in reducing operating losses from an average consolidated monthly loss of -$7.0 million to -$1.0 million by October 2012. Contemporaneously, recognizing it had a short runway and no audited financials (and lacking the time and millions of dollars necessary to undertake the lengthy and costly restatement process), the Debtor redirected the efforts of its investment banker, Deutsche Bank (“DB”), to assist the company with possible financing or sale alternatives. The Plan Support Agreement represented the best binding proposal received by DB through its prepetition efforts.

DB conducted an extensive marketing process for over a year canvassing a wide range of financial and strategic players, as well as possible stand-alone financing options to accompany the Debtor in a chapter 11 process. In the prepetition marketing process, the Debtor reached out to over eighty (80) persons and entities to see if it could find a suitor interested in either purchasing the Debtor or financing its operations on a go-forward basis. During that process, the Debtor contacted thirty-one (31) financial and twenty-five (25) strategic investors, gave management presentations to thirty-one (31) entities, paid two (2) financial participants works fees to engage in due diligence, and conducted a four-week diligence review with a third financial participant. In addition to DB, the Debtor also retained several financing brokers to look into the availability of third-party financing. Although the Debtor engaged in extensive negotiations on non-binding terms with several parties, the negotiations ultimately failed to culminate in any other binding offers either because of the need to provide audited financials or because of extensive requirements for due diligence that represented a substantial execution risk. The marketing process also confirmed that the Debtor would not be able to reorganize outside of chapter 11.

The terms of the Plan Support Agreement were negotiated by the Debtor through a special committee of its independent directors. Upon finalizing the terms of the Plan Support Agreement, the Special Committee and its advisors, among other things, compared the Plan Support Agreement to several non-binding offers that had been made through the marketing process. The economic analysis made clear that the Plan Support Agreement provided a higher recovery for the Debtor’s stakeholders than any other offer received by the Debtor. In addition, entering chapter 11 with a “stalking horse” bid was superior to having no floor bid or timeline for the Chapter 11 Case. The binding nature of the Plan Support Agreement, which was not subject to due diligence or financing contingencies and the fact that it was supported by a significant percentage of the Debtor’s shareholders further (and materially) enhanced the value of the Plan Support Agreement to the Special Committee.

With a bid in hand that maximized the value of its estate and provided the Debtor with the resources necessary to fund this Chapter 11 Case and the Debtor’s reorganization set forth under the Plan, the Debtor commenced the Chapter 11 Case to consummate the Plan Support Agreement.

Section 4.06 Certain Pending Litigation

(1)       The Securities Litigation

On May 25, 2012, a putative class action complaint3 was filed in the United States District Court for the Southern District of New York (the “District Court”) against the Debtor and certain of its now former officers and directors (the “Non-Debtor Defendants”), alleging violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, and Rule 10b-5 promulgated thereunder (collectively, the “Federal Securities Laws”). On July 13, 2012, a second putative class action4 was filed in the District Court against the Debtor and the Non-Debtor Defendants alleging similar violations of the Federal Securities Laws.

On September 28, 2012, the District Court entered an order (i) consolidating the two (2) putative class actions under the caption In re KIT Digital, Inc. Securities Litigation, 12-cv-4199-VM (the “Consolidated Securities Litigation”)5 and (ii) appointing the Houston Municipal Employees Pension System as Lead Plaintiff.

On November 21, 2012, the Debtor issued a press release, which was subsequently filed with the United States Securities & Exchange Commission as a Form 8-K, stating its intention to restate its historical financial statements for the years ending 2009, 2010, and 2011, each of the three quarters in 2009, 2010, and 2011 and the quarters ended March 31, 2012 and June 30, 2012.

Thereafter, two (2) additional putative class actions and an individual action were filed in the District Court6 against the Debtor and certain of its current and former officers and directors (the current and former officers and directors named in these additional actions are subsumed in the defined term Non-Debtor Defendants) and were consolidated with the Consolidated Securities Litigation.

The parties to the Consolidated Securities Litigation agreed that Lead Plaintiff would file a consolidated complaint within thirty (30) days of the Debtor’s issuance of its then-pending restatement. However, on April 25, 2013, the Debtor commenced its Chapter 11 Case. The Debtor has not filed a restatement and therefore, Lead Plaintiff has not filed a consolidated complaint.

Pursuant to the dictates of the automatic stay (11 U.S.C. § 362(a)), as a result of the filing of the Petition, the Consolidated Securities Litigation is stayed as to the Debtor, but is pending against the Non-Debtor Defendants in the District Court.

3 McHardy v. KIT Digital, Inc., et al., 12-cv-4199.

4 FBO Stephen N. Conrad Pershing LLC as Custodian Rollover Account v. KIT Digital, Inc., et al., 12-cv-5446.

5 On May 24, 2013, the Consolidated Securities Litigation was assigned to Analisa Torres, U.S.D.J. (S.D.N.Y.).

6 Slattery v. KIT Digital, Inc., et al., 12-cv-8732; Hughes v. KIT Digital, Inc., et al., 12-cv-9210; and MK Capital v. KIT Digital, Inc., et al., 13-cv-521.

(2)       Shareholder Derivative Actions

Commencing in July 2012, four (4) shareholder derivative actions were filed against certain of the Debtor’s current and former officers and directors alleging breaches of fiduciary duties by failing to maintain adequate internal accounting controls, failing to properly integrate acquired businesses and failing to properly account for certain transactions.7 The derivative actions also allege that the non-officer defendants breached their fiduciary duties by failing to adequately control the Debtor’s senior officers and prevent those officers from causing the Debtor to issue allegedly false and misleading public filings and statements.  As of the Petition Date, these actions were automatically stayed.

Upon the commencement of the Chapter 11 Case, the shareholder derivative actions became property of the Debtor’s estate.

(3)       The Invigor Litigation

On January 2, 2013, Invigor Group Limited (“Invigor”) filed a complaint against the Debtor in the District Court, captioned Invigor Group Limited v. KIT Digital, Inc., Civil Action No. 13-CIV-00044 (WHP) (KNF). The complaint, which was amended on January 31, 2013, seeks damages of up to $15.2 million AUD in connection with purported breaches of a securities purchase agreement under which the Debtor agreed to purchase one of Invigor’s affiliates and Invigor agreed to accept payment in stock of KDI. Invigor also alleges that it is owed $94,642.57 under a lease for office space despite the fact that the lease was never assigned by Invigor to the Debtor.

The Debtor strenuously disputes the claims asserted by Invigor. The Debtor believes that, among other things, Invigor’s claims are premature because the condition triggering Invigor’s purported damages has not been triggered. In addition, the Debtor believes that Invigor’s claims against the Estate are barred by the equitable doctrines of unclean hands, unjust enrichment, bad faith and/or estoppel and are subject to offset for the claims of the Estate against Invigor. With respect to the lease for office space, the Debtor maintains that Invigor is stretching as Invigor failed to assign the lease to the Debtor as required under the securities purchase agreement, thereby preventing assumption of such obligations. Invigor, in turn, disputes the Debtor’s contentions.

The Debtor believes that Invigor’s claims are premature and, at their core, claims for damages arising from the purchase or sale of the Debtor’s stock. Accordingly, the Debtor believes that Invigor’s claims should be subordinated to Allowed General Claims pursuant to section 510(b) of the Bankruptcy Code and has classified such claims, to the extent Allowed, as Class 6 (Subordinated Claims). In addition, the Debtor believes that it is owed $1,026,696.49 AUD, inclusive of interest and penalties, for Invigor’s failure to disclose certain tax liabilities in the securities purchase agreement that were owed by Invigor and subsequently paid by the Debtor. The Debtor is also investigating whether Invigor’s claims are also appropriately super subordinated pursuant to section 510(b). Invigor has indicated an intent to file a General Unsecured Claim against the Debtor in the amount of approximately $14.5 million.

7 The shareholder derivative actions are captioned: Voruganti v. Smyth, et. al., Index No. 652484/2012 (N.Y. Sup. Ct., N.Y. Cty.); Zak v. Russell, et al., Index No. 654277/2012 (N.Y. Sup. Ct., N.Y. Cty.); Lappen v. Bar-Cohen, et al., Index No. 654544/2012 (N.Y. Sup. Ct., N.Y. Cty.); and Vasut v. Tuzman, et al., 13 Civ. 1175 (S.D.N.Y.)

Additionally, the Debtor entered into a Make Whole Agreement, dated June 21, 2012 (the “Make Whole Agreement”) with Partners for Growth III, L.P., which had made certain secured loans to Hyro Limited, the predecessor in interest to Invigor. To the extent a Claim is made pursuant to the Make Whole Agreement, the Debtor intends to defend the Claim vigorously. The Debtor does not believe that a claim exists for a breach of the Make Whole Agreement.

(4)       The Tuzman Litigation

On February 26, 2013, Kaleil Isaza Tuzman (“Mr. Isaza Tuzman”), the Debtor’s former chief executive officer and Chairman of the Board, filed a complaint against the Debtor and certain of its current and former officers and directors, in the Court of Chancery for the State of Delaware, captioned Kaleil Isaza Tuzman v. KIT digital, Inc., et al., Civil Action No. 8365-VCN (the “Delaware Lawsuit”).  Among other things, Mr. Isaza Tuzman requested injunctive relief compelling the Debtor to de-register KITD-Dubai,  a wholly owned subsidiary of the Debtor for which Mr. Isaza Tuzman remained designated as the Managing Director, as well as damages in excess of $8,357,000 for breach of contract, unjust enrichment, quantum meruit, and prima facie tort arising out of a purported severance and transition services agreement.

The Debtor filed an answer in the Delaware Lawsuit generally denying the allegations.  After filing for chapter 11, the Debtor removed the Delaware Lawsuit to the Bankruptcy Court.   On May 17, 2013, Mr. Isaza Tuzman filed a motion to compel the Debtor to assume or reject the transition services agreement and de-list KITD-Dubai.  Mr. Isaza Tuzman also filed a General Unsecured Claim in the Chapter 11 Case for his damages claim.

Beginning on June 1, 2013, the Debtor and Mr. Isaza Tuzman entered into settlement discussions which ultimately led to the Settlement Agreement dated June 7, 2013.  Pursuant to the Settlement Agreement, the Debtor agreed to provide an Independent Accountant’s Compilation Report and Financial Statement necessary for the de-registration of KITD-Dubai and $75,000 in an Allowed General Unsecured Claim in the Bankruptcy Case, in order to defray some of Mr. Isaza Tuzman's legal expenses in the matter.  Mr. Isaza Tuzman agreed to review, and upon satisfactory review, to sign the Independent Accountant's Compilation Report and Financial Statement. Mr. Isaza Tuzman and the Debtor agreed to mutually release all of their claims against one another. In addition, Mr. Isaza Tuzman retained his current shares of the Debtor’s stock and rights to recover any distributions on account of such stock shares in the Bankruptcy Case.  As part of the settlement, Mr. Isaza Tuzman also agreed to withdraw and dismiss with prejudice all of his pending claims against the Debtor.

The Debtor believes that entering into the Settlement Agreement is in the best interests of the Estate and creditors.  Among other things, the settlement with Mr. Isaza Tuzman allows the Debtor to avoid protracted and costly litigation and resolves a significant pending claim against the Debtor at a substantial discount.

The Settlement Agreement is subject to approval by the Bankruptcy Court, and the Debtor intends to seek Bankruptcy Court approval for the settlement in the near term.

ARTICLE V
THE CHAPTER 11 Case

Section 5.01 Overview of Chapter 11

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Chapter 11 authorizes a debtor to reorganize its business for the benefit of its creditors, equity interest holders, and other parties in interest. Commencing a chapter 11 case creates an estate that comprises all of the legal and equitable interests of the debtor as of the filing date. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a “debtor in possession.”

The principal objective of a chapter 11 case is to consummate a plan of reorganization. A plan of reorganization sets forth the means for satisfying claims against and interests in a debtor. Confirmation of a plan of reorganization by a bankruptcy court binds a debtor, any issuer of securities thereunder, any person acquiring property under the plan, any creditor or equity interest holder of a debtor, and any other person or entity the bankruptcy court may find to be bound by such plan. Chapter 11 requires that a plan treat similarly situated creditors and similarly situated equity interest holders equally, subject to the priority provisions of the Bankruptcy Code.

Subject to certain limited exceptions, the bankruptcy court order confirming a plan of reorganization discharges a debtor from any debt that arose prior to the date of confirmation of the plan and provides for the treatment of such debt in accordance with the terms of the confirmed plan of reorganization.

Prior to soliciting acceptances of a proposed plan of reorganization, Bankruptcy Code section 1125 requires a debtor to prepare a disclosure statement containing information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment regarding acceptance of the plan of reorganization. This Disclosure Statement is submitted in accordance with Bankruptcy Code section 1125.

Section 5.02 Administration of the Chapter 11 Case

(1)       First-day Motions

On the Petition Date, or soon thereafter, the Debtor filed numerous first-day motions, the object of which was to streamline the transition to operating under chapter 11, to stabilize operations, and to preserve its relationships with vendors, customers and employees. These first-day motions requested, among other things, authority to (i) continue the use of existing bank accounts and business forms; (ii) pay prepetition compensation, wages, salaries and other reimbursable employee expenses; (iii) pay certain taxes that the Debtor is required to collect from third parties and remit to appropriate taxing authorities; (iv) continue prepetition insurance coverage and related practices; and (v) establish notification and hearing procedures for transfers of, or claims of worthlessness with respect to, certain equity securities. The Debtor also filed motions seeking relief from certain administrative requirements of the Bankruptcy Code.

(2)       DIP Financing

On April 25, 2013, the Debtor entered into that certain Debtor-In-Possession Credit Agreement (the “DIP Credit Agreement”) with JEC II Associates, LLC (the “DIP Facility Lender”), an affiliate of JEC and the Debtor’s CEO. Pursuant to the DIP Credit Agreement, the DIP Facility Lender agreed to provide the Debtor with debtor-in-possession financing of up to $3,000,000 to be used for, among other things, working capital and funding the costs of the Chapter 11 Case. The Debtor sought approval of the DIP Credit Agreement and related relief as part of its “first-day” motions.

The Bankruptcy Court approved the Debtor’s entry into the DIP Credit Agreement on an interim basis on April 26, 2013 and on a final basis on May 22, 2013. Pursuant to section 364(c)(1) of the Bankruptcy Code, the claims of the DIP Facility Lender were allowed superpriority administrative expense status in the Debtor’s Chapter 11 Case. The DIP Facility Lender was also granted, as collateral, (i) first priority liens on all unencumbered assets of the Debtor, other than certain avoidance actions and (ii) junior liens on all encumbered assets of the Debtor.

(3)       Appointment of the Creditors Committee

On May 3, 2013, the United States Trustee, pursuant to section 1102 of the Bankruptcy Code, appointed a three-member committee to represent the interests of unsecured creditors (the “Creditors Committee”) in the Chapter 11 Case. The current members of the Creditors Committee are set forth below:

•	Akamai Technologies, Inc.
•	Equinix, Inc.
•	UTD by Content Nordics (a/k/a KIT Digital Sweden)

Cathy R. Hershcopf, Jeffrey L. Cohen and Michael A. Klein at Cooley, LLP are attorneys for the Creditors Committee.

(4)       Appointment of the Equity Committee

On May 9, 2013, certain shareholders and out-of the money warrantholders formed an ad hoc group and requested by letter that the United States Trustee appoint an official committee of equity security holders in the Debtor’s Chapter 11 Case. On May 31, 2013, the United States Trustee appointed a five (5) member committee to represent the interests of equity security holders of the Debtor (the “Equity Committee”). The current members of the Equity Committee are set forth below:

•	Zivar Investments Limited
•	Mohawk Capital LLC
•	Hudson Bay Master Fund Ltd.
•	Softbank Capital Technology Fund III LP
•	Roman Polednik

William R. Baldiga and Bennett S. Silverberg at Brown Rudnick LLP are attorneys for the Equity Committee.

(5)       Plan Support Agreement

On the Petition Date, the Debtor filed a motion for entry of an order approving (a) the Debtor’s entry into the Plan Support Agreement, (b) payment to the Plan Sponsor Group of the Expense Reimbursement (up to $500,000 for all expenses incurred by the Plan Sponsor Group in connection with the transactions contemplated by the Plan Support Agreement, including the DIP Financing) and, if the Debtor enters into an alternative transaction, a break up fee of $1,500,000, each in accordance with the terms and conditions of the Plan Support Agreement and (c) granting certain related relief. The Plan Support Agreement, including the plan term sheet, contains the key terms of the Debtor’s proposed restructuring, which have culminated in the proposed Plan described by this Disclosure Statement.

Among other things, the Plan Support Agreement contains certain critical milestones that the Debtor must satisfy with respect to emergence from chapter 11. Notably, the Plan Support Agreement requires the Debtor to confirm the Plan within ninety (90) days of the Petition Date and to emerge from chapter 11 within ninety-five (95) days of the Petition Date.

The Plan Support Agreement was approved by the Bankruptcy Court by order dated June 17, 2013.

(6)       Filing of Schedules and Statement of Financial Affairs

On May 1, 2013, the Debtor filed its Schedules of Assets and Liabilities and Statement of Financial Affairs in compliance with section 521 of the Bankruptcy Code and Rule 1007 of the Federal Rules of Bankruptcy Procedure. The Schedules and Statement set forth, among other things, the Debtor’s assets and liabilities, current income and expenditures, and executory contracts and unexpired leases. At the request of the United States Trustee, the Debtor filed amended Schedules on May 24, 2013, including an amended Schedule F listing General Unsecured Claims alphabetically.

(7)       Establishment of the Bar Date

The Bankruptcy Court entered its Order (I) Establishing Deadlines and Procedures for Filing Proofs of Claim, (II) Establishing a Deadline for Filing Complaints to Determine Dischargeability of Debts and Procedures Relating Thereto and (III) Approving the Form and Matter of Notice Thereof (the “Bar Date Order”), on May 3, 2013. The Bar Date Order requires, among other things, all persons and entities (except governmental units) holding or wishing to assert a Claim against the Debtor to file a proof of claim on or before June 21, 2013, at 5:00 p.m. prevailing Eastern Time (the “Bar Date”). The procedures for filing proofs of claim are detailed in the Bar Date Order and parties are encouraged to review the order. Likewise, the Bar Date Order provided that any party wishing to file a complaint against the Debtor pursuant to section 523(c) under the Bankruptcy Code, to determine or challenge the dischargeability of any claim against, or debt of, the Debtor, had to do so by June 10, 2013, at 5:00 p.m. prevailing Eastern Time.

(8)       Postpetition Indications of Interest

Since the Petition Date, the Debtor has received several indications of interest from third parties for alternative transactions to the Plan Support Agreement.  All of these proposals have included cash consideration ranging between $40-45 million but little additional value.  None of these proposals was binding and all were contingent on due diligence.  The Debtor, through its Special Committee, reviewed each of the indications of interest with its professionals to determine if the indications were superior proposals or potentially leading to a superior proposal. In coming to that conclusion, among other considerations, the Special Committee took into account the additional Claims that would be payable in an alternative transaction including WTI Claims, the bidding incentives payable to the Plan Sponsor Group and the additional transactional costs likely to be incurred.  The Special Committee also considered the ultimate value that would likely be available under each proposal for distribution to General Unsecured Claims and equity holders, keeping in mind in the case of the latter the stock trading price as value that equity holders could receive today without exercising any warrants.  Based upon the foregoing, as well as other considerations specific to each bid and the value of the bid of the Plan Sponsor Group, the Special Committee, in the reasonable exercise of its business judgment, determined that the indications of interest it has received thus far were not likely to lead to a superior proposal justifying providing bidders with additional due diligence and the additional time and expense and diversion of management focus from the Debtor’s reorganization.

The Equity Committee asserts that the Debtor has inappropriately constrained access to the dataroom and failed to adequately respond to offers and inquiries, and that a different approach may yield different and better results.8 The position of the Equity Committee is set forth in a letter attached hereto as Exhibit G. Invigor joins in the Equity Committee’s objection. The Debtor disagrees. In light of the over year-long prepetition marketing process, the Debtor believes that the Plan Support Agreement and this Plan represent the best alternative for the Debtor to preserve its valuable operations and the jobs of its over 800 employees world-wide.

The Debtor continues to evaluate alternative proposals as they are presented.

(9)       Preference Analysis and Other Potential Avoidance Actions

The Bankruptcy Code preserves the Debtor’s rights to prosecute claims and causes of action which exist outside of bankruptcy, and also empowers the Debtor to prosecute certain claims which are established by the Bankruptcy Code, including claims to avoid and recover preferential transfers and fraudulent conveyances. As described below, the Plan preserves all of the Debtor’s rights in respect of all Avoidance Actions, transfers the Debtor’s rights in respect of such Avoidance Actions to Reorganized KDI, and empowers Reorganized KDI to prosecute, collect, and/or settle the Avoidance Actions as deemed appropriate.

8 Invigor also contends that the Debtor’s dataroom was inadequate and failed to include critical documents and important contracts, and that the Debtor should have produced reasonably accurate and reliable financial records. The Debtor believes the documents contained in its dataroom were adequate and appropriate.

To date, the Debtor has not conclusively identified and/or investigated any potential Avoidance Actions.

IN REVIEWING THIS DISCLOSURE STATEMENT AND THE PLAN, AND IN DETERMINING WHETHER TO VOTE IN FAVOR OF OR AGAINST THE PLAN, HOLDERS OF CLAIMS AND INTERESTS (INCLUDING PARTIES THAT RECEIVED PAYMENTS FROM THE DEBTOR WITHIN NINETY (90) DAYS PRIOR TO THE PETITION DATE) SHOULD CONSIDER THAT A CAUSE OF ACTION MAY EXIST AGAINST THEM, THAT THE PLAN PRESERVES ALL CAUSES OF ACTION, AND THAT THE PLAN AUTHORIZES REORGANIZED KDI TO PROSECUTE THE SAME.

All rights, if any, of a defendant to assert a Claim arising from relief granted in an Avoidance Action, together with Reorganized KDI’s right to oppose such Claim are fully preserved. Any such Claim that is Allowed shall be entitled to treatment and distribution under the Plan as a General Unsecured Claim.

(10)        Exclusivity

The Debtor has the exclusive right to file a plan in its bankruptcy case until August 16, 2013, and the exclusive right to solicit acceptances until October 15, 2013. Although there is always a possibility that Confirmation of the Plan will not occur, at this time, the Debtor does not contemplate the need to extend these dates.

ARTICLE VI
CLASSIFICATION AND TREATMENT
OF CLAIMS AND INTERESTS

Section 6.01         Introduction

The categories of Claims and Interests set forth below classify Claims and Interests for all purposes, including for purposes of voting, Confirmation and distribution pursuant to the Plan and Bankruptcy Code sections 1122 and 1123(a)(l). A Claim or Interest shall be deemed classified in a particular Class only to the extent that it qualifies within the description of such Class, and shall be deemed classified in other Classes to the extent that any portion of such Claim or Interest qualifies within the description of such other Classes. Notwithstanding anything to the contrary in the Plan, a Claim or Interest shall be deemed classified in a Class only to the extent that such Claim or Interest has not been paid, released, or otherwise settled prior to the Effective Date.

All Claims (except for Administrative Claims and Priority Tax Claims, which are not classified pursuant to Bankruptcy Code section 1123(a)(l)) are classified in the Plan as described below.

Section 6.02         Administrative Claims

Administrative Claims are Claims constituting a cost or expense of administration of the Chapter 11 Case allowed under section 503(b) and 507(a)(1) of the Bankruptcy Code. Such Claims include, without limitation, all actual and necessary costs and expenses of preserving the Debtor’s estate, all actual and necessary costs and expenses of operating the Debtor’s businesses, any indebtedness or obligations incurred or assumed by the Debtor, as debtor in possession, during its bankruptcy case, all allowances of compensation and reimbursement of expenses to the extent allowed by Final Order under sections 330 or 503 of the Bankruptcy Code, and all fees or charges assessed against the estate of the Debtor under section 1930 of title 28 of the United States Code.

Except for the proviso with respect to ordinary course obligations or as otherwise provided for in the Plan, and subject to the requirements of Section 2.01 of the Plan, each Holder of an Allowed Administrative Claim shall, in full satisfaction, release, settlement, and discharge of such Allowed Administrative Claim: (a) to the extent such Claim is due and owing on the Effective Date, be paid in full, in Cash, on the Effective Date; (b) to the extent such Claim is not due and owing on the Effective Date, be paid in full, in Cash, (i) in accordance with the terms of any agreement among the Debtor or Reorganized KDI and such Holder, (ii) on the later of ten (10) Business Days after such Claim becomes due and payable under applicable non-bankruptcy law or ten (10) Business Days after such Claim becomes an Allowed Administrative Claim pursuant to a Final Order of the Bankruptcy Court or (c) receive such other treatment as to which such Holder may agree with the Debtor or Reorganized KDI; provided, however, that Allowed Administrative Claims representing obligations incurred in the ordinary course of business (including, without limitation, amounts owed to vendors and suppliers since the Petition Date) will be paid in full by Reorganized KDI in the ordinary course, consistent with past practice of the Debtor and consistent with the terms and subject to the conditions of any agreements governing, or other documents relating to, such transactions. Allowed Administrative Claims shall be paid from the proceeds of Available Cash.

Section 6.03         The DIP Facility Claims

The DIP Facility Claims consist of the Claims of the DIP Facility Lender related to, arising under, or in connection with the DIP Facility, for all outstanding obligations thereunder incurred through and including the Effective Date, after taking into account the sum of all payments made to the DIP Facility Lender prior to the Effective Date on account of such Claims (if any). The DIP Facility Claim is secured by a first priority lien on all assets of the Debtor (subject to the Carve-Out, as defined in the DIP Facility), junior only to the liens currently securing the WTI Loans and certain other permitted liens. Additionally, the DIP Facility Claims constitute an allowed senior administrative claim pursuant to Bankruptcy Code sections 364(c)(1) and 507(b) against the Debtor with priority over all valid claims, administrative expenses and adequate protection claims against the Debtor (subject to the Carve-Out).

DIP Facility Claims shall be Allowed Claims under the Plan in an aggregate amount equal to all obligations under the DIP Facility outstanding as of the Effective Date, as agreed to by the Debtor and the DIP Facility Lender, or, in the event of a dispute regarding such amount, as such amount has been determined by a Final Order of the Bankruptcy Court. On the Effective Date (or as soon thereafter as is practicable) the DIP Facility Lender shall receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, the Allowed DIP Facility Claims, (a) Cash in an amount equal to all then outstanding accrued interest owing under the DIP Facility and (b) Reorganized KDI Class A1 Common Stock representing 10.71% of the issued and outstanding Reorganized KDI Class A Common Stock, on an as converted basis.

Section 6.04         Priority Tax Claims

Priority Tax Claims are Claims of governmental units for taxes entitled to priority pursuant to Bankruptcy Code section 507(a)(8). Pursuant to the Plan, each Holder of an Allowed Priority Tax Claim shall, in full satisfaction, release, and discharge thereof, receive (i) such treatment as to which such Holder may agree with the Debtor or (ii) at the sole option of the Debtor, (a) payment in full, in Cash, of such Allowed Priority Tax Claim plus interest at the Case Interest Rate, on the Effective Date; or (b) treatment in accordance with Bankruptcy Code section 1129(a)(9)(C) or 1129(a)(9)(D), as the case may be, subject to the approval of the Plan Sponsor Group.

Section 6.05         Class 1 - Priority Non-Tax Claims

Class 1 consists of Claims (other than Administrative Claims and Priority Tax Claims) that are entitled to priority under section 507(a) of the Bankruptcy Code. Such Claims include Claims for accrued employee compensation earned within ninety (90) days of the Petition Date to the extent of $12,475 per employee and certain contributions to employee benefit plans arising from services rendered within 180 days prior to the Petition Date. The Debtor believes that all Priority Non-Tax Claims have been (or will be) paid prior to Confirmation pursuant to an order of the Bankruptcy Court.

Pursuant to the Plan, each Holder of an Allowed Claim in Class 1 shall receive, on account of, and in full and complete settlement, release and discharge of and in exchange for, such Claim, at the election of the Debtor, (i) Cash equal to the amount of such Allowed Claim in Class 1 in accordance with Bankruptcy Code § 1129(a)(9), plus interest at the Case Interest Rate, on the later of (a) the Effective Date (or as soon as reasonably practicable thereafter) and (b) ten (10) Business Days after the date such Claim in Class 1 becomes an Allowed Priority Non-Tax Claim; or (ii) such other treatment, agreed to by the Debtor and the Holder of an Allowed Claim in Class 1, required to render such Allowed Claim in Class 1 Unimpaired pursuant to Bankruptcy Code § 1124.

Class 1 is unimpaired by the Plan. Each holder of an Allowed Priority Non-Tax Claim is conclusively presumed to have accepted the Plan and is not entitled to vote on the Plan.

Section 6.06         Class 2 - WTI Secured Claims

Class 2 consists of the Claims of WTI related to, arising under, or in connection with the WTI Loans. The Debtor estimates WTI Secured Claims, including interest, payment premiums, make-wholes, success fees and fees and expenses through the Effective Date, to be in excess approximately $19 million. See Section 4.03 for an additional description of the WTI Secured Claims.

During the Chapter 11 Case, WTI and the Plan Sponsor Group reached an agreement pursuant to which the Plan Sponsor Group acquired a 92.8% interest in the outstanding WTI Loans and Holders of the WTI Secured Claims agreed to compromise their Claims, to enable the Debtor to make distributions to General Unsecured Claims. Accordingly, pursuant to the Plan, on the Effective Date, or as soon as practicable thereafter, Holders of WTI Secured Claims shall receive, in full satisfaction, settlement, release and discharge of all Allowed WTI Secured Claims, (a) Cash in an amount equal to $9,000,000; (b) Reorganized KDI Class A1 Common Stock valued at $650,000 based on the same per share price as paid by the Plan Sponsor Group for the Reorganized KDI Class B Common Stock; and (c) the WTI Warrants.

Class 2 is impaired by the Plan. Each Holder of an Allowed WTI Secured Claim is entitled to vote to accept or reject the Plan.

Section 6.07         Class 3 - Other Secured Claims

Class 3 consists of any Secured Claim against the Debtor other than the DIP Facility Claims and WTI Secured Claims. Based on the Debtor’s Bankruptcy Schedules and books and records, the only other secured claims are the Claims of HSBC arising under the Debtor’s credit card account, which is secured by $500,000 in a restricted bank account. Based on the Debtor’s Schedules, the Debtor estimates that as of the Petition Date, the amount of Allowed Other Secured Claims was approximately $474,067.78. The Debtor anticipates that these Other Secured Claims will be paid in the ordinary course of business during the pendency of the Chapter 11 Case.

Pursuant to the Plan, except to the extent that a Holder of an Allowed Claim in Class 3 has agreed to a different treatment, on the latest of (x) the Effective Date, (y) the date on which an Other Secured Claim becomes an Allowed Claim, or (z) such other date as may be ordered by the Bankruptcy Court, or, in each case as reasonably practicable thereafter, each Allowed Other Secured Claim shall be, at the election of the Debtor (after consultation with the Plan Sponsor Group): (i) Reinstated, (ii) paid in Cash plus interest at the Case Interest Rate, in full satisfaction, settlement, release and discharge of such Allowed Other Secured Claim, (iii) satisfied by the Debtor’s surrender of the collateral securing such Allowed Other Secured Claim, or (iv) offset against, and to the extent of, the Debtor’s claims against the Holder of such Allowed Other Secured Claim.

Class 3 is unimpaired by the Plan. Each Holder of an Other Secured Claim is conclusively presumed to have accepted the Plan and is not entitled to vote on the Plan.

Section 6.08         Class 4 - General Unsecured Claims

Class 4 consists of General Unsecured Claims against the Debtor. General Unsecured Claims include any Claim that is not a Secured Claim (i.e., a Class 2 or Class 3 Claim), not entitled to priority under the Bankruptcy Code, and not an Intercompany Claim, a Subordinated Claim, or a Securities Litigation Claim. General Unsecured Claims may include Claims arising from (a) the rejection of nonresidential real property leases and executory contracts and (b) Claims of the Debtor’s trade vendors, suppliers, and service providers.

The Debtor estimates the amount of Allowed General Unsecured Claims will aggregate between $11,500,000 and $14,850,000. The actual amount of Allowed General Unsecured Claims may be higher or lower than the Debtor’s estimates, depending on the (i) amount of General Unsecured Claims filed by the Bar Date, (ii) resolution of the Debtor’s objections to General Unsecured Claims and (iii) the Debtor’s efforts to subordinate certain claims that the Debtor believes are for damages related to the purchase or sale of the Debtor’s stock.

Pursuant to the Plan, except to the extent that a Holder of an Allowed General Unsecured Claim has agreed to a different treatment, each Holder of an Allowed General Unsecured Claim shall, on the Effective Date, or as soon as practicable thereafter, receive, in full satisfaction, settlement, release and discharge of such Allowed General Unsecured Claim, its Pro Rata Share of Available Cash equal to the unpaid amount of such Allowed General Unsecured Claim, but not including any postpetition interest.

Class 4 is impaired by the Plan. Each Holder of an Allowed General Unsecured Claim (other than an Intercompany Claim) is entitled to vote to accept or reject the Plan.

General Unsecured Claims shall not include Intercompany Claims. On the Effective Date, or as soon as practicable thereafter, all of the Intercompany Claims against the Debtor as of the Effective Date shall be adjusted, cancelled, continued, waived, or discharged in full or in part, in each case as agreed by the Debtor and the Plan Sponsor Group. Intercompany Claims will not be entitled to a distribution under the Plan.

Section 6.09         Class 5 - Securities Litigation Claims

Class 5 consists of Claims against the Debtor for damages or rescission arising from the purchase or sale of a security of the Debtor. Securities Litigation Claims are subordinated in payment to all other General Unsecured Claims under Bankruptcy Code § 510(b). Included in Class 5 are the Claims arising from the pending Consolidated Securities Litigation described in Section 4.06.

Pursuant to the Plan, each Holder of an Allowed Securities Litigation Claim shall receive, in full satisfaction, settlement, release, discharge of, and in exchange for such Allowed Securities Litigation Claims, its Pro Rata Share of available and applicable insurance proceeds to be distributed pursuant to a plan of allocation to be approved by the District Court. Pursuant to ongoing settlement discussions and the agreement-in-principle between the parties to the Consolidated Securities Litigation, the Debtor expects approximately $6 million will be available from insurance proceeds to fund distributions to Class 5. The parties are working on settlement documentation, which will be subject to Bankruptcy Court and District Court approval.

Because Securities Litigation Claims are Disputed, contingent, and/or unliquidated, unless Allowed by Final Order of the Bankruptcy Court, Holders of Securities Litigation Claims will need to timely file a motion to have their Claims Allowed for voting purposes pursuant to Bankruptcy Rule 3018(a).

The Lead Plaintiff in the Consolidated Securities Litigation intends to file a proof of claim against the Debtor on behalf of those persons who purchased securities of the Debtor during the relevant class period. Similarly, individual plaintiffs and putative class members may file their own proofs of claim in the Bankruptcy Proceeding against the Debtor.

Class 5 is impaired by the Plan. Each Holder of an Allowed Securities Litigation Claim is entitled to vote to accept or reject the Plan.

Section 6.10         Class 6 - Subordinated Claims (Other than Securities Litigation Claims)

Class 6 consists of all Claims and Causes of Action against the Debtor, whether or not subject to an existing lawsuit, for damages arising from the purchase or sale of a security of the Debtor (other than a Securities Litigation Claim) and any other Claims subordinated in payment to General Unsecured Claims under Bankruptcy Code § 510(b). Currently, Claims in excess of $40,000,000 have been asserted against the Debtor that the Debtor believes, if Allowed, would be Class 6 Subordinated Claims. The Debtor disputes these Claims and the values being suggested in the pending lawsuits. Among other Claims, the Debtor believes that Subordinated Claims includes the following Disputed Claims, but only to the extent Allowed by Final Order of the Bankruptcy Court:

•	Claims arising from the Invigor litigation;

•	David Lapter v. KIT digital, Inc., No. 152723-2013 (N.Y. Sup. Ct.);

•	Yagyensh C. Pati v. KIT digital, Inc. et al., Case No. CGC-13-530813 (California Superior Court);

•	any Cause of Action filed by David Allred;

•	any Claims of Mark Benscheidt; and

•	any Claims of warrantholders, including Hudson Bay Master Fund Ltd., Empery Asset Master, LTD and Hartz Capital Investments, LLC.

Each Holder of a Subordinated Claim will be deemed Disputed and will not receive any distributions under the Plan unless and until the Bankruptcy Court enters a Final Order allowing such Claim for distribution purposes. Pursuant to the Plan, except to the extent that a Holder of an Allowed Claim in Class 6 has agreed to a different treatment, on the Effective Date, or as soon as practicable thereafter, each Holder of an Allowed Subordinated Claim in Class 6 shall receive its Pro Rata Share of Available Cash. To the extent that any Allowed Subordinated Claim is not satisfied from Available Cash, then on the Effective Date or on such later date when the Subordinated Claim is deemed Allowed, the Holder thereof shall be entitled to receive one Litigation Warrant for every dollar of such Holder’s Allowed Subordinated Claim not satisfied from Available Cash, exercisable at $0.205 per warrant. The terms of the Litigation Warrants are described in Section 7.04 below.

Because Subordinated Claims are Disputed, contingent, and/or unliquidated, unless Allowed by Final Order of the Bankruptcy Court, Holders of Subordinated Claims will need to timely file a motion to have their Claims Allowed for voting purposes pursuant to Bankruptcy Rule 3018(a).

Class 6 is impaired by the Plan. Each Holder of an Allowed Subordinated Claim is entitled to vote to accept or reject the Plan.

Section 6.11         Class 7 - Interests

Class 7 consists of Interests related to the KDI Common Stock issued, outstanding or otherwise authorized as of the Petition Date, including any existing options, warrants, or rights, contractual or otherwise, to acquire such Interests.

Subject to Section 5.06 of the Plan, on the Effective Date, all Interests in KDI will be cancelled. Pursuant to the Plan, on the Effective Date, or as soon thereafter as is practicable, each Holder of an Allowed Interest shall receive its Pro Rata Share of Available Cash, after payment of General Unsecured Claims in full, shall be entitled to receive one Reorganized KDI Warrant exercisable at $0.205 per warrant for each outstanding share of KDI Common Stock held by such Holder as of the Distribution Record Date; provided, however, that any options, warrants, or rights, contractual or otherwise, to acquire an Interest that are not exercised by the Distribution Record Date will be cancelled effective as of the Distribution Record Date and shall receive no distributions therefore under the Plan. The terms of the Reorganized KDI Warrants are set forth in Section 7.04 below.

Class 7 is impaired by the Plan. Each Holder of an Interest is entitled to vote to accept or reject the Plan. Interests are Allowed and are not required to file proofs of interest.

ARTICLE VII
MEANS FOR IMPLEMENTATION OF THE PLAN

Section 7.01         The Purchase Price

On the Effective Date, each member of the Plan Sponsor Group shall fund its pro rata share of the Purchase Price in accordance with the Plan Support Agreement and related documents and in exchange for, among other things, the Reorganized KDI Class B Common Stock as detailed below. The Purchase Price will be added to any cash-on-hand to be used as Available Cash to make distributions pursuant to the Plan.

Section 7.02         Cancellation of Interests

On the Effective Date, all Interests in the Debtor (i.e., KDI Common Stock), including, without limitation, any and all options or rights to exercise warrants or options or any other security that is convertible into or provides a right to otherwise acquire any KDI Common Stock or any other Interest in the Debtor shall be cancelled and be deemed terminated and of no force and effect and the certificates that previously evidenced ownership of those Interests shall be deemed cancelled (all without further action by any person or the Bankruptcy Court) and shall be null and void and such certificates shall evidence no rights or interests in the Debtor or Reorganized KDI.

Section 7.03         Issuance of New Interests

(1)         Reorganized KDI Class A Common Stock. On the Effective Date, after all shares of KDI Common Stock are cancelled, Reorganized KDI shall issue two different series of shares of Reorganized KDI Class A Common Stock, Class A1 and Class A2. Each series of Reorganized KDI Class A Common Stock shall be identical and have the same voting powers, designations, preferences and other rights, as will be set forth in the Governance Documents, and as more fully described below.

On the Effective Date, the Reorganized KDI shall issue Reorganized KDI Class A1 Common Stock, representing 10.71% of all Reorganized KDI Interests, to the DIP Facility Lender and such shares shall be Free and Clear. The remainder of Reorganized KDI Class A1 Common Stock shall be authorized and reserved for (i) shares to be issued to WTI in accordance with Section 4.02 of the Plan, (ii) shares of Reorganized KDI Class A1 Common Stock issued to the Plan Sponsor Group in respect of the Commitment Fee, to the extent so elected in accordance with the Plan Support Agreement, and (iii) shares to be issued upon the conversion of the Reorganized KDI Class B Common Stock. Reorganized KDI Class A2 Common Stock will also be authorized and reserved on the Effective Date to be issued upon exercise of Reorganized KDI Warrants to Equity Subscribers and exercising Holders of Litigation Warrants.

There will be no preemptive rights related to the Reorganized KDI Class A Common Stock (all series). The Reorganized KDI Class A Common Stock will have such other rights, if any, as are reasonable and customary for a company of the same type as Reorganized KDI emerging from bankruptcy, which may include, without limitation, any one or more of the following: rights of first refusal, rights of first offer, tag-along or co-sale rights, drag-along rights, and similar rights. All such rights will be specified in the Plan Supplement.

(2)         Reorganized KDI Class B Common Stock. Also on the Effective Date, in exchange for the Purchase Price, Reorganized KDI shall issue 100% of the Reorganized KDI Class B Common Stock, on a Pro Rata basis, to the members of the Plan Sponsor Group. The Reorganized KDI Class B Common Stock shall represent 89.29% of the total number of shares of Reorganized KDI Interests issued and outstanding prior to the exercise of any Reorganized KDI Warrants. The Reorganized KDI Class B Common Stock shall be identical in rights to the Reorganized KDI Class A Common Stock except that the Reorganized KDI Class B Common Stock will be subject to (i) redemption upon exercise of the Reorganized KDI Warrants and (ii) automatic conversion to Reorganized KDI Class A1 Common Stock, to the extent not redeemed, upon the expiration of the exercise period of the Reorganized KDI Warrants.

(3)         Sponsor Group Common Stock. The shares of Reorganized KDI Class A Common Stock to be issued under the Plan to the Plan Sponsor Group, shall be subject to dilution for any Management Equity Incentive Plan, the Reorganized KDI Class A1 Common Stock to be issued to WTI on account of the WTI Secured Claims, and any Commitment Fee payable to the Plan Sponsor Group in shares of Reorganized KDI Class A1 Common Stock.

(4)         Share Issuance. The Reorganized KDI Class A Common Stock, Reorganized KDI Class B Common Stock, the Reorganized KDI Warrants, the Litigation Warrants, and any equity awards under the Management Equity Incentive Plan shall be authorized without the need for any further corporate action or without any further action by a Holder of a Claim or Interest. The Disbursing Agent will be the transfer agent, registrar and redemption agent for all shares and warrants issued under the Plan. All shares of common stock and the Reorganized KDI Warrants issued pursuant to the Plan shall be duly authorized, validly issued and fully paid and non-assessable.

Section 7.04         Reorganized KDI Warrants

On the Effective Date, Reorganized KDI will issue one Reorganized KDI Warrant for each outstanding share of KDI Common Stock, exercisable for one share of Reorganized KDI Class A2 Common Stock at an exercise price equal to $0.205 per share. Proceeds of the exercise of Reorganized KDI Warrants shall not exceed $12.5 million and shall be used to redeem up to fifty percent (50%) of the Reorganized KDI Class B Common Stock issued to the Plan Sponsor Group pursuant to the Plan. The Reorganized KDI Warrants will be distributed as detailed in Section 5.07 and Section 6.01(c) of the Plan.

The Reorganized KDI Warrants will have the following terms:

(i)          on the Effective Date, Reorganized KDI shall issue one Reorganized KDI Warrant for each outstanding share of KDI Common Stock;

(ii)         if fully exercised, the shares of Reorganized KDI Class A2 Common Stock shall represent 44.645% of all Reorganized KDI Interests (subject to dilution for any Management Equity Incentive Plan, the Reorganized KDI Class A1 Common Stock to be issued to WTI on account of the WTI Secured Claims, and any Commitment Fee payable to the Plan Sponsor Group in shares of Reorganized KDI Class A1 Common Stock);

(iii)        each Reorganized KDI Warrant shall be exercisable for thirty (30) days following the distribution of such warrant pursuant to the Plan;

(iv)        each Holder of Reorganized KDI Warrants must exercise all Reorganized KDI Warrants received under the Plan in full, and not in part; and

(v)         Holders of KDI Common Stock, other than a member of the Plan Sponsor Group, that exercise their Reorganized KDI Warrants in full, shall have the right, but not the obligation, to subscribe, on a pro rata basis, for any Reorganized KDI Warrants not exercised upon the expiration of the exercise period, by so electing pursuant to the terms of the Reorganized KDI Warrant at the time of its initial exercise; provided, however, that upon exercise of all such Reorganized KDI Warrants so subscribed, such Holder’s ownership percentage of all Reorganized KDI Interests shall be no greater than such Holder’s equity percentage of KDI Common Stock as of the Petition Date.

Upon expiration of the 30-day Reorganized KDI Warrant exercise period, each remaining share of Reorganized KDI Class B Common Stock (i.e., such Reorganized KDI Class B Common Stock as has not been redeemed via the proceeds of the exercised Reorganized KDI Warrants) shall automatically convert to a share of Reorganized KDI Class A1 Common Stock.

For the avoidance of doubt, notwithstanding the number of Reorganized KDI Warrants exercised at the end of the exercise period, the Plan Sponsor Group will retain no less than fifty percent (50%) of the Reorganized KDI Class B Common Stock, which shall be automatically convertible at such time into Reorganized KDI Class A1 Common Stock, representing no less than 44.645% of all Reorganized KDI Interests (subject to dilution for any Management Equity Incentive Plan, the Reorganized KDI Class A1 Common Stock to be issued to WTI on account of the WTI Secured Claims, and any Commitment Fee payable to the Plan Sponsor Group in shares of Reorganized KDI Class A1 Common Stock).

The Reorganized KDI Warrants shall not be transferable.

Section 7.05         Litigation Warrants

To the extent that any Allowed Subordinated Claims are not satisfied in full from Available Cash, then on the Effective Date or on such later date when the Subordinated Claim is deemed Allowed, Reorganized KDI shall also issue to Holders of Allowed Subordinated Claims one Litigation Warrant for each $1 of Allowed Subordinated Claim that is not satisfied from Available Cash. The Litigation Warrants shall be on the same terms as the Reorganized KDI Warrants, including the exercise price, exercise period, and the requirement that each Holder of Litigation Warrants must exercise all Litigation Warrants received under the Plan in full, and not in part. The Litigation Warrants will be distributed as detailed in Section 6.01(b) of the Plan.

Proceeds from the exercise of Litigation Warrants shall be distributed by the Disbursing Agent to Holders of KDI Common Stock that exercise their Reorganized KDI Warrants pursuant to Section 5.08 of the Plan (the “Equity Subscribers”). Equity Subscribers, on a pro rata basis, to the extent possible, as a return on capital as soon as practicable (or on more occasions as determined in the sole discretion of the Board of Directors of Reorganized KDI); provided, that no distribution shall be made unless Reorganized KDI has received at least $500,000 of proceeds at the time of each distribution.

Shares of Reorganized KDI Class A2 Common Stock issuable upon the exercise of the Litigation Warrants shall dilute the then-outstanding Reorganized KDI Class A2 Common Stock. The Reorganized KDI Class A2 Common Stock issuable on account of Allowed Subordinated Claims shall provide Holders thereof with a pro rata portion of the Reorganized KDI Interests available to Equity Subscribers, with the pro rata portion based on a fraction (expressed as a percentage), the numerator of which shall be the dollar amount of the Holder’s Allowed Subordinated Claim (not satisfied by Available Cash) and the denominator of which shall be the aggregate number of issued and then-outstanding shares of Class A2 Common Stock, inclusive of the shares to be issued to exercising holders of the Litigation Warrants.

The Litigation Warrants shall not be transferable.

In connection with Confirmation of the Plan, the Debtor intends to seek an order from the Bankruptcy Court to the effect that the issuance of the Reorganized KDI Warrants and the Litigation Warrants (and the Reorganized KDI Class A2 Common Stock issued upon exercise of such Warrants) is exempt from registration under federal (including the Securities Act), state, and local law, rule or regulation pursuant to Bankruptcy Code section 1145, or other applicable exemption from registration, before the offering, issuance, distribution, or sale of securities.

DB’s valuation analysis concerning the Reorganized KDI Warrants and the Litigation Warrants is annexed hereto as Exhibit F. Among other things, DB has valued the warrants to Holders of Interests and Subordinated Claims as delivering $27-40 million of value, in an overall transaction valued between approximately $60-70 million, based on certain assumptions regarding the satisfaction of claims under the Plan. DB’s $27-40 million range includes $12.5 million contributed by equity holders in the hypothetical exercise of all warrants. Therefore, net value provided by the Plan to equity holders is estimated to be in the range of $14.5-$27.5 million.

Invigor contends that DB’s valuation analysis overstates the value of the warrants because (1) DB failed in its precedent transaction analysis to make the distinction between publicly traded equity securities and securities that are not publicly traded and are therefore less liquid; (2) DB’s valuation analysis does not adequately consider the minority position that exercising warrantholders will receive in Reorganized KDI; (3) DB values the warrants like stock but they are instead a right to purchase stock within a thirty (30) day window at a fixed price; and (4) DB’s valuation relies on unreliable financial data and questionable assumptions. The Debtor believes that based upon DB’s extensive experience in this field, its analysis set forth on annexed Exhibit F is adequate and appropriate.

Section 7.06         Governance Documents

On the Effective Date, the Governance Documents of KDI will be deemed amended and restated in substantially the form set forth in the Plan Supplement, and in form and substance acceptable to the Plan Sponsor Group in its sole discretion, without any further action by the directors or stockholders of the Debtor or Reorganized KDI. The amended and restated Governance Documents will, among other things, contain appropriate provisions prohibiting the issuance of nonvoting equity securities to the extent required by § 1123(a)(6) of the Bankruptcy Code. On the Effective Date, or as soon as practicable thereafter, the Debtor or Reorganized KDI will, if required by applicable state law, file with the Secretary of State of the appropriate jurisdiction the amended and restated Governance Documents.

Section 7.07         Board of Directors of Reorganized KDI

As of the Effective Date, each current director of KDI will be terminated without the necessity of further action. Reorganized KDI will have a five-person Board of Directors consisting of the following: (i) three (3) directors to be designated by the Plan Support Group, (ii) one (1) independent director to be selected by the Plan Sponsor Group and (iii) the Chief Executive Officer of Reorganized KDI. The names of the initial anticipated members of the Board of Directors of Reorganized KDI will be disclosed to the Bankruptcy Court pursuant to Bankruptcy Code § 1129(a)(5) on or before the Confirmation Date, unless some later date is permitted by the Bankruptcy Court.

The Board of Directors of Reorganized KDI shall have full power and authority to manage the business and affairs of Reorganized KDI.

Section 7.08         Management Equity Incentive Plan

Following the Effective Date, a management equity incentive plan may be adopted by Reorganized KDI (the “Management Equity Incentive Plan”), the terms and conditions of which shall be determined by the Board of Directors of Reorganized KDI.

Section 7.09         Continued Corporate Existence; Vesting of the Debtor’s Property

Except as otherwise provided in the Plan or the Confirmation Order, upon the Effective Date, (a) the Debtor shall continue to exist with all the powers of a corporation under applicable law and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under applicable state law, and (b) all property of the Debtor (including, but not limited to, the Debtor’s respective interests in any non-Debtor subsidiary or Affiliate to the extent that any such non-Debtor subsidiary or Affiliate has not been dissolved, sold, or otherwise transferred under applicable law prior to the Effective Date), wherever situated, shall vest in Reorganized KDI, subject to the provisions of the Plan and the Confirmation Order. Thereafter, Reorganized KDI may operate the Debtor’s businesses, incur debt and other obligations in the ordinary course of its business, and may otherwise use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and the Bankruptcy Court. After the Effective Date, all property retained by Reorganized KDI pursuant hereto shall be Free and Clear, except for (i) as is contemplated by or provided in the Plan or the Confirmation Order; and (ii) the obligation to perform according to the Plan and the Confirmation Order. Without limiting the generality of the foregoing, on the Effective Date, Reorganized KDI shall directly or indirectly own, to the same extent KDI did as of the Effective Date, interests in Multicast Media; Kewego; ioko365; and Polymedia.

Section 7.10         Divestiture and Liquidation of Certain Subsidiaries

Designated in white on the organizational chart annexed hereto as Exhibit B, are the Subsidiaries that the Debtor anticipates divesting or liquidating. These entities, along with their attendant liabilities, are not anticipated to be part of Reorganized KDI and none of these entities generate revenue for the Debtor. Divestiture of these Subsidiaries may take up to a year after the Effective Date. Based on information currently available to the Debtor, the Debtor estimates that the approximate cost of such divestitures and liquidations will be approximately $60,000, in the aggregate.

Section 7.11         Cancellation of Existing Secured Claims

Except as otherwise provided herein or in the Confirmation Order, upon the Effective Date, any Lien encumbering the Debtor’s property shall be deemed released and the Holder of such Allowed Secured Claim shall deliver to the Debtor (or Reorganized KDI) any Collateral or other property of the Debtor (or Reorganized KDI) held by such Holder, and any termination statements, instruments of satisfactions, or releases of all security interests with respect to its Allowed Secured Claim that may be reasonably required in order to terminate any related financing statements, mortgages, mechanic’s liens, or lis pendens.

Section 7.12         Preservation of Rights of Action; Settlement

Except to the extent such rights, claims, causes of action, defenses, and counterclaims are otherwise disposed of in the Plan or are expressly and specifically released in connection with the Plan and/or Confirmation Order, or in any settlement agreement approved during the Chapter 11 Case, or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with Bankruptcy Code § 1123(b):

(1)         any and all rights, Claims, Causes of Action (including Avoidance Actions), defenses, and counterclaims of or accruing to the Debtor or its Estate, including, without limitation, claims against the Debtor’s former auditor, Grant Thornton, will be preserved and shall be transferred to Reorganized KDI, whether or not litigation relating thereto is pending on the Effective Date, and whether or not any such rights, claims, causes of action, defenses and counterclaims have been Scheduled, listed or referred to in the Plan, the Bankruptcy Schedules, or any other document filed with the Bankruptcy Court; and

(2)         Reorganized KDI shall not waive, relinquish, or abandon (nor shall it be estopped or otherwise precluded from asserting) any right, claim, cause of action, defense, or counterclaim that constitutes property of the Estate,

(i)          whether or not such right, claim, cause of action, defense, or counterclaim has been listed or referred to in the Plan, the Bankruptcy Schedules, the Bankruptcy SOFA, or any other document filed with the Bankruptcy Court;

(ii)         whether or not such right, claim, cause of action, defense, or counterclaim is currently known to the Debtor; and

(iii)        whether or not a defendant in any litigation relating to such right, claim, cause of action, defense or counterclaim filed a Proof of Claim in the Chapter 11 Case, filed a notice of appearance or any other pleading or notice in the Chapter 11 Case, voted for or against the Plan, or received or retained any consideration under the Plan.

Without in any manner limiting the generality of the foregoing, notwithstanding any otherwise applicable principle of law or equity, without limitation, any principles of judicial estoppel, res judicata, collateral estoppel, issue preclusion, or any similar doctrine, the failure to list, disclose, describe, identify, or refer to a right, claim, cause of action, defense, or counterclaim, or potential right, claim, cause of action, defense, or counterclaim, in the Plan, the Bankruptcy Schedules, or any other document filed with the Bankruptcy Court shall in no manner waive, eliminate, modify, release, or alter Reorganized KDI’s right to commence, prosecute, defend against, settle, and realize upon any rights, claims, causes of action, defenses, or counterclaims that the Debtor has, or may have, as of the Effective Date. Reorganized KDI may, subject to the Plan, commence, prosecute, defend against, settle, and realize upon any rights, claims, causes of action, defenses, and counterclaims in its sole discretion, in accordance with what is in the best interests, and for the benefit, of Reorganized KDI.

Section 7.13         Exclusivity Period

The Debtor shall retain the exclusive right to amend or modify the Plan, and to solicit acceptances of any amendments to or modifications of the Plan, through and until the earlier of (i) the Effective Date or (ii) the expiration of the Debtor’s exclusive period to solicit acceptances of the Plan under Bankruptcy Code § 1121(d).

Section 7.14         Exemption from Certain Transfer Taxes

Pursuant to Bankruptcy Code § 1146(a), the issuance, transfer, or exchange of a security (including the Reorganized KDI Warrants and Litigation Warrants), or the making of delivery of an instrument of transfer, including any transfers effected under the Plan, from the Debtor to the Plan Sponsor Group, Reorganized KDI, or any other Person or Entity pursuant to the Plan, as applicable, is not taxable under any law imposing a stamp tax or similar tax. In the Confirmation Order, the Debtor will request that the Bankruptcy Court direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

Section 7.15         Dissolution of Statutory Committees

On the Confirmation Date, the Creditors Committee and Equity Committee will be dissolved and its members released of all further duties, responsibilities and obligations in connection with the Chapter 11 Case or the Plan and its implementation, and the retention or employment of their attorneys, and other agents, if any, shall terminate. The Creditors Committee and Equity Committee will continue to exist after such date solely to be heard with respect to (i) Professional Fee Claims, (ii) any appeals of the Confirmation Order, (iii) any adversary proceedings pending as of the Effective Date to which it may be a party, and (iv) post-Effective Date modifications to the Plan.

Section 7.16         Disbursing Agent

Except as otherwise provided herein, all distributions under the Plan, including the distribution of the Reorganized KDI Warrants, Litigation Warrants and any shares of Reorganized KDI Interests, will be made by the Disbursing Agent(s) on the Effective Date or as soon as practicable thereafter. The Disbursing Agent may be Reorganized KDI or another entity selected by the Debtor. If the Disbursing Agent is Reorganized KDI, the Disbursing Agent will not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

See Article VI of the Plan for a detailed description of the procedures that will be used by the Disbursing Agent for making distributions under the Plan.

Section 7.17         Setoffs

Except for any Claim that is Allowed in an amount set forth in the Plan, the Debtor or Reorganized KDI may, but shall not be required to, set off against any Claims and the payments or distributions to be made pursuant to the Plan in respect of such Claims, any and all debts, liabilities and Claims of every type and nature whatsoever that the Debtor may have against the Holder of any such Claim. If the Debtor does not setoff its claims, no waiver or release by the Debtor of any such Claims shall be deemed to have occurred, and all such Claims shall be reserved for and retained by Reorganized KDI.

Section 7.18         Distribution Record Date

The Distribution Record Date will be the date of the Confirmation Hearing. On such date, all transfer ledgers, transfer books, registers and any other records maintained by the designated transfer agents with respect to ownership of any Claims or Interests will be closed and, for purposes of the Plan, there shall be no further changes in the record holders of such Claims or Interests. The Debtor or Reorganized KDI will have no obligation to recognize the transfer of any Claims or Interests occurring after the Distribution Record Date, and will be entitled for all purposes to recognize and deal only with the Holder of any Claim or Interest as of the close of business on the Distribution Record Date, as reflected on such ledgers, books, registers or records.

ARTICLE VIII
THE SOLICITATION and VOTING PROCEDURES

Section 8.01         Solicitation Package

Accompanying this Disclosure Statement for the purpose of soliciting votes (the “Solicitation”) on the Plan are copies of (i) the Plan; (ii) the notice of, among other things, the time for submitting Ballots to accept or reject the Plan, the date, time, and place of the hearing to consider Confirmation of the Plan and related matters, and the time for filing objections to Confirmation of the Plan; and (iii) as applicable, a Ballot or Ballots (and return envelope(s)) that you may use in voting to accept or to reject the Plan, or a notice of non-voting status, (collectively, the “Solicitation Package”). Only Holders eligible to vote in favor of or against the Plan will receive a Ballot(s) as part of their Solicitation Packages. If you did not receive a Ballot and believe that you should have, please contact the Debtor’s Voting Agent at the address or telephone number set forth in Section 8.02. You may also contact Debtor’s counsel.

Section 8.02         Voting Instructions

After carefully reviewing the Plan and this Disclosure Statement, and the Exhibits thereto, and the detailed instructions accompanying your Ballot, please indicate your acceptance or rejection of the Plan on the enclosed Ballot. Please complete and sign your Ballot and return it in the envelope provided so that it is RECEIVED by the Voting Agent on or before the Plan Voting Deadline set forth on the Ballot.

Each Ballot has been coded to reflect the Class of Claims or Interests it represents. Accordingly, in voting to accept or reject the Plan, you must use only the coded Ballot or Ballots sent to you with this Disclosure Statement.

If you have any questions about the procedure for voting your eligible Claim or Interest or with respect to the Solicitation Package that you have received, please contact the Voting Agent:

American Legal Claim Services, LLC

5985 Richard St., Suite 3

Jacksonville, FL 32216

Phone: (904) 517-1442

IN ORDER FOR YOUR VOTE TO BE COUNTED, YOUR VOTE MUST BE ACTUALLY RECEIVED BY THE VOTING AGENT FOR THE DEBTOR ON OR BEFORE 4:00 P.M., PREVAILING EASTERN TIME, ON JULY 18, 2013, AT THE ABOVE ADDRESS. EXCEPT TO THE EXTENT ALLOWED BY THE BANKRUPTCY COURT OR DETERMINED OTHERWISE BY THE DEBTOR, BALLOTS RECEIVED AFTER THE PLAN VOTING DEADLINE WILL NOT BE ACCEPTED OR USED IN CONNECTION WITH THE DEBTOR’S REQUEST FOR CONFIRMATION OF THE PLAN OR ANY MODIFICATION THEREOF.

ONLY BALLOTS WITH ORIGINAL SIGNATURES WILL BE COUNTED. BALLOTS WITH COPIED SIGNATURES WILL NOT BE ACCEPTED OR COUNTED. YOU MAY NOT SUBMIT A BALLOT ELECTRONICALLY, INCLUDING VIA EMAIL OR FACSIMILE. ONLY ORIGINAL BALLOTS (INCLUDING BALLOTS FORWARDED BY MASTER BALLOTING AGENTS) RECEIVED BY THE VOTING AGENT BY THE PLAN VOTING DEADLINE WILL BE COUNTED.

Section 8.03         Voting Tabulation

Under the Bankruptcy Code, for purposes of determining whether the requisite acceptances have been received, only Holders who actually vote will be counted. The failure of a Holder to deliver a duly executed Ballot will be deemed to constitute an abstention by such Holder with respect to voting on the Plan and such abstentions will not be counted as votes for or against the Plan.

Unless otherwise ordered by the Bankruptcy Court, Ballots that are signed, dated, and timely received, but on which a vote to accept or reject the Plan has not been indicated, will not be counted. The Debtor, in its sole discretion, may request that the Voting Agent attempt to contact such voters to cure any such defects in the Ballots.

Except as provided below, unless the applicable Ballot is timely submitted to the Voting Agent before the Voting Deadline, together with any other documents required by such Ballot, the Debtor may, in its sole discretion, reject such Ballot as invalid and decline to utilize it in connection with seeking Confirmation of the Plan.

A vote may be disregarded if the Bankruptcy Court determines, pursuant to Bankruptcy Code section 1126(e), that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

If a Ballot is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or another acting in a fiduciary or representative capacity, such Person should indicate such capacity when signing and, unless otherwise determined by the Debtor, must submit proper evidence satisfactory to the Debtor of authority to so act.

Section 8.04         Agreements upon Furnishing Ballots

The delivery of an accepting Ballot to the Voting Agent by a Holder pursuant to one of the procedures set forth above will constitute the agreement of such Holder to accept (i) all of the terms of, and conditions to, the solicitation and voting procedures and (ii) the terms of the Plan, but subject to rights of such Holder under section 1128 of the Bankruptcy Code.

ARTICLE IX
FEASIBILITY, BEST INTEREST OF THE CREDITORS
AND LIQUIDATION

Section 9.01         Feasibility of the Plan

Section 1129(a)(11) of the Bankruptcy Code requires that confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtor or any successors to the Debtor under the Plan, unless such liquidation or reorganization is proposed in the Plan. The Plan proposed by the Debtor provides for a reorganization of the Debtor’s debt and equity, and for the Debtor and its profitable businesses to continue as going concerns. Distribution of Cash to be made under the Plan will be made from proceeds of the Purchase Price and from other Available Cash in accordance with the priority scheme under the Bankruptcy Code and the terms of the Plan. The ability of Reorganized KDI to make the Distributions described in the Plan does not depend on future earnings of the Debtor. Accordingly, the Debtor believes that the Plan is feasible and meets the requirements of section 1129(a)(11) of the Bankruptcy Code.

In addition, set forth on Exhibit E hereto are the Debtor’s projections for Reorganized KDI through 2015. Based upon these projections (but subject to the assumptions made in connection therewith), the Debtor submits that further reorganization or liquidation of Reorganized KDI is not likely to be required.

Section 9.02         Best Interest of Creditors Test

Before the Plan may be confirmed, the Bankruptcy Court must find (with certain exceptions) that the Plan provides, with respect to each Class, that each Holder of a Claim or Interest in such Class either: (a) has accepted the Plan; or (b) will receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the amount that such person would receive or retain if the Debtor liquidated under chapter 7 of the Bankruptcy Code. In chapter 7 liquidation cases, unsecured creditors and interest holders of a debtor are paid from available assets generally in the following order, with no junior class receiving any payments until all amounts due to senior classes have been paid fully or any such payment is provided for:

•	Secured creditors (to the extent of the value of their collateral);

•	Administrative and other priority creditors;

•	Unsecured creditors;

•	Debt expressly subordinated by its terms or by order of the Bankruptcy Court; and

•	Interest holders.

As described in the liquidation analysis set forth in Exhibit C hereof, the Debtor, in consultation with DB, believes that the value of any distributions if the Chapter 11 Case were converted to a chapter 7 case would be less than the value of distributions under the Plan because, among other reasons, proceeds from the Purchase Price and the settlement with WTI will not be available in a chapter 7 proceeding, and, therefore, in such a scenario, as per the liquidation analysis set forth in Exhibit C, it is unlikely that sufficient funds will remain from the disposition of assets to satisfy General Unsecured Claims to the extent provided in the Plan. In addition, proceeds received in a chapter 7 liquidation are likely to be significantly discounted due to the distressed nature of the sale, and the Debtor’s estate would have to pay the fees and expenses of a chapter 7 trustee in addition to the Professionals’ pre-conversion fees and expenses (thereby further reducing cash available for distribution). Accordingly, it is likely there will be no distributions on account of Interests and other subordinated claims in a chapter 7 proceeding.

ARTICLE X
CONFIRMATION PROCEDURES

Section 10.01         The Confirmation Hearing

Bankruptcy Code section 1128(a) requires the Bankruptcy Court, after notice, to hold a Confirmation Hearing.

The Bankruptcy Court has scheduled the Confirmation Hearing for August 5, 2013 at 9:30 a.m., prevailing Eastern Time, before the Honorable Robert E. Gerber, United States Bankruptcy Judge, United States Bankruptcy Court for the Southern District of New York, One Bowling Green, Courtroom No. 523, New York, New York 10004.

Objections to Confirmation of the Plan must be filed and served on the Debtor and the other required parties, by no later than July 15, 2013 at 5:00 p.m. prevailing Eastern Time, all in accordance with the order approving the Disclosure Statement (attached hereto as Exhibit D). THE BANKRUPTCY COURT MAY NOT CONSIDER OBJECTIONS TO CONFIRMATION OF THE PLAN IF ANY SUCH OBJECTIONS HAVE NOT BEEN TIMELY SERVED AND FILED IN COMPLIANCE WITH THE ORDER APPROVING THE DISCLOSURE STATEMENT.

The Debtor will distribute a notice of the Confirmation Hearing, which will contain, among other things, the deadline to object to Confirmation of the Plan, and the date and time of the Confirmation Hearing.

Section 10.02         Statutory Requirements for Confirmation of the Plan

At the Confirmation Hearing, the Bankruptcy Court will be asked to determine whether the requirements of Bankruptcy Code section 1129 have been satisfied. The Debtor believes that the Plan satisfies or will satisfy the applicable requirements, as follows:

•	The Plan complies with the applicable provisions of the Bankruptcy Code.

•	The Debtor and the Plan Support Group, as Plan proponents, will have complied with the applicable provisions of the Bankruptcy Code.

•	The Plan has been proposed in good faith and not by any means forbidden by law.

•	Any payment made or promised under the Plan for services or for costs and expenses in, or in connection with, the Chapter 11 Case, or in connection with the Plan and incident to the case, has been disclosed to the Bankruptcy Court, and any such payment: (a) made before Confirmation of the Plan is reasonable; or (b) is subject to approval of the Bankruptcy Court as reasonable if it is to be fixed after Confirmation of the Plan.

•	The Debtor and Plan Support Group, as Plan proponents, have disclosed the identity and affiliations of any individual proposed to serve, after Confirmation of the Plan, as a director, officer, or voting trustee of the Debtor, an Affiliate of the Debtor participating in the Plan with the Debtor, or a successor to the Debtor under the Plan, and the appointment to, or continuance in, such office of such individual is consistent with the interests of creditors and equity security holders and with public policy.

•	The Debtor and Plan Support Group, as Plan proponents, have disclosed the identity of any insider (as defined in Bankruptcy Code section 101) that will be employed or retained by Reorganized KDI, and the nature of any compensation for such insider.

•	The Plan does not propose any rate change that is subject to approval by a governmental regulatory commission.

•	Either each Holder of an Impaired Claim or Interest has accepted the Plan, or will receive or retain under the Plan on account of that Claim or Interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount that the Holder would receive or retain if the Debtor were liquidated on that date under chapter 7 of the Bankruptcy Code.

•	Each Class of Claims that is entitled to vote on the Plan has either accepted the Plan or is not Impaired under the Plan, or the Plan can be confirmed without the approval of each voting Class pursuant to Bankruptcy Code section 1129(b).

•	Except to the extent that the Holder of a particular Claim will agree to a different treatment of its Claim, the Plan provides that Administrative Claims, Priority Tax Claims, and Priority Non-Tax Claims will be paid in full, in Cash, on the Effective Date, or as soon thereafter as practicable, or as permitted by the Bankruptcy Code.

•	At least one Class of Impaired Claims will accept the Plan, determined without including any acceptance of the Plan by any insider holding a Claim of that Class.

•	Confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtor or any successors thereto.

•	All fees of the type described in 28 U.S.C. § 1930, including the fees of the United States Trustee, will be paid as of the Effective Date.

•	The Debtor has no retirement benefit obligations except for 401(k) plans, and such plans are expected to continue in Reorganized KDI.

The Debtor believes that: (a) the Plan satisfies or will satisfy all of the statutory requirements of chapter 11 of the Bankruptcy Code; (b) the Debtor has complied or will have complied with all of the requirements of chapter 11; and (c) the Plan has been proposed in good faith.

(1)         Acceptance by Impaired Classes

The Bankruptcy Code requires, as a condition to Confirmation, that, except as described in the following section, each Class of Claims or Interests that is Impaired under the Plan accept the Plan. A class that is not impaired under a plan of reorganization is deemed to have accepted the plan and, therefore, solicitation of acceptances with respect to such class is not required. A class is impaired unless the plan: (a) leaves unaltered the legal, equitable and contractual rights to which the claim or interest entitles the holder of that claim or equity interest; or (b) notwithstanding any contractual provision or applicable law that entitles the holder of such claim or interest after the occurrence of a default—(1) cures any such default that occurred before or after the commencement of the case under this title, other than a default of a kind specified in section 365(b)(2) of this title or of a kind that section 365(b)(2) expressly does not require to be cured; (2) reinstates the maturity of such claim or interest as such maturity existed before such default; (3) compensates the holder of such claim or interest for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law; (4) if such claim or such interest arises from any failure to perform a nonmonetary obligation, other than a default arising from failure to operate a nonresidential real property lease subject to section 365(b)(l)(A), compensates the holder of such claim or such interest (other than the debtor or an insider) for any actual pecuniary loss incurred by such holder as a result of such failure; and (5) does not otherwise alter the legal, equitable, or contractual rights to which such claim or interest entitles the holder of such claim or interest.

(2)         Confirmation Without Acceptance by All Impaired Classes

Bankruptcy Code section 1129(b) allows a bankruptcy court to confirm a plan, even if an impaired class entitled to vote on the plan has not accepted it, provided that the plan has been accepted by at least one impaired class. In this case, no Classes are deemed to reject the Plan. However, the Debtor cannot guarantee that all impaired Classes will accept the Plan. If any Impaired Class does not accept the Plan, the Debtor intends to seek Confirmation of the Plan pursuant to Bankruptcy Code section 1129(b). Bankruptcy Code section 1129(b) states that, notwithstanding an Impaired class’s failure to accept a plan of reorganization, the plan may still be confirmed, at the plan proponent’s request, in a procedure commonly known as “cram down,” so long as the plan does not “discriminate unfairly” and is “fair and equitable” with respect to each class of claims or equity interests that is impaired under, and has not accepted, the plan.

The condition that a plan be “fair and equitable” with respect to a non-accepting class of secured creditors includes the following requirements: either: (a) the plan provides that holders of such claims retain the liens securing such claims, whether the property subject to such liens is retained by the debtor or transferred to another entity, to the extent of the allowed amount of such claims and that each holder of a claim of such class receive on account of such claims deferred cash payments totaling at least the allowed amount of such claim, of a value, as of the effective date of the plan, of at least the value of such holder’s interest in the estate’s interest in such property; (b) the plan provides for the sale, subject to 363(k) of this title, of any property that is subject to the liens securing such claims, free and clear of such liens, with such liens to attach to the proceeds of such sale, and the treatment of such liens on proceeds under (a) or (c) of this paragraph; or (c) the plan provides for the realization by such holders of the indubitable equivalent of such claims.

The condition that a plan be “fair and equitable” with respect to a non-accepting class of unsecured claims includes the requirement that either: (a) the plan provides that each holder of a claim of such class receive or retain on account of such claim property of a value, as of the effective date of the plan, equal to the allowed amount of such claim; or (b) the holder of any claim or equity interest that is junior to the claims of such class will not receive or retain under the plan on account of such junior claim or equity interest any property.

The Debtor reserves the right to alter, amend, modify, revoke or withdraw the Plan or any Exhibit, including to amend or modify it to satisfy Bankruptcy Code section 1129(b), if necessary.

ARTICLE XI
CERTAIN RISK FACTORS AFFECTING
THE Debtor

PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN, ALL HOLDERS OF IMPAIRED CLAIMS SHOULD READ AND CAREFULLY CONSIDER THE FACTORS SET FORTH BELOW, AS WELL AS ALL OTHER INFORMATION SET FORTH OR OTHERWISE REFERENCED IN THIS DISCLOSURE STATEMENT. THESE FACTORS SHOULD NOT, HOWEVER, BE REGARDED AS CONSTITUTING THE ONLY RISKS INVOLVED IN CONNECTION WITH THE PLAN AND ITS IMPLEMENTATION.

Section 11.01         Certain Bankruptcy Law Considerations

Although the Debtor believes that the Plan will satisfy all requirements necessary for Confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion. Moreover, there can be no assurance that modifications to the Plan will not be required for Confirmation or that such modifications would not necessitate the re-solicitation of votes. Although the Debtor believes that the Effective Date will occur soon after the Confirmation Date, there can be no assurance as to such timing. In the event the conditions precedent to Confirmation of the Plan have not been satisfied or waived (to the extent possible) by the Debtor or Plan Sponsor Group as of the Effective Date, then the Confirmation Order will be vacated, no distributions under the Plan will be made, and the Debtor and all Holders of Claims and Interests will be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though such Confirmation Date had never occurred.

Section 11.02         Projected Operating and Financial Results

The Debtor has prepared the financial projections attached as Exhibit E hereto. The assumptions on which these projections are based, however, are subject to significant uncertainties and, inevitably, some assumptions will not materialize. Also, unanticipated events and circumstances beyond Reorganized KDI’s control may affect the actual financial results.

Neither the Debtor nor Reorganized KDI makes any representation as to the accuracy of the projections or Reorganized KDI’s ability to achieve projected results. The actual results achieved could vary from the projected results and the variations may be material. It is urged that all of the assumptions and other caveats regarding the projections set forth on Exhibit E hereto be examined carefully in evaluating the Plan.

The projections were not prepared with a view toward public disclosure or compliance with the published guidelines of the SEC or the American Institute of Certified Public Accountants regarding projections or forecasts. No independent auditors have been retained by the Debtor to examine the projections.

Section 11.03         No Assurance of a Public Market for the Reorganized KDI Class A Stock

The Reorganized KDI Class A Common Stock are new securities for which there is currently no trading market. It is the intention of the Plan Sponsor Group that the Reorganized KDI Class A Common Stock not be listed on an exchange or traded over the counter, and the Plan Sponsor Group intends to delist and deregister, as applicable, Reorganized KDI after the Effective Date to the extent permissible under applicable securities laws. Accordingly, there can be no assurance that a market for any of these securities will develop, or, if such a market develops, whether such market would create liquidity or the price at which the Reorganized KDI Class A Common Stock may trade.

Section 11.04         No Public Reporting

The Debtor currently files reports under Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as a result of the registration of the KDI Common Stock under the Exchange Act. On the Effective Date, the KDI Common Stock will be cancelled and will no longer be outstanding. The Debtor intends to file a Form 15 with the SEC certifying termination of registration with respect to the KDI Common Stock, and, assuming it satisfies the requirements, to terminate and/or suspend its obligations to file reports with the SEC.

Upon the Effective Date, Reorganized KDI may not be required to file reports with the SEC. If that is the case, then until Reorganized KDI becomes a “reporting company” pursuant to the Exchange Act, files on a timely basis the reports required to be filed thereunder, and otherwise complies with the provisions of Rule 144 and 144A, the holders of Reorganized KDI Interests will not be able to resell any such securities pursuant to Rule 144 or 144A. Accordingly, no assurance can be given that a holder of the Reorganized KDI Class A Common Stock will be able to sell those securities in the future or as to the price at which such a sale may occur.

Section 11.05         Certain Tax Matters

The Plan is subject to substantial uncertainties regarding the application of federal income tax laws, state laws, and local laws to various transactions and events contemplated therein. See Article XXII below entitled “Certain U.S. Federal Income Tax Consequences of the Plan.”

Section 11.06         Risks Affecting Recoveries of Holders of Allowed General Unsecured Claims

Although the Debtor anticipates a full recovery for Holders of Allowed Class 4 Claims, the Debtor cannot state with certainty what recovery will ultimately be available to Holders of Claims in Class 4. Distributions to Holders of Allowed General Unsecured Claims are contingent on the amount of Available Cash, the claims resolution process, and the Debtor’s ability to subordinate certain claims for payment purposes, including any claims of Tuzman and Invigor. While the Debtor believes its estimates of Allowed General Unsecured Claims are appropriate, if Claims ultimately Allowed as Class 4 Claims exceed these estimates, distributions to Holders of Allowed General Unsecured Claims may be reduced.

The Debtor’s ability to pay Allowed General Unsecured Claims depends on the amount of Available Cash that will be available for distribution. Because of the priority scheme in sections 503 and 507 of the Bankruptcy Code, Administrative Claims must be paid in full before any distribution can be made to Holders of Allowed Class 4 General Unsecured Claims. The Debtor has secured a $3 million DIP Facility from the DIP Facility Lender which it believes will be sufficient to fund the Chapter 11 Case. Nevertheless, if Administrative Claims exceed the budgeted amounts under the DIP Facility, the Debtor will need to use Available Cash to fund such claims, thereby reducing Available Cash that can be distributed to Claims in Class 4.

Section 11.07         Consequences If the Plan Is Not Confirmed or the Conditions to Effectiveness Are Not Satisfied

There can be no assurance that the Plan as proposed will be approved by the requisite number of Holders or amounts of Claims or Interests or by the Bankruptcy Court. Similarly, in the event that any Impaired Class or Classes vote(s) to reject the Plan, there can be no assurance that the Debtor will be able to obtain confirmation of the Plan under the Bankruptcy Code’s so-called “cram-down” provisions of Bankruptcy Code § 1129(b). See Section 10.02(2) above entitled “Confirmation Without Acceptance by All Impaired Classes.”

In the event the Plan is not confirmed within the exclusive time period allotted by the Bankruptcy Code and the Bankruptcy Court’s orders for the Debtor to propose and confirm the Plan, any other party-in-interest may propose a plan of reorganization, and subsequent plans may be proposed and approved by the requisite majorities and be confirmed by the Bankruptcy Court. Notwithstanding Bankruptcy Court approval, it is possible that the Plan may not be consummated because of other external factors that may adversely affect the Debtor and its business.

Specifically, even if the Debtor obtains the requisite acceptances to confirm the Plan and/or the requirements for a “cram down” are met with respect to any Impaired Class that has rejected the Plan, there can be no assurance that the Bankruptcy Court will confirm the Plan. Pursuant to Bankruptcy Code § 1128(b), any party-in-interest, including the United States Trustee, any creditor, or any equity holder, has the right to be heard by the Bankruptcy Court on any issue in the Chapter 11 Case. It is possible that such a party-in-interest could challenge, among other things, the terms of the Plan or the adequacy of the time period allotted for Solicitation of the Plan. Even if the Bankruptcy Court were to determine that Solicitation was proper, it could still decline to confirm the Plan if it were to find that any statutory condition for Confirmation had not been met. Bankruptcy Code § 1129 sets forth the requirements for Confirmation. While the Debtor believes that the Plan complies with all of the Confirmation requirements, there can be no assurance that the Bankruptcy Court will reach the same conclusion. A party-in-interest may also object to the classification or treatment of any Claim or Interest and might succeed in persuading the Bankruptcy Court that the classification or treatment of such Claim or Interest provided by the Plan is improper. In such event, it is the present intention of the Debtor to modify the Plan to provide for whatever reasonable classification or treatment may be required by the Bankruptcy Court for Confirmation of the Plan and to use the votes received pursuant to the Solicitation for the purpose of obtaining the approvals of the affected Class or Classes. However, the reclassification mandated by the Bankruptcy Court might render such course of action impossible, and the Debtor could then be forced to conduct a new solicitation of acceptances of the Plan, as modified.

The Confirmation and effectiveness of the Plan are also subject to certain conditions. See ARTICLE XV below titled “Conditions Precedent to Confirmation and Consummation of the Plan.” There can be no assurance that these conditions to confirmation and effectiveness of the Plan will be satisfied, or if not satisfied, that the Debtor will waive such conditions. Therefore, even if the Plan is confirmed by the Bankruptcy Court, there can be no assurance that it will subsequently be consummated and the restructuring completed.

Furthermore, there can be no assurance that modifications of the Plan will not be required for its Confirmation, or that such modifications would not require resolicitation of acceptances from one or more Classes of Impaired Claims and Interests.

Section 11.08         Risks Associated with the Reorganized KDI Class A Common Stock

The issuance of new securities involves adherence to certain securities law regulations. Although the Debtor believes the securities issued in accordance with the Plan are exempt from or satisfy the securities law requirements, there can be no assurance that the Bankruptcy Court or any applicable regulatory agency will decide that the relevant exemptions apply to these issuances.

Section 11.09         The Effect of Bankruptcy on the Debtor’s Business

The Debtor has attempted to minimize the potential adverse effect of the Chapter 11 Case upon the Debtor’s relationships with its employees, suppliers, vendors, and customers, by, among other things, filing the proposed Disclosure Statement and the Plan (which provides for resolution of the Debtor’s secured debt and satisfaction of general unsecured debt) as closely as possible to the Petition Date in the hopes of minimizing the time the Debtor will spend in chapter 11. Nonetheless, the filing of this Chapter 11 Case by the Debtor and the publicity attendant thereto might adversely affect the Debtor’s business and the businesses of its Subsidiaries. The Debtor is hopeful that relationships with its employees, suppliers, vendors, and customers have been maintained and will not suffer further erosion if the Plan is confirmed and consummated in a timely fashion.

However, adverse effects are likely to be experienced during the pendency of any increasingly protracted bankruptcy case. In light of financing and other potential concerns, it is not certain the degree to which the Debtor could survive as a going concern in a protracted chapter 11 case. The Debtor could have difficulty sustaining the high costs, and the erosion of vendor and customer confidence that may be caused if it remains in bankruptcy for an extended period. Ultimately, there could be no assurance that the Debtor (or, if exclusivity were terminated, other parties-in-interest) would not be forced to liquidate under chapter 7.

Section 11.10      Reorganized KDI May be Subject to Claims That Were Not Discharged in the Chapter 11 Case, Which Could Have a Material Adverse Effect on Reorganized KDI’s Results of Operations and Profitability

The Debtor expects that substantially all of the Claims against it that arose prior to the Petition Date will be resolved during the Chapter 11 Case. Subject to certain exceptions and as set forth in the Plan, all Claims against and Interests in the Debtor that arose prior to the Petition Date (a) are subject to compromise and/or treatment under the Plan and (b) may be discharged in accordance with the and subject to the Bankruptcy Code and the terms of the Plan. However, depending on the Claims that are asserted against the Debtor, it is possible that certain Claims and other obligations that arose prior to the Debtor’s bankruptcy filing may not be discharged, including instances where the claimant had inadequate notice of the bankruptcy filing, certain governmental claims that are determined to be nondischargeable, or claims subject to valid arguments regarding when such claim arose as a matter of law or otherwise.

Section 11.11         Substantial Risks Inherent to the Businesses of the Debtor’s Subsidiaries

As the Debtor is a holding company, its primary assets are its interests in its Subsidiaries. As a result, the discussion below relates to risks that are specific to the businesses of the Debtor’s Subsidiaries. When used in this Section 11.11, the term “we” refers to the Debtor and its Subsidiaries.

(1)         If other market participants in the general video management market enter into social media and IP-based VAMs (“video asset management systems”), we may be negatively impacted.

If dedicated firmware vendors were to enter into the Subsidiaries’ space, they may have longer operating histories, greater name recognition, more employees and greater financial, technical, marketing, public relations and distribution resources than we do. The competitive environment may require the Subsidiaries to make changes in the Subsidiaries’ products, pricing, licensing, services or marketing to maintain and extend the Subsidiaries’ current brand and technology. Price concessions or the emergence of other pricing, licensing and distribution strategies or technology solutions of competitors may reduce the Subsidiaries’ revenue, margins or market share. Other changes we have to make in response to competition could cause the Subsidiaries to expend significant financial and other resources, disrupt the Subsidiaries’ operations, strain relationships with partners, release products and enhancements before they are thoroughly tested or result in customer dissatisfaction, any of which could harm the Subsidiaries’ operating results.

(2)         If we do not successfully develop new software products and solutions, the Subsidiaries’ businesses may be harmed.

Our business and operating results may be harmed if we fail to expand the Subsidiaries’ software and services suite (either through internal product or capability development initiatives or through strategic partnerships) in such a way that achieves widespread market acceptance or that generates significant revenue and gross profits to offset the Subsidiaries’ operating and other costs. We may not successfully identify, develop and market new product and service opportunities in a timely manner. If we introduce new products and services, they may not attain broad market acceptance or contribute meaningfully to the Subsidiaries’ revenue or profitability. Competitive or technological developments may require the Subsidiaries to make substantial, unanticipated investments in new products and technologies or in new strategic partnerships, and we may not have sufficient resources to make these investments. Because the markets for the Subsidiaries’ solutions are subject to rapid change, we may need to expand and/or evolve the Subsidiaries’ product and service offerings quickly. Delays and cost overruns could affect the Subsidiaries’ ability to respond to technological changes, evolving industry standards, competitive developments or customer requirements and harm the Subsidiaries’ businesses and operating results.

(3)         If we are unable to maintain or expand the Subsidiaries’ direct sales capabilities, we may not be able to generate anticipated revenues.

We rely primarily on the Subsidiaries’ direct sales force to sell a substantial portion of the Subsidiaries’ software and services (although we also use channels and partnerships for sales). We generally expand the Subsidiaries’ sales force to generate increased revenue from new customers. Failure to hire or retain qualified sales personnel may preclude the Subsidiaries from expanding the Subsidiaries’ business and generating anticipated revenue. Competition for such personnel is intense, and there can be no assurance that we will be able to retain the Subsidiaries’ existing sales personnel or attract, assimilate or retain enough highly qualified sales personnel. Certain companies with which we compete for experienced personnel may have greater resources than we have. New sales hires require training and take time to achieve full productivity. If we experience high turnover in the Subsidiaries’ sales force in the future, we cannot be certain that new hires will become as productive as necessary to maintain or increase the Subsidiaries’ revenue within anticipated timeframes.

(4)         Our business depends substantially on customers renewing and upgrading their subscriptions for the Subsidiaries’ services. Any decline in the Subsidiaries’ customer renewals and upgrades would harm the Subsidiaries’ future operating results.

Maintaining the renewal rate of the Subsidiaries’ contracts is important to the Subsidiaries’ future success. Our customers have no obligation to renew their relationship with the Subsidiaries after the expiration of the term of their agreements, and occasionally customers have elected not to do so. We cannot guarantee that customer agreements will be renewed at the same pace as they have been previously. Our renewal rates, which have been very high, may decline due to a variety of factors.

If the Subsidiaries’ renewal rates are lower than anticipated or decline for any reason, or if customers renew on terms less favorable to the Subsidiaries, the Subsidiaries’ revenue may be negatively impacted and the Subsidiaries’ profitability and gross margin may be harmed, which would have a material adverse effect on the Subsidiaries’ businesses, results of operations and financial condition.

(5)         The average sales price of the KIT Video Platform or the Subsidiaries’ services may decrease, which may reduce the Subsidiaries’ profitability.

Although we have been able to maintain or increase the Subsidiaries’ prices historically, the average sales price for the KIT Video Platform or the Subsidiaries’ services may decline for a variety of reasons, including competitive pricing pressures, a change in the mix of the Subsidiaries’ services, anticipation of the introduction of new solutions or promotional programs. Competition continues to increase in the market for end-to-end VAMS and related services and we expect competition to further increase in the future, thereby leading to increased pricing pressures. We cannot assure you that we will be successful at maintaining the Subsidiaries’ prices at levels that will allow the Subsidiaries to reach profitability. Failure to maintain the Subsidiaries’ prices could have an adverse effect on the Subsidiaries’ businesses, results of operations and financial condition.

(6)         Any failure of major elements of the Subsidiaries’ system and operations could lead to significant disruptions in the Subsidiaries’ ability to serve customers, which could damage the Subsidiaries’ reputation, reduce the Subsidiaries’ revenues or otherwise harm the Subsidiaries’ business.

Our business is dependent upon providing the Subsidiaries’ customers with fast, efficient and reliable services. A reduction in the performance, reliability or availability of the Subsidiaries’ network infrastructure may harm the Subsidiaries’ ability to distribute the Subsidiaries’ software to the Subsidiaries’ customers, as well as the Subsidiaries’ reputation and ability to attract and retain customers and content providers. Our systems and operations are susceptible to, and could be damaged or interrupted by outages caused by fire, flood, power loss, telecommunications failure, Internet or mobile network breakdown, earthquake and similar events. Our systems are also subject to human error, security breaches, power losses, computer viruses, break-ins, “denial of service” attacks, sabotage, intentional acts of vandalism and tampering designed to disrupt the Subsidiaries’ computer systems and network communications. A sudden and significant increase in traffic on the Subsidiaries’ customers’ websites or demand from mobile users could strain the capacity of the software, hardware and telecommunications systems that we deploy or use. This could lead to slower response times or system failures. Our failure to protect the Subsidiaries’ network against damage from any of these events could harm the Subsidiaries’ businesses.

Our operations also depend on web browsers, ISPs (Internet service providers) and mobile networks to provide the Subsidiaries’ clients’ end-users access to websites, IPTV (Internet protocol television) and mobile content. Many of these providers have experienced outages in the past, and could experience outages, delays and other difficulties due to system failures unrelated to the Subsidiaries’ systems. Any such outage, delay or difficulty could adversely affect the Subsidiaries’ ability to effectively provide the Subsidiaries’ software and services, which would harm the Subsidiaries’ businesses.

(7)         Our success depends on the Subsidiaries’ customers’ continued high-speed access to the Internet and the continued reliability of the Internet infrastructure.

Our future sales growth depends on the Subsidiaries’ customers’ high-speed access to the Internet, as well as the continued maintenance and development of the Internet infrastructure. The future delivery of the Subsidiaries’ services will depend on third-party Internet service providers to expand high-speed Internet access, to maintain a reliable network with the necessary speed, data capacity and security, and to develop complementary products and services, including high-speed modems, for providing reliable and timely Internet access and services. The success of the Subsidiaries’ businesses depends directly on the continued accessibility, maintenance and improvement of the Internet as a convenient means of customer interaction, as well as an efficient medium for the delivery and distribution of information among businesses and by businesses to their employees. All of these factors are out of the Subsidiaries’ control. If for any reason the Internet does not remain a widespread communications medium and commercial platform, the demand for the Subsidiaries’ services would be significantly reduced, which would harm the Subsidiaries’ businesses, results of operations and financial condition.

To the extent that the Internet continues to experience increased numbers of users, frequency of use or bandwidth requirements, the Internet may become congested and be unable to support the demands placed on it, and its performance or reliability may decline. Any future Internet outages or delays could adversely affect the Subsidiaries’ ability to provide services to the Subsidiaries’ customers, which could adversely affect the Subsidiaries’ businesses.

(8)         We depend on various third parties to maintain much of the Subsidiaries’ content delivery, storage and computer hardware operations. If the third parties’ hardware or operations fail, the Subsidiaries’ businesses will be harmed.

A portion of the Subsidiaries’ content delivery, storage and computer hardware operations are operated or safeguarded by third parties such as Akamai Technologies, Equinix, Internap, Limelight, RRSat, Satlink and various other content delivery and transport, hosting and telecommunications providers. If these providers’ operations, networks, hardware or security systems fail — particularly if they fail in unison — the Subsidiaries’ reputations and businesses may suffer. A problem with, or failure of, these systems or operations could result in interruptions or increases in response times for the Subsidiaries’ customers. If we cannot maintain the Subsidiaries’ system in the event of unexpected occurrences, make necessary modifications and/or improvements to the technology, such deficiencies could have a material adverse effect upon the Subsidiaries’ businesses, financial condition and results of operations.

(9)         We license technology from third parties. If we are unable to maintain these licenses, the Subsidiaries’ operations and financial condition may be negatively impacted.

We license technology from third parties. The loss of, or the Subsidiaries’ inability to maintain, these licenses could result in increased costs or delay sales of the Subsidiaries’ software and services. We anticipate that we will continue to license technology from third parties in the future. This technology may not continue to be available on commercially reasonable terms, if at all. Although we do not believe that we are substantially dependent on any individual licensed technology, some of the component technologies that we license from third parties could be difficult for the Subsidiaries to replace. The impairment of these third-party relationships, especially if this impairment were to occur in unison, could result in delays in the delivery of the Subsidiaries’ software and services until equivalent technology, if available, is identified, licensed and integrated. This delay could adversely affect the Subsidiaries’ operating results and financial condition.

(10)        Certain of the Subsidiaries’ service delivery and content handling services are subject to industry regulations, certifications and approvals.

The commercialization of certain of the service delivery and content handling services we provide at times require or are made more costly due to industry acceptance and regulatory processes, such as ISO certification and strict content security handling standards for Hollywood studios, such as those required by the Motion Picture Association of America (MPAA). If we are unable to obtain or retain these or other formal and informal industry certifications in a timely manner, or at all, the Subsidiaries’ operating results could be adversely affected.

(11)        If we do not adequately protect the Subsidiaries’ intellectual property rights, we may experience a loss of revenue and the Subsidiaries’ operations may be materially harmed.

Historically, we have not had a mandatory practice of registering patents or copyrights on the software and technology we have developed. We believe the Subsidiaries’ intellectual property is better protected by the long-term usage precedent for the Subsidiaries’ software solutions than by patent filings, and we rely upon confidentiality agreements signed by the Subsidiaries’ employees, consultants and third parties, and trade secret laws of general applicability, as an ongoing safeguard for the Subsidiaries’ software and technology. We cannot assure you that we can adequately protect the Subsidiaries’ intellectual property or successfully prosecute potential infringement of the Subsidiaries’ intellectual property rights. Also, we cannot assure you that others will not assert rights in, or ownership of, trademarks and other proprietary rights of ours or that we will be able to successfully resolve these types of conflicts to the Subsidiaries’ satisfaction. Our failure to protect the Subsidiaries’ intellectual property rights may result in a loss of revenue and could materially harm the Subsidiaries’ operations and financial condition.

(12)        If we are found to infringe on the proprietary rights of others, we could be required to redesign aspects of the KIT Video Platform, pay significant royalties or enter into license agreements with third parties, which may significantly increase the Subsidiaries’ costs or adversely affect the Subsidiaries’ results of operations.

Although we believe that the Subsidiaries’ core intellectual property is protected by usage precedents that supersede the statute of limitation for copyright infringement claims in most jurisdictions worldwide, a third-party may assert that the Subsidiaries’ technology or services violates its intellectual property rights. Any claims, regardless of their merit, could be expensive and time-consuming to defend; force the Subsidiaries to temporarily or permanently stop providing services that incorporate the challenged intellectual property; require the Subsidiaries to redesign the Subsidiaries’ technology and services; divert management’s attention and other company resources; and require the Subsidiaries to enter into royalty or licensing agreements in order to obtain the right to use necessary technologies, which may not be available on terms acceptable to the Subsidiaries, if at all.

(13)         We may be subject to legal liability for providing third-party content.

We have certain arrangements to offer third-party content via certain of the Subsidiaries’ clients’ websites. Although we believe we are in compliance with all legal requirements for content use in all jurisdictions, we may be subject to claims concerning this content by virtue of the Subsidiaries’ involvement in marketing, branding, broadcasting or providing access to it, even if we do not ourselves host, operate or provide access to the content. While the Subsidiaries’ agreements with these parties most often provide that we will be indemnified against such liabilities, such indemnification may not be adequate or available. Investigating and defending any of these types of claims can be expensive, even if the claims do not result in liability. While to date we have not been subject to material claims, if any potential claims do result in liability, we could be required to pay damages or other penalties, which could harm the Subsidiaries’ business and operating results.

ARTICLE XII
ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

If the Plan is not confirmed and consummated, the alternatives to the Plan include: (a) liquidation of the Debtor under chapter 7 of the Bankruptcy Code; and (b) an alternative plan of reorganization.

Section 12.01         Liquidation Under Chapter 7

If no plan can be confirmed, the Debtor’s Chapter 11 Case may be converted to a case under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be appointed (or elected) to liquidate the Debtor’s assets for distribution in accordance with the priorities established by the Bankruptcy Code. A discussion of the effects that a chapter 7 liquidation would have on the recoveries of Holders of Claims and Interests is set forth below. The Debtor believes that liquidation under chapter 7 would result in smaller distributions to creditors than those provided for in the Plan.

Specifically, the Debtor’s costs of liquidation under chapter 7 of the Bankruptcy Code would include the fees payable to a chapter 7 trustee, as well as those fees that might be payable to attorneys and other professionals that such a trustee might engage. In addition, claims would arise by reason of the breach or rejection of obligations incurred and leases and executory contracts assumed or entered into by the Debtor during the pendency of the Chapter 11 Case. The foregoing types of claims and other claims that might arise in a liquidation case or result from the pending Chapter 11 Case, including any unpaid expenses incurred by the Debtor during the Chapter 11 Case such as compensation for attorneys and investment bankers, would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay Allowed General Unsecured Claims. Furthermore, the Debtor’s DIP Facility will mature upon conversion, at which point the Debtor is unlikely to have access to sufficient capital to fund essential costs needed to preserve its assets and, if the case was converted, it is highly likely that secured creditors would seek to lift the automatic stay in order to pursue their rights under state law, namely, foreclosure. Any foreclosure of the Debtor’s assets is likely to result in a diminished or zero return to unsecured creditors.

After considering the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to the Holders of Claims and Interests in the Chapter 11 Case, including (i) the increased costs and expenses of a liquidation under chapter 7 of the Bankruptcy Code arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee, (ii) the likely erosion in value of assets in a chapter 7 case in the context of an expeditious liquidation and the “forced sale” atmosphere that would prevail under a chapter 7 liquidation and (iii) the substantial increases in Claims which would have to be satisfied on a priority basis or on parity with creditors in the Chapter 11 Case, the Debtor has determined that Confirmation of the Plan will provide each holder of an Allowed Claim or Interest with a recovery that is not less than such holder would receive pursuant to a liquidation of the Debtor under chapter 7 of the Bankruptcy Code.

The Debtor’s Liquidation Analysis is attached hereto as Exhibit C. The information set forth in Exhibit C provides a summary of the liquidation values of the Debtor’s assets, assuming a chapter 7 liquidation in which a trustee appointed by the Bankruptcy Court would liquidate the assets of the Debtor’s Estate. The liquidation analysis was prepared by DB, the Debtor’s investment banker, with input from the Debtor’s management.

Underlying the liquidation analysis is a number of estimates and assumptions that, although developed and considered reasonable by management, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtor and its management. The liquidation analysis is also based on assumptions with regard to liquidation decisions that are subject to change. Accordingly, the values reflected might not be realized if the Debtor were, in fact, to undergo such a liquidation.

Section 12.02         Alternative Plan of Reorganization

If the Plan is not confirmed, the Bankruptcy Court could confirm a different plan. A different plan might involve either a reorganization and continuation of the Debtor’s businesses or an orderly liquidation of the Debtor’s assets, or some combination of the two. The Debtor believes that the Plan, as described herein, enables Holders of Claims and Interests to realize the highest and best value under the circumstances. The Debtor believes that any alternative form of a chapter 11 plan is a much less attractive alternative to Creditors than the Plan because of the far greater returns and certainty provided by the Plan. Other alternatives could involve diminished recoveries, significant delay, uncertainty, and substantial additional administrative costs.

ARTICLE XIII
EXECUTORY CONTRACTS, UNEXPIRED LEASES, AND OTHER AGREEMENTS

Section 13.01         Assumption/Rejection

On the Effective Date, and to the extent permitted by applicable law, all of the Debtor’s executory contracts and unexpired leases will be assumed unless such executory contract or unexpired lease (a) is being rejected pursuant to the Plan; (b) is the subject of a motion to reject filed on or before the Confirmation Date; or (c) has been previously rejected by an order of the Bankruptcy Court.

Section 13.02         Cure Amounts

Any monetary amounts by which each executory contract to be assumed pursuant to the Plan is in default shall be satisfied, pursuant to Bankruptcy Code § 365(b)(1), by payment of any default amount (as such amount has been agreed upon by the non-Debtor party to such contract or lease and the Debtor or Reorganized KDI or, in the event of a dispute regarding such default amount, as such amount has been determined by an order of the Bankruptcy Court) in Cash by the latest of (i) the Effective Date (or as soon thereafter as is practicable), (ii) in the event of a dispute regarding the default amount, within thirty (30) days of the entry of an order of the Bankruptcy Court establishing such default amount, (iii) the date of an order of the Bankruptcy Court (or as soon thereafter as is practicable) approving and authorizing the assumption or assignment of an executory contract not otherwise assumed pursuant to the terms of the Plan, or (iv) on such other terms as the parties to such executory contracts may otherwise agree.

Notwithstanding the foregoing, in the event of a dispute regarding: (1) the amount of any cure payments, (2) the ability of Reorganized KDI to provide “adequate assurance of future performance” (within the meaning of Bankruptcy Code § 365) under the contract or lease to be assumed, or (3) any other matter pertaining to assumption (each, an “Assumption Dispute”), the cure payments required by Bankruptcy Code § 365(b)(1) shall be made following the entry of a Final Order resolving the Assumption Dispute and approving the assumption; provided, however, that in the event the Debtor and the applicable non-Debtor party involved in any Assumption Dispute cannot otherwise consensually resolve such Assumption Dispute prior to the Effective Date, the Debtor may reject the executory contract at issue pursuant to Bankruptcy Code § 365 rather than paying the disputed cure amount, by presenting a proposed order to the Bankruptcy Court for such rejection, without any other or further notice. In the event any executory contract is so rejected, the non-Debtor party thereto shall be entitled to file a Proof of Claim in accordance with the Bar Date Order, which Claim shall be classified pursuant to the Plan, but shall not be entitled to any other or further Claim or relief from either the Debtor or Reorganized KDI.

Section 13.03         Claims Based on Rejection of Executory Contracts and Unexpired Leases

Unless otherwise provided by a Bankruptcy Court order, any Proofs of Claim asserting Claims arising from the rejection of the Debtor’s executory contracts and unexpired leases pursuant to the Plan or otherwise must be filed no later than the later of ten (10) days after entry of the Confirmation Order or ten (10) days after entry of an order approving such rejection. Any Proofs of Claim arising from the rejection of the Debtor’s executory contracts or unexpired leases that are not timely filed shall be disallowed automatically, forever barred from assertion, and shall not be enforceable against the Debtor or Reorganized KDI and any Claim arising out of the rejection of such executory contract or unexpired lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Bankruptcy Schedules or a Proof of Claim to the contrary. All Allowed Claims arising from the rejection of the Debtor’s executory contracts and unexpired leases shall be classified as General Unsecured Claims and shall be treated in accordance with the particular provisions of the Plan for such Claims; provided, however, that if the Holder of an Allowed Claim for rejection damages has an unavoidable security interest in any Collateral to secure obligations under such rejected executory contract or unexpired lease, the Allowed Claim for rejection damages shall be treated as an Other Secured Claim to the extent of the value of such Holder’s interest in the Collateral, with the deficiency, if any, treated as a General Unsecured Claim.

Section 13.04         Assumed Executory Contracts and Unexpired Leases

Each executory contract and unexpired lease that is assumed will include (a) all amendments, modifications, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such executory contract or unexpired lease; and (b) all executory contracts or unexpired leases and other rights appurtenant to the property, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other equity interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements have been rejected pursuant to an order of the Bankruptcy Court or are the subject of a motion to reject filed on or before the Confirmation Date.

Amendments, modifications, supplements, and restatements to prepetition executory contracts and unexpired leases that have been executed by the Debtor during its Chapter 11 Case shall not be deemed, unless agreed to by the non-Debtor party thereto, to alter the prepetition nature of the executory contract or unexpired lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

Section 13.05         Insurance Policies

Pursuant to the Plan, all insurance policies pursuant to which the Debtor has any obligations in effect as of the date of the Confirmation Hearing shall be deemed and treated as executory contracts pursuant to the Plan and shall be assumed by the Debtor and will continue in full force and effect. All other insurance policies will revest in Reorganized KDI.

Section 13.06         Officers’ and Directors’ Indemnification Rights

Notwithstanding any other provisions of the Plan, the obligations of the Debtor to indemnify its directors, officers, managers and employees who served in such capacity during the Chapter 11 Case and as of the day immediately prior the Confirmation Hearing, against any obligations, liabilities, costs or expenses pursuant to the articles of incorporation, bylaws or other organizational documents of the Debtor, applicable state law, specific agreement (including any employment agreement), or any combination of the foregoing, shall survive the Effective Date in all respects and be assumed by Reorganized KDI; provided, that notwithstanding anything in such documents or agreements to the contrary, Reorganized KDI will not indemnify officers or directors of the Debtor or Reorganized KDI for any Claim or Cause of Action arising out of or relating to any act or omission of willful misconduct or fraud, or that is found to be a criminal act.

Section 13.07         Employee Benefit Plans

As, and subject to the occurrence, of the Effective Date, all employee compensation and benefit plans, policies and programs of the Debtor applicable generally to its employees, including agreements and programs subject to section 1114 of the Bankruptcy Code, as in effect on the Effective Date, including, without limitation, all savings plans, retirement plans, health care plans, disability plans, severance benefit plans, incentive plans, and life, accidental death, and dismemberment insurance plans and workers’ compensation programs, shall be deemed to be, and shall be treated as though they are, executory contracts that are assumed under the Plan by Reorganized KDI, and the Debtor’s obligations under such agreements and programs shall survive the Effective Date of the Plan, without prejudice to Reorganized KDI’s rights under applicable nonbankruptcy law to modify, amend, or terminate the foregoing arrangements, except for (i) such executory contracts or plans specifically rejected pursuant to the Plan (to the extent such rejection does not violate section 1114 of the Bankruptcy Code) and (ii) such executory contracts or plans that have previously been terminated or rejected, pursuant to a Final Order, or specifically waived by the beneficiaries of such plans, contracts or programs.

Section 13.08         Continuing Obligations Owed to Debtor

(1)         Except as otherwise provided in the Plan, any confidentiality agreement entered into between the Debtor and any other Person requiring the parties to maintain the confidentiality of each other’s proprietary information shall be deemed to be, and shall be treated as though it is, an executory contract that is assumed and assigned to Reorganized KDI pursuant to section 365 of the Bankruptcy Code and Section 7.01 of the Plan, except as otherwise provided in the Plan.

(2)         Any indemnity agreement entered into between the Debtor and any other Person requiring the supplier to provide insurance in favor of the Debtor, to warrant or guarantee such supplier’s goods or services, or to indemnify the Debtor for claims arising from the goods or services shall be deemed to be, and shall be treated as though it is, an executory contract that is assumed and assigned pursuant to section 365 of the Bankruptcy Code and Section 7.01 of the Plan; provided, however, that if any party thereto asserts any Cure, at the election of the Debtor such agreement shall not be deemed assumed, and shall instead be rejected pursuant to section 365 of the Bankruptcy Code under the Plan.

(3)         Continuing obligations of third parties to the Debtor under insurance policies, contracts, or leases that have otherwise ceased to be executory or have otherwise expired on or prior to the Effective Date, including, without limitation, continuing obligations to pay insured claims, to defend against and process claims, to refund premiums or overpayments, to provide indemnification, contribution or reimbursement, to grant rights of first refusal, to maintain confidentiality, or to honor releases, shall continue and shall be binding on such third parties, unless otherwise specifically terminated by the Debtor or by order of Bankruptcy Court.

(4)         To the extent any insurance policy under which the insurer has a continuing obligation to pay the Debtor or a third party on behalf of the Debtor is held by the Bankruptcy Court to be an executory contract, such insurance policy shall be treated as though it is an executory contract that is assumed pursuant to section 365 of the Bankruptcy Code and Section 7.01 of the Plan. Any and all Claims (including payments for Cure) of the insurer arising under or related to any insurance policies or related insurance agreements that are assumed by the Debtor prior to or as of the Effective Date: (i) shall not be discharged; (ii) shall be Allowed Administrative Claims; and (iii) shall be paid in full in the ordinary course of business of Reorganized KDI as set forth in Section 2.0l of the Plan.

Section 13.09         Reservation of Rights

Nothing contained in the Plan shall constitute an admission by the Debtor that any particular contract is in fact an executory contract or unexpired lease or that the Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtor or Reorganized KDI, as applicable, shall have thirty (30) days following entry of a Final Order resolving such dispute to alter and to provide appropriate treatment of such contract or lease.

Nothing in the Plan will waive, excuse, limit, diminish, or otherwise alter any of the defenses, Claims, Causes of Action, or other rights of the Debtor and Reorganized KDI under any executory or non-executory contract or any unexpired or expired lease.

Nothing in the Plan will increase, augment, or add to any of the duties, obligations, responsibilities, or liabilities of the Debtor or Reorganized KDI under any executory or non-executory contract or any unexpired or expired lease.

Section 13.10      Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Bankruptcy Court shall, among other things, retain jurisdiction with respect to any request by the Debtor to extend the deadline for assuming or rejecting unexpired leases pursuant to Bankruptcy Code § 365(d)(4).

ARTICLE XIV
PROCEDURES FOR RESOLVING DISPUTED,
CONTINGENT, AND UNLIQUIDATED CLAIMS

Section 14.01      Expunging of Certain Claims

Except as otherwise provided by a Bankruptcy Court order, all Claims marked or otherwise Scheduled as contingent, unliquidated or disputed on the Bankruptcy Schedules and for which no Proof of Claim has been timely filed, shall be deemed Disallowed Claims and such Claims shall be expunged as of the Effective Date without the necessity of filing an objection thereto and without further notice to, or action, order or approval of the Bankruptcy Court.

Section 14.02      Objections to Claims

(1)         Authority. The Debtor, prior to the Effective Date, and Reorganized KDI, after the Effective Date, shall have the exclusive authority to (i) file objections to any Claim, and to withdraw any objections to any Claim that it may file; (ii) settle, compromise, or litigate to judgment any objections to any Claim; and (iii) settle or compromise any Disputed Claim. Except as set forth above, Reorganized KDI also shall have the right to resolve any Disputed Claim outside the Bankruptcy Court under applicable governing law.

(2)         Objection Deadline. As soon as practicable, but no later than the Claim Objection Deadline, the Debtor, or Reorganized KDI if after the Effective Date, may file objections with the Bankruptcy Court and serve such objections on the creditors holding the Claims to which such objections are made. Nothing contained herein, however, shall limit the right of Reorganized KDI to object to Claims, if any, filed or amended after the Claim Objection Deadline. The Claim Objection Deadline may be extended by the Bankruptcy Court upon motion by Reorganized KDI.

Section 14.03      Estimation of Claims

The Debtor or Reorganized KDI, as the case may be, may at any time request that the Court estimate, subject to 28 U.S.C. § 157, any Disputed Claim pursuant to § 502(c) of the Bankruptcy Code regardless of whether the Debtor or Reorganized KDI has previously objected to such Claim. The Bankruptcy Court will retain jurisdiction to estimate any Claim at any time, including during proceedings concerning any objection to such Claim. In the event that the Bankruptcy Court estimates any Disputed Claim, such estimated amount may constitute either (a) the Allowed amount of such Claim, (b) the estimate to be used by the Debtor in calculating potential Plan Distributions under the Plan, or (c) a maximum limitation on such Claim, as determined by the Bankruptcy Court. In the case of Claims arising from personal injury tort or wrongful death actions, the Bankruptcy Court may estimate such Claims for the purpose of confirming the Plan. If the estimated amount constitutes a maximum limitation on such Claim, the Debtor or Reorganized KDI may elect to object to ultimate payment of such Claim. All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another.

Section 14.04      No Distributions Pending Allowance

Notwithstanding any other provision of the Plan, no payments or distributions shall be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by Final Order, and the Disputed Claim, or some portion thereof, has become an Allowed Claim.

Section 14.05      Distributions After Allowance

The Disbursing Agent shall make payments and distributions to each Holder of a Disputed Claim that has become an Allowed Claim in accordance with the provisions of the Plan governing the class of Claims to which such Holder belongs. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing all or part of any Disputed Claim becomes a Final Order, the Disbursing Agent shall distribute to the Holder of such Claim the distribution (if any) that would have been made to such Holder on the Distribution Date had such Allowed Claim been allowed on the Distribution Date. After a Disputed Claim is Allowed or otherwise resolved, the excess Cash or other property that was reserved on account of such Disputed Claim, if any, shall revert to Reorganized KDI.

Section 14.06      Reduction of Claims

Notwithstanding the contents of the Bankruptcy Schedules or the Bankruptcy SOFA, Claims listed therein as undisputed, liquidated and not contingent shall be reduced by the amount, if any, that was paid by the Debtor before the Effective Date, including pursuant to orders of the Bankruptcy Court. To the extent such payments are not reflected in the Bankruptcy Schedules or the Bankruptcy SOFA, the Bankruptcy Schedules and Bankruptcy SOFA will be deemed amended and reduced to reflect that such payments were made. Nothing in the Plan shall preclude the Debtor from paying Claims that the Debtor was authorized to pay pursuant to any Final Order entered by the Bankruptcy Court before the Effective Date.

ARTICLE XV
CONDITIONS PRECEDENT TO CONFIRMATION
AND CONSUMMATION OF THE PLAN

Section 15.01          Conditions Precedent to Confirmation

The following are conditions precedent to the occurrence of Confirmation, each of which must be satisfied or waived:

(1)         The Bankruptcy Court shall have entered an order, in form and substance reasonably acceptable to the Debtor and the Plan Sponsor Group, approving the adequacy of the Disclosure Statement, and such Order shall have become a Final Order.

(2)         The Confirmation Order approving and confirming the Plan, as such Plan may have been modified, amended or supplemented, shall (i) be in form and substance reasonably acceptable to the Debtor and the Plan Sponsor Group; and (ii) include a finding of fact that Reorganized KDI, the Plan Sponsor Group, and their respective present and former members, officers, directors, managers, employees, advisors, attorneys and agents, acted in good faith within the meaning of and with respect to all of the actions described in Bankruptcy Code § 1125(e) and are therefore not liable for the violation of any applicable law, rule, or regulation governing such actions.

Section 15.02      Occurrence of the Effective Date

The following are conditions precedent to the occurrence of the Effective Date, each of which must be satisfied or waived in accordance with Section 15.04 below:

(1)         The Confirmation Order shall have been entered in form and substance reasonably acceptable to the Debtor and the Plan Sponsor Group, and such order shall have become a Final Order.

(2)         The Plan Sponsor Group shall have provided written evidence satisfactory to the Debtor that simultaneous with the occurrence of the Effective Date, the Plan Sponsor Group will fund the Purchase Price.

(3)         There shall not be in effect any (i) order entered by any court of any competent jurisdiction; (ii) order, opinion, ruling or other decision entered by any administrative or governmental entity or (iii) applicable law, staying, restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by the Plan.

Section 15.03      Substantial Consummation

On the Effective Date, the Plan shall be deemed to be substantially consummated under Bankruptcy Code §§ 1101 and 1127(b).

Section 15.04      Waiver of Conditions

Each of the conditions set forth in Section 15.01 or Section 15.02 hereof may be waived in whole or in part by the Debtor or Plan Sponsor Group, as applicable. The failure to satisfy or waive any condition to Confirmation or the Effective Date may be asserted by the Debtor regardless of the circumstances giving rise to the failure of such condition to be satisfied.

Section 15.05      Revocation, Withdrawal, or Non-Consummation

The Debtor reserves the right to revoke or withdraw the Plan at any time before the Confirmation Date and to file subsequent plans of reorganization. If the Debtor revokes or withdraws the Plan, or if Confirmation or Consummation of the Plan does not occur, then (i) the Plan shall be null and void in all respects; (ii) any settlement or compromise embodied in the Plan (including the fixing, allowance or limiting to an amount certain of any Claim or Interests or Class of Claims or Interests), unless otherwise agreed to by the Debtor and any counterparty to such settlement or compromise, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (iii) nothing contained in the Plan, and no acts taken in preparation for Consummation of the Plan, shall (a) constitute or be deemed to constitute a waiver or release of any Claims by or against, or any Interests in, the Debtor or any other Person, (b) prejudice in any manner the rights of the Debtor or any Person in any further proceedings involving the Debtor, or (c) constitute an admission of any sort by the Debtor or any other Person

ARTICLE XVI
AMENDMENTS AND MODIFICATIONS

The Debtor may alter, amend, or modify the Plan, the Plan Documents, or any Exhibits thereto under Bankruptcy Code § 1127(a) at any time before the Confirmation Date; provided, however, that where the Plan requires a document to be acceptable to, consented to, agreed to or otherwise satisfactory to the Plan Sponsor Group, the Debtor may not modify such document without the written consent of the Plan Sponsor Group. After the Confirmation Date and before “substantial consummation” of the Plan, as defined in Bankruptcy Code § 1101(2), the Debtor may, under Bankruptcy Code § 1127(b), institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, and such matters as may be necessary to carry out the purposes and effects of the Plan, so long as such proceedings do not materially adversely affect the treatment of Holders of Claims or Interests under the Plan; provided, however, that prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or order of the Bankruptcy Court.

ARTICLE XVII
RETENTION OF JURISDICTION

Under Bankruptcy Code §§ 105(a) and 1142, and notwithstanding entry of the Confirmation Order and occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Case and the Plan to the fullest extent permitted by law, including, among other things, jurisdiction to:

(A)	allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any objections to the secured or unsecured status, priority, amount or allowance of Claims or Interests;

(B)	hear and determine all applications for compensation and reimbursement of expenses of Professionals under Bankruptcy Code §§ 327, 328, 330, 331, 503(b), 1103 or 1129(a)(4); provided, however, that from and after the Effective Date, the payment of fees and expenses of professionals retained by Reorganized KDI shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court except as otherwise set forth in the Plan;

(C)	hear and determine all matters with respect to the assumption or rejection of any executory contract or unexpired lease to which the Debtor is a party or with respect to which the Debtor may be liable, including, if necessary, the nature or amount of any required cure or the liquidating of any claims arising therefrom;

(D)	hear and determine any and all adversary proceedings, motions, applications, and contested or litigated matters arising out of, under, or related to, the Chapter 11 Case;

(E)	enter and enforce such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan, the Disclosure Statement, and/or the Confirmation Order;

(F)	hear and determine disputes arising in connection with the interpretation, implementation, Consummation, or enforcement of the Plan, including disputes arising under agreements, documents or instruments executed in connection with the Plan;

(G)	consider any modifications of the Plan, cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

(H)	issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any entity with implementation, Consummation, or enforcement of the Plan, and/or the Confirmation Order;

(I)	enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified, or vacated;

(J)	hear and determine any matters arising in connection with or relating to the Plan, the Disclosure Statement, and/or the Confirmation Order or any other contract, instrument, release, or other agreement or document created in connection with the Plan, the Disclosure Statement, and/or the Confirmation Order;

(K)	enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Case or pursuant to the Plan;

(L)	recover all assets of the Debtor and property of the Estate, wherever located;

(M)	hear and determine matters concerning state, local, and federal taxes in accordance with Bankruptcy Code §§ 346, 505 and 1146;

(N)	hear and determine all disputes involving the existence, nature, or scope of Debtor’s discharge or any releases granted in the Plan;

(O)	hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under, or not inconsistent with, provisions of the Bankruptcy Code;

(P)	enter an order or final decree concluding or closing the Chapter 11 Case; and

(Q)	enforce all orders previously entered by the Bankruptcy Court.

ARTICLE XVIII
effect of the plan on claims and interests

Section 18.01      Compromise and Settlements

Except for any Avoidance Actions and Causes of Action of the Debtor that are being retained by Reorganized KDI pursuant to Section 5.17 of the Plan, pursuant to Bankruptcy Code § 363 and Bankruptcy Rule 9019, and in consideration for the classification, distribution and other benefits provided under the Plan, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims, Interests and controversies resolved pursuant to the Plan, including, without limitation, all Claims arising before the Petition Date, whether known or unknown, foreseen or unforeseen, asserted or unasserted, arising out of, relating to or in connection with the business or affairs of, or transactions with, the Debtor. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of each of the foregoing compromises or settlements, and all other compromises and settlements provided for in the Plan, and the Bankruptcy Court’s findings shall constitute its determination that such compromises and settlements are in the best interests of the Debtor, the Estate, Creditors, Holders of Interests and other parties in interest, and are fair, equitable and within the range of reasonableness.

Section 18.02      Satisfaction of Claims

The rights afforded in the Plan and the treatment of all Claims and Interests herein shall be in exchange for and in complete satisfaction, discharge, and release of all Claims and Interests of any nature whatsoever against the Debtor or its Estate, assets, properties, or interests in property. Except as otherwise provided in the Plan and/or the Confirmation Order, on the Effective Date, all Claims against and Interests in the Debtor shall be satisfied, discharged, and released in full. None of the Debtor, Reorganized KDI or their Affiliates, shall be responsible for any pre-Effective Date obligations of the Debtor, except those expressly assumed by the Debtor or Reorganized KDI, as applicable. Except as otherwise provided in the Plan and/or the Confirmation Order, all Persons and Entities shall be precluded and forever barred from asserting against the Debtor, Reorganized KDI, or their Affiliates, their respective successors or assigns, or their estates, assets, properties, or interests in property any event, occurrence, condition, thing, or other or further Claims or Causes of Action based upon any act, omission, transaction, or other activity of any kind or nature that occurred or came into existence before the Effective Date, whether or not the facts of or legal bases therefore were known or existed before the Effective Date.

Section 18.03      Discharge of Liabilities

Pursuant to Bankruptcy Code § 1141(d), and except as otherwise specifically provided in the Plan and/or the Confirmation Order, the PLAN distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of all Claims, Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtor or any of its assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtor before the Effective Date and that arise from a termination of employment or a termination of any employee or retiree benefit program, regardless of whether such termination occurred before or after the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in Bankruptcy Code §§ 502(g), 502(h), or 502(i), in each case whether or not: (a) a Proof of Claim or Interest based upon such debt, right, Claim, or Interest is filed or deemed filed pursuant to Bankruptcy Code § 501; (b) a Claim or Interest based upon such Claim, debt, right, or Interest is Allowed pursuant to Bankruptcy Code § 502; or (c) the Holder of such a Claim or Interest has accepted the Plan. Subject to the terms of the Plan and/or the Confirmation Order, any default by the Debtor or its Affiliates with respect to any Claim or Interest that existed immediately before or on account of the filing of the Chapter 11 Case shall be deemed satisfied on the Effective Date. Subject to the terms of the Plan, the Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring. Subject to the terms of the Plan, the Confirmation Order shall be a judicial determination of discharge of all liabilities of the Debtor, its Estate, Reorganized KDI and all successors thereto. As provided in Bankruptcy Code § 524, subject to the terms of the Plan and/or the Confirmation Order such discharge shall void any judgment against the Debtor, its Estate, Reorganized KDI or any successors thereto at any time obtained to the extent it relates to a Claim or Interest discharged, and operates as an injunction against the prosecution of any action against Reorganized KDI or its property and assets to the extent it relates to a discharged Claim or Interest.

Section 18.04      Releases

(1)         Releases by the Debtor, its Estate and Reorganized KDI. PURSUANT TO SECTION 1123(B) OF THE BANKRUPTCY CODE, AND EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THE PLAN OR THE PLAN SUPPLEMENT, THE PLAN PROVIDES THAT FOR GOOD AND VALUABLE CONSIDERATION, INCLUDING THE SERVICE OF THE PARTIES RELEASED HEREIN TO FACILITATE THE EXPEDITIOUS REORGANIZATION OF THE DEBTOR AND THE IMPLEMENTATION OF THE RESTRUCTURING CONTEMPLATED BY THE PLAN, ON AND AFTER THE EFFECTIVE DATE, the Debtor, Reorganized KDI, WTI, the Plan Sponsor Group, the DIP Facility Lender, and any of their respective officers, directors, members, managers, employees, equity holders, partners, Affiliates, advisors, attorneys, consultants, agents, professionals, representatives, or any of their successors or assigns (but not including any Excluded Party) ARE DEEMED RELEASED AND DISCHARGED BY THE DEBTOR AND ITS ESTATE AND REORGANIZED KDI, FROM ANY AND ALL CLAIMS, OBLIGATIONS, RIGHTS, SUITS, DAMAGES, CAUSES OF ACTION, REMEDIES AND LIABILITIES WHATSOEVER, INCLUDING ANY DERIVATIVE CLAIMS, ASSERTED OR ASSERTABLE ON BEHALF OF THE DEBTOR OR REORGANIZED KDI, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, EXISTING OR HEREINAFTER ARISING, IN LAW, EQUITY OR OTHERWISE, THAT THE DEBTOR, ITS ESTATE, REORGANIZED KDI, OR THEIR RESPECTIVE AFFILIATES WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT IN THEIR OWN RIGHT (WHETHER INDIVIDUALLY OR COLLECTIVELY) OR ON BEHALF OF THE HOLDER OF ANY CLAIM OR INTEREST OR OTHER ENTITY, BASED ON OR RELATING TO, OR IN ANY MANNER ARISING FROM, IN WHOLE OR IN PART, THE DEBTOR, REORGANIZED KDI, THE CHAPTER 11 CASE, THE DEBTOR’S RESTRUCTURING, THE DIP FACILITY, THE PLAN SUPPORT AGREEMENT AND RELATED AGREEMENTS, THE SUBJECT MATTER OF, OR THE TRANSACTIONS OR EVENTS GIVING RISE TO, ANY CLAIM OR INTEREST THAT IS TREATED IN THE PLAN, THE BUSINESS OR CONTRACTUAL ARRANGEMENTS BETWEEN THE DEBTOR AND ANY RELEASED PERSONS, THE RESTRUCTURING OF CLAIMS AND INTERESTS BEFORE OR DURING THE CHAPTER 11 CASE, THE NEGOTIATION, FORMULATION OR PREPARATION OF THE PLAN AND DISCLOSURE STATEMENT, OR RELATED AGREEMENTS, INSTRUMENTS OR OTHER DOCUMENTS, UPON ANY OTHER ACT OR OMISSION, TRANSACTION, AGREEMENT, EVENT OR OTHER OCCURRENCE TAKING PLACE ON OR BEFORE THE CONFIRMATION DATE, OTHER THAN CLAIMS OR LIABILITIES ARISING OUT OF OR RELATING TO ANY ACT OR OMISSION OF A RELEASED PERSON OR A FORMER OFFICER OR DIRECTOR OF THE DEBTOR THAT CONSTITUTES WILLFUL MISCONDUCT (INCLUDING FRAUD) OR GROSS NEGLIGENCE. THE FOREGOING RELEASE SHALL NOT APPLY TO ANY EXPRESS CONTRACTUAL OR FINANCIAL OBLIGATIONS OR ANY RIGHT OR OBLIGATIONS ARISING UNDER OR THAT IS PART OF THE PLAN OR ANY AGREEMENTS ENTERED INTO PURSUANT TO, IN CONNECTION WITH, OR CONTEMPLATED BY THE PLAN.

(2)         Releases by Holders of Claims and Interests and Other Released Persons. EXCEPT AS OTHERWISE PROVIDED IN THE PLAN, PLAN SUPPLEMENT OR CONFIRMATION ORDER, AS OF THE EFFECTIVE DATE, THE PLAN PROVIDES THAT EACH HOLDER OF A CLAIM OR AN INTEREST, THE PLAN SPONSOR GROUP, THE DIP FACILITY LENDER, ANY STATUTORY COMMITTEE AND ITS RESPECTIVE MEMBERS, AND THE RESPECTIVE RELATED PERSONS OF EACH OF THE FOREGOING, SHALL BE DEEMED TO HAVE CONCLUSIVELY, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND FOREVER, RELEASED AND DISCHARGED THE DEBTOR, THE REORGANIZED DEBTOR, THE PLAN SPONSOR GROUP, THE DIP FACILITY LENDER, ANY STATUTORY COMMITTEE AND ITS RESPECTIVE MEMBERS, AND THE RELATED PERSONS OF EACH OF THE FOREGOING FROM ANY AND ALL CLAIMS, INTERESTS, OBLIGATIONS, RIGHTS, SUITS, DAMAGES, CAUSES OF ACTION, REMEDIES AND LIABILITIES WHATSOEVER, INCLUDING ANY DERIVATIVE CLAIMS, ASSERTED ON BEHALF OF THE DEBTOR, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, EXISTING OR HEREAFTER ARISING, IN LAW, EQUITY OR OTHERWISE, THAT SUCH ENTITY WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT (WHETHER INDIVIDUALLY OR COLLECTIVELY), BASED ON OR RELATING TO, OR IN ANY MANNER ARISING FROM, IN WHOLE OR IN PART, THE DEBTOR, THE CHAPTER 11 CASE, THE DEBTOR’S RESTRUCTURING, THE DIP FACILITY, THE PLAN SUPPORT AGREEMENT AND RELATED AGREEMENTS, THE SUBJECT MATTER OF, OR THE TRANSACTIONS OR EVENTS GIVING RISE TO, ANY CLAIM OR INTEREST THAT IS TREATED IN THE PLAN, THE BUSINESS OR CONTRACTUAL ARRANGEMENTS BETWEEN THE DEBTOR AND REORGANIZED KDI, THE PLAN SPONSOR GROUP, ANY STATUTORY COMMITTEE AND ITS RESPECTIVE MEMBERS, AND ANY RELATED PERSON OF EACH OF THE FOREGOING, THE RESTRUCTURING OF CLAIMS AND INTERESTS BEFORE OR DURING THE CHAPTER 11 CASE, THE NEGOTIATION, FORMULATION OR PREPARATION OF THE PLAN, THE DISCLOSURE STATEMENT, THE PLAN SUPPLEMENT OR RELATED AGREEMENTS, INSTRUMENTS OR OTHER DOCUMENTS, UPON ANY OTHER ACT OR OMISSION, TRANSACTION, AGREEMENT, EVENT OR OTHER OCCURRENCE RELATING TO THE DEBTOR TAKING PLACE ON OR BEFORE THE CONFIRMATION DATE, OTHER THAN CLAIMS OR LIABILITIES ARISING OUT OF OR RELATING TO ANY ACT OR OMISSION OF A RELEASED PERSON THAT CONSTITUTES WILLFUL MISCONDUCT (INCLUDING FRAUD) OR GROSS NEGLIGENCE. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE FOREGOING, THE RELEASE SET FORTH ABOVE DOES NOT RELEASE ANY POST-EFFECTIVE DATE OBLIGATIONS OF ANY PARTY UNDER THE PLAN OR ANY DOCUMENT, INSTRUMENT OR AGREEMENT (INCLUDING THOSE SET FORTH IN THE PLAN SUPPLEMENT) EXECUTED TO IMPLEMENT THE PLAN.

(3)         Injunction Related to Releases. Except as provided in the Plan and/or the Confirmation Order, as of the Effective Date, (i) all Persons that hold, have held, or may hold a Claim or any other obligation, suit, judgment, damages, debt, right, remedy, causes of action or liability of any nature whatsoever, or any Interest or other right of a Holder of an equity security or other ownership interest, relating to the Debtor or Reorganized KDI or any of their respective assets, property and Estates, that is released pursuant the Plan, (ii) all other parties in interest, and (iii) each of the Related Persons of each of the foregoing entities, are, and shall be, permanently, forever and completely stayed, restrained, prohibited, barred and enjoined from taking any of the following actions, whether directly or indirectly, derivatively or otherwise, on account of or based on the subject matter of such discharged Claims or other obligations, suits, judgments, damages, debts, rights, remedies, causes of action or liabilities, and of all Interests or other rights of a Holder of an equity security or other ownership interest: (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding (including, without limitation, any judicial, arbitral, administrative or other proceeding) in any forum; (ii) enforcing, attaching (including, without limitation, any prejudgment attachment), collecting, or in any way seeking to recover any judgment, award, decree, or other order; (iii) creating, perfecting or in any way enforcing in any manner, directly or indirectly, any Lien; (iv) setting off, seeking reimbursement or contributions from, or subrogation against, or otherwise recouping in any manner, directly or indirectly, any amount against any liability or obligation owed to any Person discharged under THE PLAN; and (v) commencing or continuing in any manner, in any place of any judicial, arbitration or administrative proceeding in any forum, that does not comply with or is inconsistent with the provisions of the Plan and/or the Confirmation Order.

(i)          No Waiver. Notwithstanding anything to the contrary contained in the Plan, the releases and injunctions set forth in Section 12.04 of the Plan shall not, and shall not be deemed to, limit, abridge or otherwise affect the rights of the Debtor or Reorganized KDI to enforce, sue on, settle or compromise the rights, claims and other matters expressly retained by the Debtor or Reorganized KDI pursuant to the Plan and/or the Confirmation Order.

(ii)         Bankruptcy Rule 3016 Compliance. The Debtor’s compliance with the formal requirements of Bankruptcy Rule 3016(c) shall not constitute an admission that the Plan provides for an injunction against conduct not otherwise enjoined under the Bankruptcy Code.

(iii)        Integral to Plan. Each of the injunctions provided in the Plan is an integral part of the Plan and is essential to its implementation. Each party released under the Plan and any other Persons protected by the injunctions set forth in the Plan shall have the right to independently seek the enforcement of such injunctions.

Section 18.05      Exculpation

The Released persons SHALL NOT BE LIABLE FOR ANY cause of action arising in connection with or out of the administration of the Chapter 11 Case, the planning of the Chapter 11 Case, the formulation, negotiation or implementation of the Plan, the good faith solicitation of acceptances of the Plan in accordance with Bankruptcy Code § 1125(e), pursuit of Confirmation of the Plan, the Consummation of the Plan, or the administration of the Plan, except for gross negligence or willful misconduct as determined by a Final Order of the Bankruptcy Court. THE DEBTOR WILL REQUEST THAT All Holders of Claims and Interests are enjoined from asserting or prosecuting any Claim or cause of action against any Released person FOR WHICH SUCH person has been exculpated from liability pursuant to the preceding sentence.

Section 18.06      Recoupment

Except as provided in the Plan and/or the Confirmation Order any Holder of a Claim or Interest shall not be entitled to recoup any Claim or Interest against any Claim, right, or Cause of Action of the Debtor or Reorganized KDI, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtor on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

Section 18.07      Good Faith

As of the Confirmation Date, the Debtor shall be deemed to have solicited acceptances or rejections of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code.

Section 18.08      Protection Against Discriminatory Treatment

Consistent with § 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including governmental units, shall not discriminate against Reorganized KDI or deny, revoke, suspend or refuse to renew a license, permit, charter, franchise or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, Reorganized KDI or another Entity with whom Reorganized KDI has been associated, solely because the Debtor has been a debtor under chapter 11, has been insolvent before the commencement of the Chapter 11 Case (or during the Chapter 11 Case but before the Debtor is granted or denied a discharge) or has not paid a debt that is dischargeable in the Chapter 11 Case.

ARTICLE XIX
MISCELLANEOUS PROVISIONS

Section 19.01      Severability of Plan Provisions

If, before Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of the Debtor, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

Section 19.02      Successors and Assigns

The rights, benefits and obligations of any Person named or referred to in the Plan, including any Holder of a Claim, shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such entity.

Section 19.03      Binding Effect

The Plan shall be binding upon and inure to the benefit of the Debtor, all present and former Holders of Claims against and Interests in the Debtor, their respective successors and assigns, including, but not limited to, the Debtor, and all other parties-in-interest in this Chapter 11 Case.

Section 19.04      Notices

Any notice, request, or demand required or permitted to be made or provided under the Plan to or upon the Debtor, Reorganized KDI, or the Plan Support Group shall be (i) in writing; (ii) served by (a) certified mail, return receipt requested, (b) hand delivery, (c) overnight delivery service, (d) first class mail, or (e) facsimile or email transmission; and (iii) deemed to have been duly given or made when actually delivered or, in the case of facsimile or email transmission, when received and telephonically confirmed, addressed as follows:

If to the Debtor:

KIT digital, Inc.
26 West 17th Street, 2nd Floor
New York, New York 10011
Attn: Fabrice Hamaide
Facsimile: (212) 206-7059

With a copy to (which shall not constitute notice):

BRACEWELL & GIULIANI LLP
1251 Avenue of the Americas
New York, New York 10020
Attn: Jennifer Feldsher and Robert Burns
Facsimile: (212) 508-6101

If to the Plan Support Group:

JEC Capital Partners, LLC
68 Mazzeo Drive
Randolph, Massachusetts 02368
Attn: Michael Torok
Facsimile: (480) 772-4733

Stichting Bewaarder Ratio Capital Partners
Utrechtseweg 31 d
3811NA Amersfoort
The Netherlands

With a copy to (which shall not constitute notice):

Kasowitz, Benson, Torres & Friedman LLP
1633 Broadway
New York, New York 10019
Attention: Andrew K. Glenn and Jeffrey Gleit
Telephone: (212) 506-1747

and

Prescott Group Capital Management
1924 South Utica, Suite 1120
Tulsa, Oklahoma 74104
Attn: Duminda Desliva
Facsimile: (918) 583-8251

With a copy to (which shall not constitute notice):
Frederic Dorwart, Lawyers
124 East Fourth Street
Tulsa, Oklahoma 74103-5010
Attn: Samuel S. Ory
Facsimile: (918) 583-8251

If to Reorganized KDI:

KIT digital, Inc.
26 West 17th Street, 2nd Floor
New York, New York 10011
Attn: Fabrice Hamaide
Facsimile: (212) 206-7059

With a copy to (which shall not constitute notice):

BRACEWELL & GIULIANI LLP
1251 Avenue of the Americas
New York, New York 10020
Attn: Jennifer Feldsher and Robert Burns
Facsimile: (212) 508-6101

Section 19.05      Term of Injunctions or Stay

Unless otherwise provided in the Plan and/or Confirmation Order, all injunctions or stays provided for in the Chapter 11 Case under Bankruptcy Code §§ 105 or 362 or otherwise, and in existence on the Confirmation Date (excluding any injunctions or stays contained in the Plan or Confirmation Order), shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan and/or Confirmation Order shall remain in full force and effect in accordance with their terms.

Section 19.06      No Admissions

Notwithstanding anything herein to the contrary, nothing in the Plan shall be deemed as an admission by the Debtor with respect to any matter set forth herein, including liability on any Claim.

Section 19.07      Notice of the Effective Date

The Debtor shall file on the docket of the Bankruptcy Court a Notice of Effective Date stating that (i) all conditions to the occurrence of the Effective Date have been satisfied or waived with the consent of the Plan Support Group; (ii) the Effective Date has occurred and specifying the date thereof for all purposes under the Plan; and (iii) setting forth the name, address and telephone number for Reorganized KDI.

Section 19.08      Plan Documents

The Plan Documents are incorporated herein and are a part of the Plan as set forth in full herein.

ARTICLE XX
ADMINISTRATIVE CLAIMS

Section 20.01      Bar Dates for Certain Actions

(1)         Administrative Claims; Substantial Contribution Claims

The Bar Date for filing of all Administrative Claims, including substantial contribution claims will be fixed by the Bankruptcy Court by separate order (such date, the “Administrative Claims Bar Date”). Holders of asserted Administrative Claims, other than Professional Fee Claims, claims for U.S. Trustee fees under 28 U.S.C. § 1930 and administrative tax claims will be required to submit proofs of Administrative Claim on or before such Administrative Claims Bar Date or forever be barred from doing so. A notice prepared by the Debtor will set forth such date and constitute notice of this Administrative Claims Bar Date. Reorganized KDI shall have thirty (30) days (or such longer period as may be allowed by order of the Bankruptcy Court) following the Administrative Claims Bar Date to review and object to such Administrative Claims before a hearing for determination of allowance of such Administrative Claims.

(2)         Administrative Ordinary Course Liabilities

Holders of Administrative Claims that are based on liabilities incurred and paid by the Debtor in the ordinary course of the Debtor’s business (other than Claims of governmental units for taxes and for interest and/or penalties related to such taxes) on and after the Petition Date will not be required to file any request for payment of such Administrative Claims. For the avoidance of doubt, Holders of Administrative Claims pursuant to Bankruptcy Code § 503(b)(9) are required to file a proof of Administrative Claim on or before the Bar Date.

(3)         Administrative Tax Claims

All requests for payment of Administrative Claims by a Governmental Unit for taxes (and for interest and/or penalties related to such taxes) for any tax year or period, all or any portion of which occurs or falls within the period from and including the Petition Date through and including the Effective Date, and for which no bar date has otherwise been previously established, must be filed and served on the Debtor and Reorganized KDI and any other party specifically requesting a copy in writing on or before the later of (a) thirty (30) days following the Confirmation Date; and (b) one hundred and twenty (120) days following the filing of the tax return for such taxes for such tax year or period with the applicable governmental unit. Any Holder of any such Claim that is required to file a request for payment of such taxes and does not file and properly serve such a claim by the applicable Bar Date shall be forever barred from asserting any such claim against the Debtor, Reorganized KDI, the Disbursing Agent or their property, regardless of whether any such Claim is deemed to arise on or before the Effective Date. Any interested party desiring to object to an Administrative Claim for taxes must file and serve its objection on counsel to the Debtor and Reorganized KDI and the relevant taxing authority no later than ninety (90) days after the taxing authority files and serves its Claim.

(4)         Professional Fee Claims

All final requests for compensation or reimbursement of professional fees pursuant to Bankruptcy Code §§ 327, 328, 330, 331, 363, 503(b) or 1103 for services rendered to or on behalf of the Debtor before the Effective Date (other than substantial contribution claims under Bankruptcy Code § 503(b)(4)) must be filed with the Bankruptcy Court and served on Reorganized KDI and its counsel no later than thirty (30) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. Objections to applications of such Professionals or other entities for compensation or reimbursement of expenses must be filed with the Bankruptcy Court and served on the Debtor and Reorganized KDI and their respective counsel and the requesting Professional or other entity no later than thirty (30) days (or such longer period as may be allowed by order of the Bankruptcy Court) after the date on which the applicable application for compensation or reimbursement was served.

Section 20.02      Payment of Statutory Fees

On or before the Effective Date (or as soon as reasonably practicable after such fees become due), the Debtor shall have paid in full, in Cash (including by check or wire transfer), in U.S. dollars, all fees payable pursuant to § 1930 of title 28 of the United States Code, in the amount determined by the Bankruptcy Court at the Confirmation Hearing.

Section 20.03      Request for Expedited Tax Review

Reorganized KDI shall have the right to request an expedited determination under Bankruptcy Code section 505(b) with respect to tax returns filed, or to be filed, for any and all taxable periods ending after the Petition Date through the Effective Date.

ARTICLE XXI
CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

Section 21.01      Certain Material Federal Income Tax Consequences of the Plan

The following discussion summarizes certain material federal income tax consequences of the implementation of the Plan to the Debtor and to certain holders of Allowed Claims. This summary does not address the federal income tax consequences to (i) Holders of Claims who are deemed to have rejected a Plan in accordance with the provisions of section 1126(g) of the Bankruptcy Code, (ii) Holders whose Claims are entitled to payment in full in cash or are otherwise unimpaired under the Plan (i.e., Holders of Allowed Administrative Expense Claims, Allowed Priority Tax Claims, Allowed Priority Non-Tax Claims, Other Secured Claims), or (iii) Holders whose Claims are extinguished without distribution in exchange therefore.

This summary is based on the Internal Revenue Code of 1986, as amended (the “IRC”), existing and proposed treasury regulations promulgated thereunder (“Treasury Regulations”), judicial decisions, and published administrative rules and pronouncements of the Internal Revenue Service (“IRS”) as in effect on the date hereof, all of which are subject to change, possibly on a retroactive basis. Any such change could significantly affect the federal income tax consequences described below.

The federal income tax consequences of the Plan are complex and are subject to significant uncertainties. The Debtor has not requested a ruling from the IRS or an opinion of counsel with respect to any of the tax aspects of the Plan. Thus, no assurance can be given as to the interpretation that the IRS will adopt. In addition, this summary does not address state, local or foreign income or other tax consequences of the Plan, nor does it purport to address the federal income tax consequences of the Plan to special classes of taxpayers (such as foreign taxpayers, broker-dealers, banks, mutual funds, insurance companies, financial institutions, thrifts, small business investment companies, regulated investment companies, tax-exempt organizations, certain expatriates, or former long term residents of the United States, or pass-through entities or investors in pass-through entities).

ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE PARTICULAR CIRCUMSTANCES PERTAINING TO A HOLDER OF A CLAIM. EACH HOLDER OF A CLAIM IS URGED TO CONSULT ITS OWN TAX ADVISORS FOR THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES APPLICABLE TO IT UNDER THE PLANS.

Section 21.02      Consequences to the Debtor

(1)         Cancellation of Indebtedness Income and Attribute Reduction

The Debtor believes that it will recognize no taxable income as a result of the issuances of the Reorganized KDI Class A and B Common Stock or the payment of Cash or the transfer of any other property in satisfaction of Claims (except to the extent of any gain on transfers of appreciated assets to Creditors in satisfaction of Claims). Under the cancellation of indebtedness rules of the Tax Code, debts discharged in the context of a bankruptcy proceeding will not result in taxable income, although they will cause the reduction in certain tax attributes of Reorganized KDI, including net operating losses (“NOLs”) and NOL carryforwards.

The Debtor estimates that it has approximately $70 million of consolidated NOL carryforwards for U.S. federal income tax purposes. A substantial amount of such NOLs may be eliminated following implementation of the Plan as a result of the satisfaction of certain Claims at a discount, for which the Debtor will generally be required to reduce its NOLs and NOL carryforwards. In addition, if the amount of cancellation of indebtedness (i.e., the excess of the amount of debt cancelled over the amount of any Cash, the issue price of any debt instruments and the fair market value of any other property given in cancellation of such debt) exceeds the amount of the Debtor’s NOLs and NOL carryforwards, the excess will be applied to reduce the Debtor’s tax basis in its assets (to the extent the tax basis exceeds the amount of the Debtor’s liabilities following implementation of the Plan).

(2)         Net Operating Loss Limitations

With respect to any NOLs and NOL carryforwards of the Debtor remaining after confirmation of the Plan and any required attribute reduction, Section 382 of the Tax Code contains certain rules limiting the amount of such NOLs and NOL carryforwards a corporate taxpayer can utilize in each taxable year following an “ownership change” (the “Annual Section 382 Limitation”). In general, an “ownership change” occurs whenever the percentage of the stock of a corporation owned, directly or indirectly, by “5-percent stockholders” (within the meaning of Section 382 of the Tax Code) increases by more than fifty (50) percentage points over the lowest percentage of the stock of such corporation owned, directly or indirectly, by such 5-percent stockholders at any time over the preceding three year period. It is expected that the Debtor will undergo an ownership change on the Effective Date.

As a general rule, a loss corporation’s Annual Section 382 Limitation equals the product of the value of the stock of the corporation (with certain adjustments) immediately before the ownership change and the applicable “long-term tax-exempt rate,” which is a rate published monthly by the Treasury Department. Any unused portion of the Annual Section 382 Limitation generally is available for use in subsequent taxable years. If a loss corporation does not continue its historic business or use a significant portion of its historic assets in a new business for at least two years after the ownership change, the corporation’s Annual Section 382 Limitation is zero. The Section 382 Annual Limitation will also apply to any net unrealized built in-losses (i.e., losses economically accrued but unrecognized as of the date of the ownership change in excess of a threshold amount), to the extent such losses are recognized during the five year period immediately after the ownership change.

Section 382(l)(5) of the Tax Code provides an exception to the application of the Annual Section 382 Limitation where a corporation is under the jurisdiction of a court in a Title 11 or similar case (the “382(l)(5) Exception”). The 382(l)(5) Exception provides that where an ownership change occurs pursuant to a bankruptcy reorganization or similar proceedings, the Annual 382 Limitation will not apply if the pre-change shareholders and/or “qualified creditors” (as defined by applicable Treasury regulations) own at least fifty percent (50%) of the stock of the reorganized corporation. However, under the 382(l)(5) Exception, a corporation’s pre-change NOLs and NOL carryforwards that may be carried over to a post-change year generally must be reduced to the extent attributable to any interest paid or accrued to qualified creditors during the three taxable years preceding the Effective Date of the Plan, and during the part of the current taxable year prior to and including the Effective Date. If the 382(l)(5) Exception applies, a second ownership change of the corporation within a two year period following the Effective Date of the Plan will cause the corporation to forfeit all of its unused NOLs and NOL carryforwards that were incurred prior to the date of the second ownership change.

If a corporation in bankruptcy elects out of the rules under Section 382(l)(5), a special rule under Section 382(l)(6) of the Tax Code will apply in calculating the Annual Section 382 Limitation. Under this special rule, the Annual Section 382 Limitation will be calculated by reference to the lesser of the value of the corporation’s stock (with certain adjustments, including any increase in value resulting from any surrender or cancellation of any Claims in the bankruptcy) immediately after the ownership change (as opposed to immediately before the ownership change, as discussed above) or the value of the corporation’s assets (determined without regard to liabilities) immediately before the ownership change.

The Debtor is continuing to analyze whether it is advisable to avail itself of the 382(l)(5) Exception. Even if the Debtor decides to do so, transfers of Claims prior to the Effective Date may prevent the Debtor from satisfying the “qualified creditor” test requirement of Section 382(l)(5). Moreover, the benefits of Section 382(l)(5) would effectively be lost if the Debtor were to experience an ownership change before the Effective Date. While an order of the Bankruptcy Court currently precludes certain transfers of KDI Common Stock that may cause an ownership change, there can be no assurance that these restrictions will prevent such a change, or that a change did not occur before the order took effect. Finally, even if the benefits of Section 382(l)(5) are available upon consummation of the Plan, such benefits will be lost if Reorganized KDI experiences another ownership change within the subsequent two (2) year period, and there is no assurance that such an ownership change will not occur (as a result of redemptions or other transfers of the Reorganized KDI Class A Common Stock or otherwise).

(3)         Alternative Minimum Tax Liability

While any NOL carryforwards not limited by the Annual Section 382 Limitation will generally be available to reduce the Debtor’s regular U.S. federal income tax liability, such NOL carryforwards generally may offset only ninety percent (90%) of the Debtor’s alternative minimum tax liability, if any.

Section 21.03      Consequences to the Holders of Certain Claims

Pursuant to and in accordance with the implementation of the Plan, holders of Allowed Unsecured Claims will receive cash in respect of their Allowed Unsecured Claims. The following discusses the potential federal income tax consequences to the holders of such Claims.

(1)         Consequences to Holders of Allowed Unsecured Claims

(i)          Gain or Loss – Generally

In general, holders of Allowed Unsecured Claims will recognize gain or loss in an amount equal to the difference between (i) such holder’s “amount realized” in respect of its Claim, which is the amount of cash and the fair market value of any property received by the holder in satisfaction of its Claim, and (ii) the holder’s adjusted tax basis in its Claim (other than any Claim for accrued but unpaid interest). Refer to Section 21.03(2), “Distributions in Discharge of Accrued But Unpaid Interest” for a discussion of the federal income tax consequences of any Claim for accrued interest.

(ii)         Gain or Loss – Character

Where gain or loss is recognized by a holder of an Allowed Unsecured Claim, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, whether the Claim constitutes a capital asset in the hands of the holder and how long it has been held, whether the Claim was acquired at a market discount and whether and to what extent the holder had previously claimed a bad debt deduction. A holder of such a claim that purchased its Claim from a prior holder at a market discount may be subject to the market discount rules of the IRC. Under those rules, assuming that the holder has made no election to amortize the market discount into income on a current basis with respect to any market discount instrument, any gain recognized on the exchange of such Claim (subject to a de minimis rule) generally would be characterized as ordinary income to the extent of the accrued market discount on such Claim as of the date of the exchange. Holders of Allowed Unsecured Claims are urged to consult their tax advisors to determine the character of any gain or loss recognized in connection with the implementation of the Plan.

(iii)        Property Received – Tax Basis

In general, a Holder’s tax basis in any property received will equal the fair market value of such property on the date of distribution. The holding period for such property generally will begin the day following the date of distribution.

(iv)        Gain or Loss – Imputed Interest

If distributions are made to a Holder of an Allowed Unsecured Claim subsequent to the Effective Date or on multiple dates, the imputed interest provisions of the IRC may apply to treat a portion of such distributions as interest for federal income tax purposes. Holders of such Claims are urged to consult their tax advisors regarding the possible application of these imputed interest rules.

(v)         Gain or Loss – Effect of Potential Future Distributions

The possibility that a Holder of an Allowed Unsecured Claim will receive distributions after the Effective Date can have tax consequences to such holders. As previously described, Holders of Allowed Unsecured Claims will receive cash in respect of their Claims. All distributions (whether or not received on the Effective Date) to a Holder of an Allowed Unsecured Claim should be taxable to such Holder in accordance with the principles discussed above in “Gain or Loss – Generally.” As noted in “Gain or Loss – Imputed Interest” above, the imputed interest provisions of the IRC may apply to treat a portion of any subsequent distribution as imputed interest. It is possible that recognition of any loss realized by a Holder of an Allowed Unsecured Claim may be deferred until such holder can no longer receive future distributions under the Plan from the Debtor.

Each Holder of a Claim is urged to consult its tax advisor regarding the recognition of gain or loss for tax purposes in respect of the implementation of the Plan.

(2)         Distributions in Discharge of Accrued But Unpaid Interest

In general, to the extent that any distribution to a Holder of a Claim is received in satisfaction of accrued interest or amortized original issue discount (“OID”) during its holding period, such amount will be taxable to the holder as interest income (if not previously included in the holder’s gross income). Conversely, a holder generally recognizes a deductible loss to the extent any accrued interest claimed or amortized OID was previously included in its gross income and is not paid in full. It is unclear whether a holder of a Claim with previously included OID that is not paid in full would be required to recognize a capital loss rather than an ordinary loss.

Each Holder of a Claim is urged to consult its tax advisor regarding the tax consequences related to the deductibility and character of accrued interest or amortized OID that is not paid in full in respect of the implementation of the Plan.

(3)         Consequences to Holders of Allowed Subordinated Claims

Pursuant to and in accordance with implementation of the Plan, Holders of Allowed Subordinated Claims will receive their Pro Rata Share of Available Cash and, to the extent any Allowed Subordinated Claim is not satisfied from available Cash, Litigation Warrants, after payment of General Unsecured Claims in full.  In general, the U.S. federal income tax consequences to Holders of Allowed Subordinated Claims will be the same as described above in Sections 21.03(1) and (2) for the Holders of Allowed Unsecured Claims.  The exercise of the Litigation Warrants will not be a taxable event.  Each Holder will add the exercise price for the shares to its tax basis of the Litigation Warrants to compute its new tax basis in Reorganized KDI Class A Common Stock received.  If the Holder allows the Litigation Warrants to expire unexercised, the Holder may be allowed to claim a loss, the recognition of which is subject to limitations.  See Section 21.04(2) below for a description of the U.S. federal income tax consequences arising from the ownership of Reorganized KDI Class A Common Stock.

Section 21.04      Consequences to Allowed Interests Represented by the KDI Common Stock

(1)         Exchange for Reorganized KDI Warrants

Pursuant to and in accordance with the implementation of the Plan, Holders of Allowed Interests represented by KDI Common Stock will receive Reorganized KDI Warrants. The exchange of KDI Common Stock for Reorganized KDI Warrants will generally be a taxable exchange to the Holders of such Allowed Interests, who will recognize gain or loss measured by the difference between the fair market value of the Reorganized KDI Warrants received less the Holder’s adjusted tax basis in the KDI Common Stock surrendered. The Holder’s tax basis in the Reorganized KDI Warrants will equal the warrants’ fair market value. The exercise of the Reorganized KDI Warrants will not be a taxable event. Each Holder will add the excise price for the shares to its tax basis of the Reorganized KDI Warrants to compute its new tax basis in the Reorganized KDI Class A Common Stock received. If the Holder allows the Reorganized KDI Warrants to expire unexercised, the Holder may be allowed to claim a loss, the recognition of which is subject to limitations.

(2)         Ownership of Reorganized KDI Class A Common Stock

Distributions. The gross amount of any distribution of cash or property made to a Holder of the Reorganized KDI Class A Common Stock generally will be includible in gross income by a Holder as dividend income to the extent such distributions are paid out of current or accumulated earnings and profits of Reorganized KDI as determined under U.S. federal income tax principles. Dividends received by non-corporate holders may qualify for reduced rates of taxation. A distribution which is treated as a dividend to a corporate holder may qualify for a 70% dividends-received deduction if certain holding period and taxable income requirements are satisfied. Any dividend received by a corporate holder may be subject to the “extraordinary dividend” provisions of the IRC.

A distribution in excess of Reorganized KDI’s current and accumulated earnings and profits will first be treated as a return of capital to the extent of the holder’s adjusted tax basis in the shares and will be applied against and reduce such basis dollar-for-dollar (thereby increasing the amount of gain and decreasing the amount of loss recognized on a subsequent taxable disposition of the shares). To the extent that such distribution exceeds the holder’s adjusted tax basis in the shares, the distribution will be treated as a capital gain, which will be treated as long-term capital gain if such holder’s holding period in the shares exceeds one (1) year as of the date of the distribution.

Sale, Exchange or Other Taxable Disposition. A holder will generally recognize capital gain or loss on the sale, exchange or other taxable disposition of any of its Reorganized KDI Class A Common Stock in an amount equal to the difference, if any, between the amount realized for the shares and the Holder’s adjusted tax basis in the shares. Capital gains of non-corporate Holders derived in respect to the sale, exchange or other disposition of shares held for more than a year may be eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Holders are urged to consult their own tax advisors regarding such limitations.

You should consult your own tax advisor regarding the U.S. federal income tax consequences of acquiring, owning and disposing of Reorganized KDI Class A Common Stock, including any special tax consequences to a holder that does not hold any Reorganized KDI Class A Common Stock as a capital asset.

Section 21.05      Information Reporting and Withholding

All distributions to Holders of Allowed Claims under the Plan are subject to any applicable tax withholding, including employment tax withholding. Under federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to “backup withholding” at the then applicable withholding rate (currently 28%). Backup withholding generally applies if the Holder (a) fails to furnish its social security number or other taxpayer identification number, (b) furnishes an incorrect taxpayer identification number, (c) fails properly to report interest or dividends, or (d) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the tax identification number provided is its correct number and that it is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions.

Section 21.06      Importance of Obtaining Professional Tax Assistance

THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN INCOME TAX CONSEQUENCES OF THE PLAN AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. THE ABOVE DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. THE TAX CONSEQUENCES ARE IN MANY CASES UNCERTAIN AND MAY VARY DEPENDING ON A CLAIM HOLDER’S PARTICULAR CIRCUMSTANCES. ACCORDINGLY, HOLDERS OF CLAIMS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS ABOUT THE UNITED STATES FEDERAL, STATE, AND LOCAL, AND APPLICABLE FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE PLAN.

ARTICLE XXII
resale of securities received under the plan

Section 22.01      Issuance of New Securities

Bankruptcy Code § 1145(a)(1) exempts the offer and sale of securities under a plan of reorganization from registration under Section 5 of the Securities Act and state laws if three (3) principal requirements are satisfied:

(a)         the securities must be offered and sold under a plan of reorganization and must be securities of the debtor, of an affiliate participating in joint plan with the debtor, or of a successor to the debtor under the plan;

(b)         the recipients of the securities must hold prepetition or administrative expense claims against the debtor or interests in the debtor; and

(c)         the securities must be issued entirely in exchange for the recipient’s claim against or interest in the debtor, or principally in exchange for such claims or interests and partly for cash or property.

The Debtor believes that the offer and sale of the Reorganized KDI Warrants, the Litigation Warrants and Reorganized KDI Class A2 Common Stock issued upon the exercise thereof, would satisfy the requirements of Bankruptcy Code §1145(a)(1) and would be, therefore, exempt from registration under the Securities Act and state securities laws.

The Debtor also anticipates that it or Reorganized KDI (as applicable) would intend to seek to qualify for exemptions from registration, pursuant to Section 4(2) of the Securities Act, Regulation D of the Securities Act, Rule 701 promulgated under the Securities Act, or otherwise, for the issuance of the Reorganized KDI Warrants, the Litigation Warrants, any shares of the Reorganized KDI Class A or B Common Stock, or any other equity securities of Reorganized KDI in the future in connection with the exercise of any warrants to be issued under the Plan, or any stock options under the Management Equity Incentive Plan or otherwise.

Section 22.02      Subsequent Transfers Under Federal Securities Laws

The Debtor believes that all resales and subsequent transactions in Reorganized KDI Class A Common Stock (all series) would be exempt from registration under federal and state securities laws, unless the holder thereof is an “underwriter” with respect to such securities. Bankruptcy Code §1145(b) defines four (4) types of “underwriters”:

(1)         persons who purchase a claim against, an interest in, or a claim for an administrative expense against the debtor with a view to distributing any security received in exchange for such a claim or interest;

(2)         persons who offer to sell securities offered under a plan for the holders of such securities;

(3)         persons who offer to buy such securities from the holders of such securities, if the offer to buy is: (a) with a view to distributing such securities; and (b) under an agreement made in connection with the plan, the consummation of the plan, or with the offer or sale of securities under the plan; or

(4)         a person who is an “issuer” with respect to the securities, as the term “issuer” is defined in Section 2(11) of the Securities Act.

Under Section 2(11) of the Securities Act, an “issuer” includes any person directly or indirectly controlling or controlled by the issuer, or any person under direct or indirect common control of the issuer. To the extent that Persons who receive the Reorganized KDI Class A or B Common Stock, or the Reorganized KDI Warrants or Litigation Warrants pursuant to the Plan are deemed to be “underwriters,” resales by such persons would not be exempted by Bankruptcy Code §1145 from registration under the Securities Act or other applicable law. Persons deemed to be underwriters would, however, be permitted to sell the Reorganized KDI Class A or B Common Stock without registration pursuant to the provisions of Rule 144 under the Securities Act or any other applicable exemption from registration. For example, Rule 144 permits the public sale of securities received by “underwriters” if current information regarding the issuer is publicly available and if volume limitations and certain other conditions are met. Other exemptions to the registration requirements of the Securities Act might be applicable in a particular situation. Whether or not any particular person would be deemed to be an “underwriter” with respect to the Reorganized KDI Warrants, the Litigation Warrants or the Reorganized KDI Class A or B Common Stock to be issued pursuant to the Plan would depend upon various facts and circumstances applicable to that person. Accordingly, the Debtor expresses no view as to whether any particular Person receiving the Reorganized KDI Warrants, the Litigation Warrants, or the Reorganized KDI Class A or B Common Stock under the Plan would be an “underwriter” with respect to such securities.

GIVEN THE COMPLEX AND SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR HOLDER MAY BE AN UNDERWRITER, THE DEBTOR MAKES NO REPRESENTATION CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN THE REORGANIZED KDI CLASS A OR B COMMON STOCK OR THE REORGANIZED KDI WARRANTS OR THE LITIGATION WARRANTS. THE DEBTOR RECOMMENDS THAT POTENTIAL RECIPIENTS OF THE REORGANIZED KDI CLASS A AND B COMMON STOCK OR THE REORGANIZED KDI WARRANTS OR THE LITIGATION WARRANTS CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES WITHOUT COMPLIANCE WITH THE SECURITIES ACT OR THE SECURITIES EXCHANGE ACT OF 1934 AS WELL AS ANY STATE LAWS.

ARTICLE XXIII
CONCLUSION AND RECOMMENDATION

The Debtor believes that the Plan is in the best interests of all Holders of Claims and Interests, and urges those Holders of Claims and Interests entitled to vote to accept the Plan and to evidence such acceptance by returning their Ballots so they will be RECEIVED by the Voting Agent no later than 4:00 p.m., prevailing Eastern Time on July 18, 2013. If the Plan is not confirmed, or if Holders in those Classes do not vote to accept the Plan, the Holders in those Classes may not receive a distribution.

Dated:       June 18, 2013

KIT digital, Inc.

By:	/s/ Fabrice Hamaide
Name:	Fabrice Hamaide
Title:	Chief Financial Officer

EXHIBIT A

Plan of Reorganization

EXHIBIT B

Organization Chart

EXHIBIT C

Liquidation Analysis

Hypothetical Liquidation Analysis

Section 1129(a)(7) of the Bankruptcy Code requires that each holder of an impaired allowed claim or interest either (a) accept the plan of reorganization or (b) receive or retain under the plan property of a value, as of the effective date, that is not less than the value such holder would receive or retain under the plan of reorganization if the applicable debtor were liquidated under chapter 7 of the Bankruptcy Code on the effective date. This requirement is referred to as the “best interests” test. To make these findings, a bankruptcy court must: (a) estimate the cash liquidation proceeds that a chapter 7 trustee would generate if the assets of such debtor’s estate were liquidated pursuant to chapter 7 of the Bankruptcy Code; (b) determine the liquidation distribution that each nonaccepting holder of a claim or an interest would receive from such liquidation proceeds under the priority scheme dictated in chapter 7; and (c) compare the holder’s liquidation distribution to the distribution under the plan that the holder would receive if the plan were confirmed and consummated.

To demonstrate compliance with the “best interests” test, the Debtor estimated a range of proceeds that would be generated from a hypothetical chapter 7 liquidation (the “Liquidation Analysis”). The Liquidation Analysis was prepared by DB, with assistance from the Debtor and its advisors and represents the Debtor’s best estimate of the proceeds that would be realized if the Debtor was liquidated in accordance with chapter 7 of the Bankruptcy Code.

The Liquidation Analysis assumes that the Debtor’s Chapter 11 Case is converted into liquidation under chapter 7. The Debtor’s management does not believe that including more historical information or projected information would cause the result of this analysis to vary significantly. The Liquidation Analysis, however, is subject to any changes due to the Debtor’s continued operation subsequent to the Petition Date.

The Liquidation Analysis is premised upon a number of estimates and assumptions that, although developed and considered reasonable by the DB and the Debtor, are inherently subject to significant business, economic and competitive uncertainties beyond the control of DB and the Debtor, and, as discussed below, may be subject to change. Thus, there can be no assurance that the values reflected in the Liquidation Analysis would be realized if the Debtor was, in fact, to undergo a liquidation. In addition, any liquidation ultimately undertaken would take place under future circumstances that cannot be predicted with certainty. Accordingly, although the Liquidation Analysis that follows is necessarily presented with numerical specificity, if the Debtor’s estate was in fact liquidated as described herein, the actual proceeds from such liquidation could vary significantly from the amounts set forth in the Liquidation Analysis. The actual liquidation proceeds could be materially higher or lower than the amounts set forth in the Liquidation Analysis, and no representation or warranty can be or is being made with respect to the actual proceeds that would be generated from the liquidation of the Debtor under chapter 7 of the Bankruptcy Code. The Liquidation Analysis has been prepared solely for the purposes of estimating the proceeds that would be available if the Debtor liquidated under chapter 7 of the Bankruptcy Code and does not represent values that may be appropriate for any other purpose, including the values applicable in the context of the Plan. Nothing contained in the Liquidation Analysis is intended as or constitutes a concession or admission for any purpose other than the presentation of a hypothetical liquidation analysis, as required by the “best interests” test set forth in section 1129(a)(7) of the Bankruptcy Code.

The table below summarizes the estimated proceeds that would be available for distribution to the Debtor’s creditors in a hypothetical liquidation of the Debtor’s estate under chapter 7 of the Bankruptcy Code. Additional assumptions with respect to the Liquidation Analysis are provided below:

		Recovery (%)		Recovery value ($)
($mm)	Book value	Low	High	Low	High
Current assets
Cash and cash equivalents	$6.7	100.0%	100.0%	$6.7	$6.7
ST investments	1.0	—	20.0%	—	0.2
Accounts receivable, net	26.2	50.0%	70.0%	13.1	18.3
Accrued revenue	8.9	—	20.0%	—	1.8
Inventory	0.1	40.0%	60.0%	0.0	0.1
Earn-out receivable	1.7	—	—	—	—
Prepaid expenses and other current assets	8.2	—	20.0%	—	1.6
Intercompany	—	—	—	—	—
Restricted cash	2.2	20.0%	50.0%	0.4	1.1
Total current assets	$54.9			$20.3	$29.8

Non-current assets
Property and equipment, net	$5.8	20.0%	30.0%	$1.2	$1.7
Deferred tax assets, net of current	1.8	—	—	—	—
Content, net	0.3	—	—	—	—
Software, net	1.6	—	—	—	—
Customer list, net	33.0	—	—	—	—
Other intangibles, net	0.0	—	—	—	—
Goodwill	146.3	—	—	—	—
Investments in subsidiaries	(0.0)	—	—	—	—
Earn-out receivable, net of current	6.5	—	20.0%	—	1.3
Other assets	1.1	30.0%	50.0%	0.3	0.5
Total non-current assets	$196.5			$1.5	$3.6
Total value available for distribution	$251.3			$21.8	$33.4

Liquidation fees and expenses
Chapter 7 Trustee Fees				$(0.5)	$(0.8)
Wind-down budget and facility closing expenses				$(3.0)	$(5.3)
Total remaining distributable value				$18.3	$27.3

Secured claims
WTI loan (principal, interest & penalties)	18.9	100.0%	100.0%	18.3	18.9
Projected DIP facility obligations	$3.1	100.0%	100.0%	—	$3.1
				—	$5.3
Total remaining distributable value to pay administrative, priority and unsecured claims

Note: Balance sheet as of March 31, 2013 and DIP assumed to be fully drawn and used by the time of liquidation; Projected DIP facility obligations include 3 months of interest at 13.00%.

Notes to Liquidation Analysis.

Balance sheet assets

Balance sheet as of March 31, 2013 and DIP assumed to be fully drawn and used by the time of liquidation.

Cash

Reflects cash-on-hand as of March 31, 2013 and includes all highly liquid investments with original maturities of ninety (90) days or less when purchased.

ST investments

Represents investments made in partnerships or joint ventures in which the Company owns less than fifty percent (50%) and has no control of the board of directors or day-to-day operations.

Accounts receivable, net

Reflects the amount of trade accounts receivable, stated net of allowance for doubtful accounts.

Accrued revenue

Represents revenue earned during the period but invoicing has not occurred prior to the close of the month.

Inventory

Reflects the inventory balance as of March 31, 2013.

Earn-out receivable

Represents the short-term portion of the estimated fair-market value of the earn-out receivable from the sale of Content Solutions in June 2012.

Prepaid expenses and other current assets

Prepaid expenses and other current assets include prepaid software licenses, insurance and other advanced payments.

Intercompany

There are no recoveries assumed for intercompany assets.

Restricted cash

Restricted cash includes certain collateral security deposits, including security deposits.

Property, plant and equipment, net

Property, plant and equipment includes all land, buildings, machinery and equipment owned by the Debtor.

Deferred tax assets, net of current

There are no recoveries assumed for deferred tax assets, net of current.

Content, net

There are no recoveries assumed for net content.

Software, net

There are no recoveries assumed for net software.

Customer list, net

There are no recoveries assumed for net customer list.

Other intangibles, net

There are no recoveries assumed for net other intangibles.

Goodwill

There are no recoveries assumed for goodwill.

Investments in subsidiaries

There are no recoveries assumed for investments in subsidiaries.

Earn-out receivable, net of current

Represents the long-term portion of the estimated fair-market value of the earn-out receivable from the sale of Content Solutions in June 2012.

Other asset

Represents a notes receivable from sale of certain assets in 2011.

Liquidation expenses

Chapter 7 trustee fees

Chapter 7 trustee fees are estimated at three percent (3%) of the net proceeds of asset sales.

Wind-down budget and facility closing expenses

In the hypothetical liquidation, the Debtor would incur costs to close down their facilities and prepare the assets for sale. The wind-down budget also includes fee estimates for professionals retained by the Chapter 7 trustee, including attorneys, accountants and appraisers to liquidate the remaining assets and wind down the estates and are estimated at twenty percent (20%) of the net proceeds of asset sales.

Claims

Secured Claims

Assumes Holders of secured claims are entitled to recover all amounts generated from the disposition of their collateral, up to the amount of their allowed claim. WTI Loan includes applicable default interest, payment premiums, success fees and make-wholes due under the WTI Loans.

EXHIBIT D

Disclosure Statement Order (Excluding Exhibits)

EXHIBIT E

Financial Projections

The following projected pro forma balance sheets and projected financial performance (the “Financial Projections”) reflect the operations of Reorganized KDI and its subsidiaries, excluding unprofitable Subsidiaries anticipated to be liquidated or divested prior to 2013.

It is important to note that the Financial Projections and estimates of value described below may differ from actual performance and are highly dependent on significant assumptions concerning future performance of these businesses. Please refer to the Key Assumption below as well as Section 11.10 of the Disclosure Statement for a discussion of the many factors that could have a material effect on the information provided in the Financial Projections.

The Financial Projections assume that the Plan will be confirmed and consummated in accordance with its terms and that there will be no material changes in the current regulatory environment that will have an unexpected impact on the Debtor’s operations. If the Debtor does not emerge from Chapter 11 on a timely basis, as assumed for purposes of this analysis, its business and the businesses of its Subsidiaries could be significantly impacted, which, in turn, will affect Reorganized KDI’s results of operations and cash flows.

The Financial Projections should be read in conjunction with the Key Assumptions set forth therein as well as actual results to be reported in the monthly operating reports of the Debtor filed with the Bankruptcy Court. The Financial Projections were prepared by management in good faith based upon assumptions believed to be reasonable and applied in a manner consistent with past practice.

The Debtor does not, as a matter of course, publicly disclose projections as to its future revenues, earnings or cash flow. Accordingly, the Debtor does not intend to update or otherwise revise the Financial Projections to reflect circumstances existing since their preparation, the occurrence of unanticipated events, or changes in general economic or industry conditions, even in the event that any or all of the underlying assumptions are shown to be in error.

The Financial Projections were not prepared with a view toward complying with the guidelines for prospective financial statements published by the American Institute of Certified Public Accountants. The Financial Projections have not been compiled or prepared for examination or review, by any independent. Furthermore, the Financial Projections have been prepared to reflect projected estimates of cash balances on hand (in bank balances) and not cash balances according to generally accepted accounting principles.

While presented with numerical specificity, the Financial Projections are based upon a variety of assumptions and are subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of the Debtor. Consequently, the inclusion of the Financial Projections herein should not be regarded as a representation by the Debtor (or any other person) that the Financial Projections will be realized, and actual results may vary materially from those presented below. The industry in which the Debtor competes is highly competitive and the Debtor’s earnings may be significantly adversely affected by changes in the competitive environment, changes in supply and demand dynamics, the price erosion of services provided, and regulatory changes. Due to the fact that such Financial Projections are subject to significant uncertainty and are based upon assumptions which may not prove to be correct, neither the Debtor nor any other person assumes any responsibility for their accuracy or completeness.

Projected Consolidated Balance Sheet

	2013	2014	2015
	Forecast	Forecast	Forecast
ASSETS
Current Assets
Cash & Cash Equivalents	$11,273,454	$16,042,596	$22,246,938
Other Current Assets	36,199,830	38,693,739	41,189,965
Total Current Assets	47,473,284	54,736,335	63,436,903
Property, Plant & Equipment	4,736,483	4,425,707	4,456,391
Other Assets	44,207,677	43,407,677	42,607,677
Total Long Term Assets	48,944,160	47,833,383	47,064,068
Total ASSETS	$96,417,444	$102,569,718	$110,500,971
LIABILITIES & EQUITY
Current Liabilities
Account Payables	$5,155,747	$7,074,963	$8,475,682
Other Liabilities (Current)	20,869,199	20,757,184	20,718,089
Total Current Liabilities	26,024,947	27,832,147	29,193,770
Long Term Liabilities
Other Long-term Liabilities	13,301,682	13,301,682	13,301,682
Total Long Term Liabilities	13,301,682	13,301,682	13,301,682
Total Equity	57,090,815	61,435,889	68,005,518
Total LIABILITIES & EQUITY	$96,417,444	$102,569,718	$110,500,971

Projected Consolidated Statement of Operations

	2013	2014	2015
	Forecast	Forecast	Forecast

Total Revenue	$120,465,550	$130,595,271	$145,801,954
Total Cost of Revenue	80,574,962	87,523,491	97,705,989
Gross Profit	39,890,587	43,071,781	48,095,965
Gross Margin %	33%	33%	33%
Operating Expenses
Total Sales, R&D and G&A Expenses	33,531,045	34,748,044	37,637,809
Income from Operations (EBITDA)	6,359,543	8,323,737	10,458,156
EBITDA Margin %	5%	6%	7%
Total Depreciation, Amortization and Other Items	3,682,000	3,495,877	3,158,568
Net Income (Before Tax)	2,677,543	4,827,860	7,299,588
Net Income (Before Tax) %	2%	4%	5%
Income Taxes	267,754	482,786	729,959
Net income (After Tax)	$2,409,788	$4,345,074	$6,569,629

Projected Consolidated Statement of Cash Flows

	2013	2014	2015
	Forecast	Forecast	Forecast
Cash Flow Statement

Cash flows from Operating Activities

Net Income	$2,409,788	$4,345,074	$6,569,629
Adjustments
Depreciation and Amortization	3,382,000	3,085,776	2,731,816
Other Non-cash Charges	-	-	-
Total Non-Cash Items	3,382,000	3,085,776	2,731,816
Changes in Assets and Liabilities	475,796	(686,709)	(1,134,603)
Net Change in Cash from Operations	6,267,585	6,744,142	8,166,842

Cash flows from Investing Activities
Capital Expenditures	(787,750)	(1,975,000)	(1,962,500)
Net Change in Cash from Investing Activities	(787,750)	(1,975,000)	(1,962,500)

Cash flows from Financing Activities
Debt/Interest	-	-	-
Net Change in Cash from Financing Activities	-	-	-
Net Change in Cash and Equivalents	5,479,835	4,769,142	6,204,342
Cash and Cash Equivalents, Beginning of Period	5,793,620	11,273,454	16,042,596
Cash and Cash Equivalents, End of Period	$11,273,454	$16,042,596	$22,246,938

Key Assumptions

A. Debtor’s Projected Consolidated Statement of Operations

The Debtor’s projected financials are based on the assumption that the reorganization has taken place as of January 1, 2013. As described in Article IV, the reorganized business includes Multicast Media, Kewego, Polymedia SpA, and ioko365. The reorganized business not include the following entities which were acquired by KIT Digital and have (or will be) sold, liquidated or dissolved as part of the Plan: KickApps, Worldwide Broadcast, Active Media, Accela, Sputnik, Benchmark, Hyro, Nunet, and Megahertz.

1. Total Revenue:

Projected revenues are intended to represent aggregated revenues of the Debtor’s three (3) key lines of business which include OTT Professional Services, Managed Services and OVP—Cloud Platform, all of which are predominately in the IPTV space.

The 2013 figures are based on the Debtor’s current forecasts. The Debtor assumes increases in revenue of approximately eight percent (8%) and twelve percent (12%) in 2014 and 2015, respectively. This growth is based on anticipated industry growth rates that are higher than the growth rates assumed by the Debtor.

2. Expenses (Excluding Depreciation and Amortization):

a.	Costs of Revenues: Represents a combination of employee and consultant costs that are directly associated with revenue, as well as other direct costs such as servers, software and information and technology infrastructure. The Debtor expects that Reorganized KDI will maintain and manage a gross margin percentage of approximately thirty-three percent (33%) through the periods forecasted.

b.	Total Sales, R&D and G&A: Represents a combination of the sales, marketing, and research and development initiatives along with Reorganized KDI’s support and administrative costs. This line item includes a mix of employee costs, facilities costs and other vendor related expenses. The increased spending is based on increased investment in sales and marketing expenses to support revenue growth. The Debtor also anticipates that Reorganized KDI will increase its spending on research and development as part of strategic research and development initiatives, platform consolidation and other technology advancement. The increase in sales, marketing and research development expense is to be offset by Reorganized KDI’s anticipation of further administrative cost reductions over the period.

c.	Depreciation, Amortization and Other Costs: Primarily relates to the depreciation of the fixed assets and amortization of certain intangible assets.

3. Taxes: Tax expense is projected based on the Debtor’s best estimate of the amount and timing of federal and local income tax payments. The majority of the expense represents estimated AMT taxes as the Debtor expects Reorganized KDI to have available Net Operation Losses (“NOLs”) to utilize to the best of its ability. If the Debtor is not able to retain its NOLs through the Plan, tax expense will be materially higher over the period covered by these projections.

B. Debtor’s Projected Consolidated Balance Sheet.

1.	Cash and Cash Equivalents: The cash balances are projected based on the annual cash inflows and outflows utilizing an actual 2013 starting balance.

2.	Other Current Assets: Primarily consists of Trade Receivables and Prepaid Assets, which are assumed to stay consistent throughout the period.

3.	Net Fixed Assets: Consists of furniture, fixtures, equipment and leasehold improvements and is increased each year for additional capital expenditures and decreased for depreciation.

4.	Other Assets: Consists of customer lists and other intangibles acquired that are amortized over the Projection Period.

5.	Accounts Payable: Includes postpetition accounts payable.

6.	Other Liabilities (Current): Consists primarily of accrued payroll and other monthly expenses that are projected to be relatively flat on a yearly basis.

7.	Other Noncurrent Liabilities: Includes deferred income tax liability which are projected to remain flat.

8.	Shareholders’ Equity: Includes existing paid-in capital and beginning retained earnings. Shareholders’ equity changes each year by the amount of net income.

C. Debtor’s Projected Consolidated Statement of Cash Flows.

1.	Operating Cash Flow: Operating cash flow is projected starting with net income and adjusted for certain non-cash items included in income (the most significant of which is related to depreciation and amortization) as well as for working capital changes.

2.	Investing Cash Flow: Capital expenditures are the only meaningful item included in investing cash flows. Capital expenditures are comprised of information and systems infrastructure, annual software licenses and other related equipment.

3.	Financing Cash Flow: The Debtor assumed no financing cash investments as it anticipates Reorganized KDI to be debt free post reorganization.

EXHIBIT F

Valuation Analysis

1.	Overview.

At the Debtor’s request, Deutsche Bank, in its capacity as the Debtor’s investment banker, has estimated the hypothetical range of discounted equity value of Reorganized KDI as of August 31, 2013 (the “Assumed Valuation Date” and, such discounted equity value, the “Discounted Equity Value”). The valuation analysis is based on the Financial Projections provided by the Debtor for the years 2013 through 2015 (the “Projection Period”) and is subject to, among other things, the assumptions made, procedures followed, matters considered, and the limitations, qualifications and conditions of the review undertaken by Deutsche Bank as described herein (collectively, the “Valuation Qualifications”) and is provided solely for purposes of the Plan of Reorganization and the sole and exclusive use and benefit of the Special Committee of the Debtor’s Board of Directors and the Debtor. The valuation analysis assumes that the Effective Date takes place on or about August 31, 2013 (the “Assumed Effective Date”).

For the purposes of its hypothetical valuation, Deutsche Bank has assumed that no material changes that would affect value will occur between the date hereof and the Assumed Effective Date. Deutsche Bank used the discounted equity value methodology, which involves calculating the future value at such time as the business is reasonably assumed to be normalized from operational and financial perspectives, which is assumed to be at the end of the Projection Period, or December 31, 2015. Based on the Financial Projections and subject to the Valuation Qualifications, Deutsche Bank estimates a hypothetical range of future equity value of Reorganized KDI of approximately $96 million to $127 million as of December 31, 2015, inclusive of a projected net cash balance of approximately $22 million as of December 31, 2015. Based on an August 31, 2013 Assumed Effective Date and subject to the Valuation Qualifications, Deutsche Bank estimates a hypothetical range of Discounted Equity Value of Reorganized KDI of approximately $62 million to $92 million.

Assuming further that 100% of the Reorganized KDI Warrants will be exercised, and based upon the Plan Support Agreement’s contemplated pro forma ownership of Reorganized KDI, the hypothetical range of Discounted Equity Value provided to holders of KDI Interests, subject to the Valuation Qualifications, is $27 million to $40 million ("Warrant Value"), not accounting for the $12.5 million invested by Holders of Interests exercising the Reorganized KDI Warrants. The Debtor has advised Deutsche Bank that, in addition to the Discounted Equity Value, the Debtor also takes into consideration the cash portion of the purchase price for bids that contain a warrant structure, for bids that do not contain a warrant structure, the hypothetical range of warrant value, the estimated amount of Allowed Claims that would be payable under a proposed transaction (including, but not limited to, the Claims of the DIP Facility Lender and the WTI Secured Claims), the bidding incentives due the Plan Sponsor Group, evidence of financial wherewithal to consummate a transaction, certainty of closing, and timing (including the costs of any projected delays thereto). The Debtor did not assign specific weights to any particular analyses or considerations in making its determination.

THE ESTIMATED HYPOTHETICAL RANGE OF FUTURE EQUITY VALUE ASSUMES A VALUATION DATE OF DECEMBER 31, 2015, AND WAS DISCOUNTED AS DISCUSSED ABOVE BASED ON AN ASSUMED EFFECTIVE DATE OF AUGUST 31, 2013. THIS REFLECTS WORK PERFORMED BY DEUTSCHE BANK ON THE BASIS OF INFORMATION CONCERNING THE BUSINESS AND ASSETS OF THE COMPANY AVAILABLE TO DEUTSCHE BANK, AND ECONOMIC, MARKET, AND OTHER CONDITIONS IN EFFECT, AS OF THE DATE HEREOF. IT SHOULD BE UNDERSTOOD THAT, ALTHOUGH SUBSEQUENT DEVELOPMENTS MAY AFFECT DEUTSCHE BANK’S CONCLUSIONS, DEUTSCHE BANK DOES NOT HAVE, AND EXPRESSLY DISCLAIMS, ANY OBLIGATION TO UPDATE, REVISE, OR REAFFIRM ITS ESTIMATE.

In preparing its analysis of the estimated hypothetical range of Discounted Equity Value, Deutsche Bank, among other things: (i) reviewed certain internal and publicly available historical financial information of the Debtor for recent years and interim periods; (ii) reviewed certain internal and public financial and operating data of the Debtor, including the Debtor’s and Reorganized KDI’s financial projections prepared and provided by management relating to its business and its prospects; (iii) met with certain members of senior management and other representatives and advisors of the Debtor and Reorganized KDI regarding the Debtor’s and Reorganized KDI’s operations and future prospects; (iv) compared certain financial and stock market information for the Debtor with, to the extent publicly available, similar information for certain other companies Deutsche Bank considered relevant whose securities are publicly traded; (v) reviewed, to the extent publicly available, the financial terms of certain recent business combinations which we deemed relevant, (vi) considered certain economic and industry information relevant to Reorganized KDI; and (vii) performed such other studies and analyses and considered such other factors as it deemed appropriate.

ALTHOUGH DEUTSCHE BANK CONDUCTED A REVIEW AND ANALYSIS OF THE DEBTOR’S BUSINESS, OPERATING ASSETS AND LIABILITIES AND THE DEBTOR’S AND REORGANIZED KDI’S PROJECTIONS, IT ASSUMED AND RELIED ON THE ACCURACY AND COMPLETENESS OF ALL (I) FINANCIAL AND OTHER INFORMATION AND PROJECTIONS FURNISHED TO IT BY THE DEBTOR, AND (II) PUBLICLY AVAILABLE INFORMATION. IN ADDITION, DEUTSCHE BANK HAS NOT ASSUMED RESPONSIBILITY FOR INDEPENDENT VERIFICATION OF, AND DID NOT INDEPENDENTLY VERIFY, ANY INFORMATION, WHETHER PUBLICLY AVAILABLE OR FURNISHED TO DEUTSCHE BANK, CONCERNING THE DEBTOR OR REORGANIZED KDI, INCLUDING, WITHOUT LIMITATION, ANY PROJECTIONS OR OTHER FINANCIAL INFORMATION, IN CONNECTION WITH DEUTSCHE BANK’S VALUE ESTIMATES. ACCORDINGLY, FOR PURPOSES OF ITS HYPOTHETICAL RANGE OF DISCOUNTED EQUITY VALUE, DEUTSCHE BANK HAS, WITH THE KNOWLEDGE AND PERMISSION OF THE DEBTOR, ASSUMED AND RELIED UPON THE ACCURACY AND COMPLETENESS OF ALL SUCH INFORMATION. DEUTSCHE BANK HAS NOT CONDUCTED A PHYSICAL INSPECTION OF ANY OF THE PROPERTIES OR ASSETS, AND HAS NOT PREPARED, OBTAINED OR REVIEWED ANY INDEPENDENT EVALUATION OR APPRAISAL OF THE DEBTOR OR REORGANIZED KDI, OR ANY OF THEIR RESPECTIVE SUBSIDIARIES IN CONNECTION WITH THE HYPOTHETICAL RANGE OF DISCOUNTED EQUITY VALUE SET FORTH HEREIN, NOR HAS DEUTSCHE BANK EVALUATED THE SOLVENCY OR FAIR VALUE OF THE DEBTOR UNDER ANY LAW RELATING TO BANKRUPTCY, INSOLVENCY OR SIMILAR MATTERS. WITH RESPECT TO ANY PROJECTIONS MADE AVAILABLE TO DEUTSCHE BANK AND USED IN DEUTSCHE BANK’S ANALYSES, DEUTSCHE BANK ASSUMED, WITH THE KNOWLEDGE AND PERMISSION OF THE DEBTOR, THAT SUCH PROJECTIONS WERE REASONABLY PREPARED ON BASES REFLECTING THE BEST CURRENTLY AVAILABLE ESTIMATES AND JUDGMENTS OF THE DEBTOR’S MANAGEMENT AS TO THE MATTERS COVERED THEREBY, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO APPLICABLE AMOUNTS AND TIME PERIODS ESTIMATED BY THE DEBTOR’S MANAGEMENT. IN PROVIDING THE ANALYSES, DEUTSCHE BANK EXPRESSES NO VIEW AS TO THE REASONABLENESS OF SUCH FORECASTS AND PROJECTIONS OR THE ASSUMPTIONS ON WHICH THEY ARE BASED. DEUTSCHE BANK’S HYPOTHETICAL RANGE OF DISCOUNTED EQUITY VALUE SET FORTH HEREIN IS NECESSARILY BASED UPON ECONOMIC, MARKET AND OTHER CONDITIONS AS IN EFFECT ON, AND THE INFORMATION MADE AVAILABLE TO US AS OF, JUNE 7, 2013. DEUTSCHE BANK EXPRESSLY DISCLAIMS ANY UNDERTAKING OR OBLIGATION TO ADVISE ANY PERSON OF ANY CHANGE IN ANY FACT OR MATTER AFFECTING ITS HYPOTHETICAL RANGE OF DISCOUNTED EQUITY VALUE OF WHICH IT BECOMES AWARE AFTER JUNE 7, 2013.

THE ANALYSIS OF DISCOUNTED EQUITY VALUE PREPARED BY DEUTSCHE BANK REPRESENTS THE HYPOTHETICAL RANGE OF DISCOUNTED EQUITY VALUE AND IS BASED ON THE ASSUMPTIONS CONTAINED HEREIN. THE ANALYSIS WAS DEVELOPED SOLELY FOR PURPOSES OF THE FORMULATION AND NEGOTIATION OF A PLAN OF REORGANIZATION AND THE DETERMINATION OF IMPLIED RELATIVE RECOVERIES TO SHAREHOLDERS THEREUNDER. SUCH ESTIMATES REFLECT COMPUTATIONS OF THE RANGE OF DISCOUNTED EQUITY VALUE OF REORGANIZED KDI THROUGH THE APPLICATION OF VARIOUS GENERALLY ACCEPTED VALUATION TECHNIQUES AND DO NOT PURPORT TO REFLECT OR CONSTITUTE APPRAISALS, LIQUIDATION VALUES, OR ESTIMATES OF THE ACTUAL MARKET VALUE THAT MAY BE REALIZED THROUGH THE SALE OF ANY SECURITIES THAT MIGHT BE ISSUED PURSUANT TO THE PLAN, WHICH MAY BE SIGNIFICANTLY DIFFERENT THAN THE AMOUNTS SET FORTH HEREIN. DEUTSCHE BANK HAS ASSUMED THAT, IN ALL RESPECTS MATERIAL TO ITS ANALYSIS, THE REORGANIZATION WILL BE CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE PLAN OF REORGANIZATION, WITHOUT ANY MODIFICATION OR AMENDMENT OF ANY TERM OR CONDITION THAT WOULD BE MATERIAL TO ITS ANALYSIS. DEUTSCHE BANK HAS ASSUMED THAT ALL MATERIAL GOVERNMENTAL, REGULATORY OR OTHER APPROVALS AND CONSENTS REQUIRED IN CONNECTION WITH THE CONSUMMATION OF THE PLAN OF REORGANIZATION WILL BE OBTAINED AND THAT IN CONNECTION WITH OBTAINING ANY NECESSARY GOVERNMENTAL, REGULATORY OR OTHER APPROVALS AND CONSENTS, NO RESTRICTIONS, TERMS OR CONDITIONS WILL BE IMPOSED THAT WOULD BE MATERIAL TO DEUTSCHE BANK’S ANALYSIS. DEUTSCHE BANK IS NOT A LEGAL, REGULATORY, TAX OR ACCOUNTING EXPERT AND HAS RELIED ON THE ASSESSMENTS MADE BY THE DEBTOR AND ITS OTHER ADVISORS WITH RESPECT TO SUCH ISSUES.

THE VALUE OF AN OPERATING BUSINESS IS SUBJECT TO NUMEROUS UNCERTAINTIES AND CONTINGENCIES WHICH ARE DIFFICULT TO PREDICT, AND WILL FLUCTUATE WITH CHANGES IN FACTORS AFFECTING THE FINANCIAL CONDITION AND PROSPECTS OF SUCH A BUSINESS. AS A RESULT, THE ESTIMATE OF THE RANGE OF DISCOUNTED EQUITY VALUE OF REORGANIZED KDI SET FORTH HEREIN IS NOT NECESSARILY INDICATIVE OF ACTUAL OUTCOMES, WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN THOSE SET FORTH HEREIN. BECAUSE SUCH ESTIMATES ARE INHERENTLY SUBJECT TO UNCERTAINTIES, NEITHER THE DEBTOR, DEUTSCHE BANK, NOR ANY OTHER PERSON ASSUMES RESPONSIBILITY FOR THEIR ACCURACY. IN ADDITION, THE VALUATION OF NEWLY ISSUED SECURITIES IS SUBJECT TO ADDITIONAL UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT.

2.	Assumptions regarding Reorganized KDI

Solely for purposes of the Plan of Reorganization, with respect to the hypothetical range of Discounted Equity Value of Reorganized KDI, in addition to other assumptions made, procedures followed, matters considered, and the limitations, qualifications and conditions of the review undertaken by Deutsche Bank, Deutsche Bank has relied, with the Company’s knowledge and permission, upon the following assumptions:

•	The successful reorganization of Reorganized KDI’s businesses and finances;
•	The implementation of Reorganized KDI’s business plan and the achievement of Projections reflected therein;
•	The continuing leadership of the existing senior management team of Reorganized KDI following consummation of the Plan of Reorganization; and
•	The general financial and market conditions will not differ materially from those conditions prevailing as of June 7, 2013 or through the projection period.

Deutsche Bank’s estimate represents a hypothetical range of Discounted Equity Value that reflects the estimated equity value of Reorganized KDI derived through the application of discounted equity value methodology. Such analysis does not purport to represent valuation levels that would be achieved in, or assigned by, the public markets for debt and equity securities or private markets for corporations. Deutsche Bank’s estimate of the hypothetical range of Discounted Equity Value does not purport to be an appraisal or to necessarily reflect the values which may be realized if assets are sold as a going concern, in liquidation, or otherwise.

3.	Valuation Methodology: Discounted Equity Value Analysis

The following is a brief summary of certain financial analyses performed by Deutsche Bank to arrive at its estimate of the hypothetical range of the Discounted Equity Value of Reorganized KDI. The following summary, however, does not purport to be a complete description of the financial analyses performed by Deutsche Bank. Deutsche Bank performed certain procedures, including each of the financial analyses described below, and reviewed the assumptions with management of the Debtor on which such analyses were based and other factors, including the projected financial results of Reorganized KDI. Deutsche Bank’s estimates of the hypothetical range of Discounted Equity Value relied upon the discounted equity value analysis methodology in determining the Discounted Equity Value of Reorganized KDI for reasons described below. The discounted equity value methodology involves calculating the future value at such time as when the business is reasonably assumed to be normalized from operational and financial perspectives, which is assumed to be at the end of the Projection Period, or December 31, 2015 . The methodology is a “forward-looking” approach that discounts the expected future equity value by a discount rate range (“Discount Rate”). The expected future equity value has two components: the present value of the projected net cash on the Reorganized KDI’s balance sheet at December 31, 2015; and the present value of the terminal year enterprise value of the business (representing firm value beyond the time horizon of the projections). The terminal year enterprise value of Reorganized KDI is determined using the comparable company analysis. The comparable company analysis involves identifying a group of publicly traded companies whose businesses are similar to those of Reorganized KDI and then calculating ratios of enterprise value to EBITDA of these companies based upon the public market value of such companies’ securities. Criteria for selecting comparable companies include, among other relevant characteristics, similar lines of business, business risks, growth prospects, business maturity, market presence, and size and scale of operations. Although none of the selected companies is either identical or directly comparable to the Debtor, the companies considered by Deutsche Bank were chosen because they are publicly traded companies with operations that, for purposes of analysis and based on Deutsche Bank’s professional judgment and experience, may be considered similar to certain operations of the Debtor. Accordingly, the selection and analysis of publicly traded comparable companies was not simply mathematical. Rather, it involved complex considerations and qualitative judgments, reflected in Deutsche Bank’s hypothetical analysis, concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of such companies. However, the underlying concept is to develop a premise for relative value, which, when coupled with other approaches, presents a foundation for determining firm value. The ranges of ratios derived were then applied to Reorganized KDI’s projected financial results to derive a range of implied future enterprise values. The projected net cash on Reorganized KDI’s balance sheet at December 31, 2015 is then added to the range of implied future enterprise values, which results in the implied range of Reorganized KDI future equity values. The implied range of Reorganized KDI future equity values is then discounted from the end of calendar year 2015 to August 31, 2013, which is the assumed date of bankruptcy emergence, using the Discount Rate in order to estimate the hypothetical range of Discounted Equity Value of Reorganized KDI.

Deutsche Bank’s discounted equity value analysis is based on the projection of Reorganized KDI’s operating results. This approach relies on the Debtor’s ability to project future operating results with some degree of accuracy. Since Reorganized KDI’s projections reflect significant assumptions made by its management concerning anticipated results, the assumptions and judgments used in the projections may or may not prove correct and therefore, no assurance can be provided that projected results are attainable or will be realized. Deutsche Bank cannot and does not make any representations or warranties as to the accuracy or completeness of Reorganized KDI’s projections.

4.	General

THE PREPARATION OF A HYPOTHETICAL VALUATION RANGE OF DISCOUNTED EQUITY VALUE IS A COMPLEX PROCESS INVOLVING THE APPLICATION OF SUBJECTIVE BUSINESS JUDGMENT IN DETERMINING THE MOST APPROPRIATE AND RELEVANT METHODS OF FINANCIAL ANALYSIS AND THE APPLICATION OF THOSE METHODS TO THE PARTICULAR CIRCUMSTANCES AND, THEREFORE, IS NOT READILY SUSCEPTIBLE TO SUMMARY DESCRIPTION. DEUTSCHE BANK BELIEVES THAT ITS ANALYSES MUST BE CONSIDERED AS A WHOLE AND THAT CONSIDERING ANY PORTION OF SUCH ANALYSES AND OF THE FACTORS CONSIDERED WITHOUT CONSIDERING ALL ANALYSES AND FACTORS COULD CREATE A MISLEADING VIEW OF THE PROCESS UNDERLYING THE ANALYSES. IN ARRIVING AT ITS HYPOTHETICAL VALUATION RANGE OF DISCOUNTED EQUITY VALUE, DEUTSCHE BANK DID NOT ASSIGN SPECIFIC WEIGHTS TO ANY PARTICULAR ANALYSES.

IN CONDUCTING ITS ANALYSES AND ARRIVING AT ITS HYPOTHETICAL VALUATION RANGE OF DISCOUNTED EQUITY VALUE, DEUTSCHE BANK UTILIZED A VARIETY OF GENERALLY ACCEPTED VALUATION METHODS. THE ANALYSES WHICH DEUTSCHE BANK CONDUCTED WERE PREPARED SOLELY FOR THE PURPOSE OF ENABLING DEUTSCHE BANK TO PROVIDE THE HYPOTHETICAL VALUATION RANGE OF DISCOUNTED EQUITY VALUE TO THE DEBTOR AND THE SPECIAL COMMITTEE, AND DO NOT PURPORT TO BE APPRAISALS OR NECESSARILY REFLECT THE PRICES AT WHICH BUSINESSES OR SECURITIES ACTUALLY MAY BE SOLD, WHICH ARE INHERENTLY SUBJECT TO UNCERTAINTY. IN CONNECTION WITH ITS ANALYSES, DEUTSCHE BANK, WITH THE COMPANY’S KNOWLEDGE AND PERMISSION, MADE, AND WAS PROVIDED BY THE MANAGEMENT OF THE DEBTOR WITH, NUMEROUS ASSUMPTIONS WITH RESPECT TO INDUSTRY PERFORMANCE, GENERAL BUSINESS AND ECONOMIC CONDITIONS AND OTHER MATTERS, MANY OF WHICH ARE BEYOND THE CONTROL OF DEUTSCHE BANK OR THE DEBTOR. ANALYSES BASED ON ESTIMATES OR FORECASTS OF FUTURE RESULTS ARE NOT NECESSARILY INDICATIVE OF ACTUAL PAST OR FUTURE VALUES OR RESULTS, WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN SUGGESTED BY SUCH ANALYSES. BECAUSE SUCH ANALYSES ARE INHERENTLY SUBJECT TO UNCERTAINTY, BEING BASED UPON NUMEROUS FACTORS OR EVENTS BEYOND THE CONTROL OF THE DEBTOR OR ITS ADVISORS, NONE OF THE DEBTOR, DEUTSCHE BANK OR ANY OTHER PERSON ASSUMES RESPONSIBILITY IF FUTURE RESULTS OR ACTUAL VALUES ARE MATERIALLY DIFFERENT FROM THESE FORECASTS OR ASSUMPTIONS.

EXHIBIT G

Equity Committee Letter

EXHIBIT G

William R. Baldiga
direct dial: (212) 209-4942
wbaldiga@brownrudnick.com

June 14, 2013

To All KIT digital Shareholders:

Re:       The Official Equity Committee’s Present View of the KIT digital Plan Process

On May 31, 2013, the Office of the United States Trustee (a division of the United States Department of Justice) formed an Official Equity Committee to act as the fiduciary representative of the interests of all KIT digital shareholders and other equity securities. The Equity Committee retained this law firm as its counsel and FTI Consulting, Inc. as its financial advisor. This letter is to provide to you the initial views and opinions of the Equity Committee as to KIT digital’s plan process conducted to date. AS THE EQUITY COMMITTEE HAS NOT YET HAD THE OPPORTUNITY TO EVALUATE THE ACCURACY OF ANY OF THE INFORMATION PROVIDED BY KIT DIGITAL, THESE VIEWS MAY CHANGE IN THE WEEKS AHEAD AND ACCORDINGLY SHOULD BE CONSIDERED PRELIMINARY AND SUBJECT TO CHANGE AS MORE ANALYSIS IS PERMITTED.

The Disclosure Statement to which this letter is attached has been prepared by KIT digital based on its own opinions. The Equity Committee strongly disagrees with some of KIT digital's opinions. Specifically, the Equity Committee believes that KIT digital has failed to conduct an adequate effort to attract bids other than from what the Disclosure Statement defines as the “Plan Sponsor Group.” One of the members of the Plan Sponsor Group is an affiliate of KIT digital's chief executive officer. KIT digital and its professionals are also constrained by the no-shop provisions in the Plan Support Agreement which was required by the Plan Sponsor Group, and so KIT digital and its professional advisors have not been able to pursue other potential bidders since at least April 2013. KIT digital has also failed to make available to other prospective bidders due diligence information since late April 2013. The Equity Committee believes that the Special Committee of KIT digital’s Board of Directors, based solely on criteria that has not been vetted by the Court or reviewed by the Equity Committee or other parties in this case, has itself determined a view of the value of the Plan Sponsor Group’s bid, and has imposed its own view of that value as the threshold for the ability of any other party to obtain due diligence since at least April 2013.

The Equity Committee believes that KIT digital's continuing failure to permit other potential bidders access to current financial information and other due diligence, and the Special Committee’s unilateral value threshold, have erected unfair barriers to potentially competing bidders.

The Equity Committee has informed KIT digital and the Bankruptcy Court that it is committed to obtaining whatever appropriate relief may be necessary to ensure that all qualified bidders have full access to all necessary due diligence on reasonable terms, and to compete for the acquisition of KIT digital or its assets on a level playing field, so that the bidder providing the highest value to all creditors and shareholders will prevail in the process to be conducted over the coming weeks. At this point, the Equity Committee has not been provided sufficient information to recommend to shareholders to vote to accept or to reject the KIT digital plan in its present form. However, the Equity Committee hopes to obtain additional information, and to ensure that qualified other bidders have the opportunity to submit competing bids, so that the Equity Committee is able to make a further recommendation to shareholders prior to the deadline by which your votes to accept or reject must be submitted.

June 14, 2013

If you are a shareholder of KIT digital, and wish to obtain courtesy copies of legal papers filed by the Equity Committee in the weeks ahead, please send your contact information (including email address) to cennis@brownrudnick.com.

DISCLAIMER: THIS LETTER HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT. THIS LAW FIRM REPRESENTS ONLY THE OFFICIAL EQUITY COMMITTEE, AND NOT EACH INDIVIDUAL SHAREHOLDER. WE CANNOT ASSURE THE ACCURACY OF ANY OF THE INFORMATION PROVIDED TO DATE, SO WE ASK THAT YOU NOT RELY ON ANY OF THE STATEMENTS MADE IN THIS LETTER AS TO KIT DIGITAL OR KIT DIGITAL’S PROSPECTS OR SALE PROCESS, AS DEFINITIVE. YOU SHOULD CONSULT WITH YOUR OWN LAWYER AS TO ANY DECISIONS YOU MAY MAKE CONCERNING KIT DIGITAL OR THE MATTERS DESCRIBED IN THIS LETTER.

Thank you.

Very truly yours,

Brown Rudnick LLP

William R. Baldiga

WRB/ljc

cc:         Bennett Silverberg, Esq.